Filed pursuant to Rule 424(b)(5)
Registration No. 333-194233

PROXY STATEMENT/PROSPECTUS

Central Community Corporation, holding company for

MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

The boards of directors of BancorpSouth, Inc. (“BancorpSouth”) and Central Community Corporation (“Central Community”) have approved an agreement and plan of reorganization (the “Merger Agreement”) to merge our two companies. If Central Community stockholders vote to approve the Merger Agreement and the transactions contemplated thereby, and the merger is completed, Central Community will merge with and into BancorpSouth, Central Community’s subsidiary bank, First State Bank Central Texas (the “Bank”), will merge with and into BancorpSouth Bank (“BancorpSouth Bank”), a subsidiary of BancorpSouth, and Central Community stockholders (other than Central Community stockholders who properly exercise their rights to dissent from the merger) will have the right to receive an aggregate of (i) 7,250,000 shares of BancorpSouth common stock and (ii) $28,500,000 in cash, subject to downward adjustment as set forth in the Merger Agreement.

The number of shares of BancorpSouth common stock that Central Community stockholders may receive in the merger is fixed. The dollar value of this common stock will change depending on fluctuations in the market price and will not be known at the time Central Community stockholders vote on the merger. Based on 35,057 shares of Central Community common stock that are expected to be exchanged in the merger, holders of Central Community common stock would receive approximately 206.8061 shares of BancorpSouth common stock (plus cash in lieu of any fractional shares) and approximately $812.96 in cash, subject to an expected downward adjustment as described in the Merger Agreement and further described herein, for each share of Central Community common stock they own. BancorpSouth’s common stock is listed on the New York Stock Exchange under the symbol “BXS” and the closing price of BancorpSouth’s common stock on March 19, 2014 was $25.47 per share.

Additionally, the amount of per share merger consideration to be received is dependent upon the number of shares of Central Community common stock issued and outstanding immediately prior to the effective time of the merger and whether the expected downward adjustment to the merger consideration provided in the Merger Agreement occurs. Consequently, the exact per share merger consideration to be received as a result of the merger will not be known at the time Central Community stockholders vote on the merger.

This Proxy Statement/Prospectus provides you with detailed information about the proposed merger between BancorpSouth and Central Community. This document also contains information about BancorpSouth and Central Community. We encourage you to carefully read and consider this Proxy Statement/Prospectus in its entirety. You can obtain additional information about BancorpSouth from documents that it has filed with the Securities and Exchange Commission. For information on how to obtain copies of these documents, you should refer to the section of this document entitled “WHERE YOU CAN FIND MORE INFORMATION,” which begins on page 75.

You should carefully consider the risk factors described beginning on page 12 of this Proxy Statement/Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of BancorpSouth common stock to be issued under this Proxy Statement/Prospectus or determined if this Proxy Statement/Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Shares of BancorpSouth common stock are not savings or deposit accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this Proxy Statement/Prospectus is March 24, 2014,

and it is first being mailed to the stockholders of Central Community on or about March 24, 2014.

Central Community Corporation,

The holding company for

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 24, 2014

TO THE STOCKHOLDERS OF CENTRAL COMMUNITY CORPORATION:

This serves as notice to you that a special meeting of stockholders of Central Community Corporation (“Central Community”) will be held on April 24, 2014 at 4:00 p.m., Central Time, at 2027 South 61st Street, Temple, Texas 76504, for the purpose of considering and voting upon the approval of the Agreement and Plan of Reorganization (the “Merger Agreement”), dated as of January 22, 2014, between Central Community and BancorpSouth, Inc. (“BancorpSouth”), which provides for the merger of Central Community with and into BancorpSouth as more fully described in the accompanying Proxy Statement/Prospectus, the transactions contemplated by the Merger Agreement, and, if necessary, to adjourn the special meeting to a later date.

Only holders of record of Central Community common stock at the close of business on March 18, 2014 (the “record date”) are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting. Each share of Central Community is entitled to one vote. Approval of the Merger Agreement requires approval by an affirmative vote of at least a majority of the outstanding shares of Central Community’s common stock entitled to vote on the proposal.

All directors and certain executive officers of Central Community have entered into a voting agreement with BancorpSouth whereby they have agreed to vote their shares of Central Community common stock in favor of the merger. On the record date, these stockholders represented 11,948 (34.08%) of the shares of Central Community common stock entitled to vote at the Central Community special meeting.

The board of directors of Central Community has unanimously approved the Merger Agreement and the transactions contemplated thereby, and recommends that Central Community stockholders vote “FOR” approval of the Merger Agreement and the transactions contemplated thereby.

Under the terms of the Merger Agreement, if the Merger Agreement is approved and the merger is completed, all outstanding shares of Central Community common stock will be converted into the right to receive an aggregate of (i) 7,250,000 shares of BancorpSouth common stock and (ii) $28,500,000 in cash, subject to an expected downward adjustment as set forth in the Merger Agreement.

The amount of per share merger consideration to be received is dependent upon the number of shares of Central Community common stock issued and outstanding immediately prior to the effective time of the merger and whether the expected downward adjustment to the merger consideration provided in the Merger Agreement occurs. Consequently, you will not know the exact per share merger consideration you will receive as a result of the merger when you vote on the Merger Agreement and the transactions contemplated thereby. There were 35,057 shares of Central Community common stock issued and outstanding as of March 18, 2014, the date of the Merger Agreement. Assuming the same number of shares of Central Community common stock are issued and outstanding at the effective time of the merger, and subject to the expected downward adjustment to the cash component of the merger consideration, you would receive (i) 206.8061 shares of BancorpSouth common stock and (ii) cash equal to approximately $812.96, for each share of Central Community stock that you own with cash to be paid in lieu of any remaining fractional share interest.

The actual value received by Central Community’s stockholders in the aggregate and on a per share basis will fluctuate based on the price of BancorpSouth’s common stock, the number of shares of Central Community common stock outstanding and the extent of any downward adjustment to the merger consideration.

Notice of Right to Dissent. Dissenting stockholders who comply with the procedural requirements of the Delaware General Corporation Law will be entitled to receive payment of the “fair value” of their shares. A copy of Section 262 of the Delaware General Corporation Law containing the procedural requirements to exercise dissenters’ rights is attached as Annex B to the accompanying Proxy Statement/Prospectus. In addition, please see the section entitled “THE MERGER – Dissenters’ Rights” in the accompanying Proxy Statement/Prospectus for a discussion of the procedures to be followed in asserting these dissenters’ rights.

Please mark, sign, date and return the enclosed proxy card promptly, whether or not you plan to attend the special meeting. All Central Community stockholders are invited to attend the special meeting. To ensure your representation at the special meeting, please complete and promptly mail the enclosed proxy card in the enclosed postage paid business reply envelope. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. If you do not vote your proxy, the effect will be the same as a vote against the Merger Agreement and the transactions contemplated thereby. You may revoke your proxy at any time before it is voted.

Please review the Proxy Statement/Prospectus accompanying this notice for more complete information regarding the proposed merger and the special meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

Donald R. Grobowsky
Chairman of the Board and Chief Executive Officer

March 24, 2014

ADDITIONAL INFORMATION

This Proxy Statement/Prospectus incorporates important business and financial information about BancorpSouth from documents that are not included in or delivered with this Proxy Statement/Prospectus. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 75. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from BancorpSouth at the following address:

BancorpSouth, Inc.

One Mississippi Plaza

Tupelo, Mississippi 38804

(662) 680-2000

Attention: Corporate Secretary

In order to receive timely delivery of requested documents in advance of Central Community’s special meeting of stockholders, your request should be received no later than April 17, 2014.

You also may obtain these documents at the Securities and Exchange Commission’s web site, http://www.sec.gov, and at BancorpSouth’s web site, http://www.bancorpsouth.com, by selecting “Investor Relations” and then selecting “SEC Filings.” We have included the web addresses of the Securities and Exchange Commission and BancorpSouth as inactive textual references only. Except as specifically incorporated by reference into this Proxy Statement/Prospectus, information on those web sites is not part of this Proxy Statement/Prospectus.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING	1

SUMMARY	4
The Companies (Pages 57, 58)	4
The Merger (Page 24)	4
What Central Community Stockholders Will Receive in the Merger (Page 44)	4
BancorpSouth’s Stock Price Will Fluctuate (Page 44, 56)	5
Special Meeting (Page 21)	5
The Board of Directors of Central Community Recommends that its Stockholders Approve the Merger Agreement (Page 25)	5
Vote Required to Complete the Merger (Page 22)	5
Record Date; Voting Power (Page 22)	6
Background of the Merger (Page 24)	6
Why BancorpSouth and Central Community are Seeking to Merge (Page 25)	6
Opinion of Financial Advisor to Central Community (Page 27)	6
Management Following the Merger (Page 54)	6
Federal Income Tax Consequences (Page 35)	7
Accounting Treatment (Page 35)	7
Interests of Central Community Management and Directors in the Merger (Page 41)	7
Central Community Stockholders May Dissent from the Merger (Page 38)	8
We Must Obtain Regulatory Approvals to Complete the Merger (Page 34)	8
Conditions to Complete the Merger (Page 51)	8
Termination of the Merger Agreement (Page 52)	9
Termination Fee (Page 53)	10
Comparative Per Share Market Price Information (Page 19)	10
Comparison of Rights of Stockholders (Page 62)	11
Prior Execution of Agreement and Plan of Reorganization by and between Ouachita Bancshares and BancorpSouth (Page 57)	11

RISK FACTORS	12
Because the market price of BancorpSouth common stock will fluctuate, you cannot be sure of the value of the stock consideration you may receive.	12
We may fail to achieve the anticipated benefits of the merger.	12
BancorpSouth may fail to realize the cost savings estimated for the merger.	12
The market price of shares of BancorpSouth common stock after the merger may be affected by factors different from those affecting shares of Central Community or BancorpSouth currently.	12
The executive officers and directors of Central Community have interests different from typical Central Community stockholders.	12
Former stockholders of Central Community will be limited in their ability to influence BancorpSouth’s actions and decisions following the merger.	13
The merger may result in a loss of current Central Community employees.	13
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.	13
The Merger Agreement limits Central Community’s ability to pursue an alternative transaction and requires Central Community to pay a termination fee plus expenses incurred by BancorpSouth under certain circumstances relating to alternative acquisition proposals.	13
The fairness opinion obtained by Central Community from its financial advisor will not reflect changes in circumstances subsequent to the date of the fairness opinion.	13
The combination and integration of both Central Community and Ouachita Bancshares may be more difficult, costly or time consuming than expected and some or all of the expected benefits of these acquisitions may not be realized.	14

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF BANCORPSOUTH	15

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF CENTRAL COMMUNITY	17

COMPARATIVE PER SHARE DATA	19

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	20

THE SPECIAL MEETING	21
General	21

Annex A:	Agreement and Plan of Reorganization	A-1
Annex B:	Section 262 of the Delaware General Corporation Law Relating to Dissenters’ Rights	B-1
Annex C:	Opinion of Commerce Street Capital, LLC.	C-1

QUESTIONS AND ANSWERS

ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	What is the proposed transaction and what am I being asked to vote upon?

A:	You are being asked to vote on a proposal to approve a merger in which Central Community will merge with and into BancorpSouth, with BancorpSouth surviving. It is contemplated that immediately thereafter, the Bank will merge with and into BancorpSouth Bank, with BancorpSouth Bank surviving. After the merger, you will no longer own shares of Central Community common stock and will receive the per share merger consideration.

Q:	What do I need to do now?

A:	After you carefully read this Proxy Statement/Prospectus, please vote your proxy promptly by indicating on the enclosed proxy card how you want to vote, and by signing and mailing the proxy card in the enclosed postage paid business reply envelope as soon as possible so that your shares may be represented at the special meeting of stockholders.

Regardless of whether you plan to attend the special meeting in person, we encourage you to vote your proxy promptly. This will help to ensure that a quorum is present at the special meeting and will help reduce the costs associated with the solicitation of proxies.

The board of directors of Central Community unanimously recommends that stockholders vote “FOR” approval of the Merger Agreement and the transactions contemplated thereby.

Q:	Why is my vote important?

A:	Pursuant to the Delaware General Corporation Law, the Merger Agreement must be approved by an affirmative vote of at least a majority of the outstanding shares of Central Community’s common stock entitled to vote on the proposal. Accordingly, if you abstain, it will have the same effect as a vote against approval of the Merger Agreement.

Q:	Can I change my vote after I have delivered my proxy card?

A:	You may change your vote at any time before your proxy is voted at your meeting. You can do this in any of the following three ways:

•	by sending a written notice to the corporate secretary of the board of Central Community in time to be received before the special meeting stating that you would like to revoke your proxy;

•	by completing, signing and dating another proxy card and returning it by mail in time to be received before the special meeting, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

•	if you are a holder of record, by attending the special meeting and voting in person, although attendance by itself will not revoke a previously granted proxy.

If your shares are held in an account at a broker, you should contact your broker to change your vote.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	You should instruct your broker to vote your shares, following the directions your broker provides. Your broker will generally not have the discretion to vote your shares without your instructions.

Q:	Will I be able to trade the shares of BancorpSouth common stock I receive in the merger?

A:	Yes. The BancorpSouth common stock issued pursuant to the merger will be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be listed on the New York Stock Exchange under the symbol “BXS.” All shares of BancorpSouth common stock that you receive in the merger will be freely transferable and will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any Central Community stockholder who may be deemed to be an “affiliate” of BancorpSouth after completion of the merger. An affiliate of a corporation, as defined by the rules promulgated under the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that corporation. Affiliates generally include directors, executive officers and beneficial owners of 10% or more of a company’s capital stock. Former Central Community stockholders who are not affiliates of BancorpSouth after the completion of the merger may sell their shares of BancorpSouth common stock received in the merger at any time. Former Central Community stockholders who become affiliates of BancorpSouth after completion of the merger will be subject to the volume and sale limitations of Rule 144 under the Securities Act until they are no longer affiliates of BancorpSouth. This Proxy Statement/Prospectus does not cover resales of BancorpSouth common stock received by any person upon completion of the merger, and no person is authorized to make any use of or rely on this Proxy Statement/Prospectus in connection with or to effect any resale of BancorpSouth shares.

Q:	What is the aggregate amount of consideration to be paid by BancorpSouth in the merger?

A:	Under the terms of the Merger Agreement, if the Merger Agreement is approved and the merger is completed, all outstanding shares of Central Community common stock will be converted into the right to receive an aggregate of (i) 7,250,000 shares of BancorpSouth common stock and (ii) $28,500,000 in cash, subject to downward adjustment as set forth in the Merger Agreement.

Q:	What will I receive in connection with the merger?

A:	The amount of per share merger consideration to be received is dependent on the number of shares of Central Community common stock issued and outstanding immediately prior to the effective time of the merger and whether any downward adjustment to the merger consideration as set forth in the Merger Agreement occurs. Consequently, you will not know the exact per share merger consideration you will receive as a result of the merger when you vote on the Merger Agreement. There were 35,057 shares of Central Community common stock issued and outstanding as of March 18, 2014. Assuming no additional shares of Central Community common stock are issued before the closing of the merger and further assuming no downward adjustment to the cash component of the merger consideration, you would receive (i) 206.8061 shares of BancorpSouth Common Stock and (ii) cash consideration of approximately $812.96, for each share of Central Community common stock that you own with cash to be paid in lieu of any remaining fractional share interest.

Q:	Who will be on the board of directors of BancorpSouth after the merger?

A:	Following the merger, the board of directors of BancorpSouth will consist of 19 members. Eighteen of these directors will be the current members of the board of directors of BancorpSouth. For more information on these individuals, see BancorpSouth’s filings incorporated by reference as described under “WHERE YOU CAN FIND MORE INFORMATION” in this Proxy Statement/Prospectus. Donald R. Grobowsky, the current chairman, president, and chief executive officer of Central Community, will be joining the BancorpSouth board of directors as the nineteenth member. If, prior to the closing date, Mr. Grobowsky becomes unavailable for any reason to serve as a member of the board of directors of BancorpSouth following the merger, the board of directors of BancorpSouth will continue with its current 18 members. See “THE MERGER AGREEMENT - Management and Operations Following the Merger” for biographical information with respect to Mr. Grobowsky.

Q:	What are the U.S. federal income tax consequences of the merger to the stockholders?

A:	The merger has been structured to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). As a result of the merger’s qualification as a reorganization, it is anticipated that Central Community stockholders will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of shares of Central Community common stock for shares of BancorpSouth common stock, except with respect to cash received in connection with the merger and cash delivered in lieu of fractional shares of BancorpSouth common stock and except for Central Community stockholders who exercise their dissenters’ rights with respect to the merger.

This tax treatment may not apply to all Central Community stockholders. You should consult your own tax advisor for a full understanding of the merger’s tax consequences that are particular to you.

Central Community may distribute the shares of certain subsidiaries or property to its stockholders prior to the effective time of the merger. The nature of any future distribution is not yet known and therefore the U.S. federal income tax consequences to Central Community stockholders arising from any such distribution cannot be described herein with any accuracy. Any pre-merger distribution of property will be treated separately from the merger for U.S. federal income tax purposes. The discussion contained herein under the caption “THE MERGER – Material United States Federal Income Tax Consequences” does not address the U.S. federal income tax consequences of any pre-merger distribution to the holders of Central Community’s common stock. Central Community will provide additional information to its stockholders regarding any pre-merger distribution in a separate mailing. You should consult your own tax advisor for a full understanding of any tax consequences related to any pre-merger distribution that is applicable or may be applicable to you.

Q:	What is the purpose of this Proxy Statement/Prospectus?

A:	This document serves as Central Community’s proxy statement and as BancorpSouth’s prospectus. As a proxy statement, this document is being provided to Central Community’s stockholders because Central Community’s board of directors is soliciting proxies to vote to approve the Merger Agreement. As a prospectus, this document is being provided to Central Community’s stockholders by BancorpSouth because BancorpSouth is offering them shares of BancorpSouth common stock in exchange for their shares of Central Community’s common stock if the merger is completed.

Q:	Is there other information I should consider?

A:	Yes. Much of the business and financial information about BancorpSouth that may be important to you is not included directly in this document. Instead, this information is incorporated into this document by references to documents separately filed by BancorpSouth with the Securities and Exchange Commission (the “SEC”). This means that BancorpSouth may satisfy its disclosure obligations to you by referring you to one or more documents separately filed by it with the SEC. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 75 for a list of documents that BancorpSouth has incorporated by reference into this Proxy Statement/Prospectus and for instructions on how to obtain copies of these documents. The documents are available to you without charge.

Q:	What if I choose not to read the documents incorporated by reference?

A:	Information that is incorporated from another document is considered to have been disclosed to you whether or not you choose to read the document. Information contained in a document that is incorporated into this Proxy Statement/Prospectus by reference is part of this Proxy Statement/Prospectus, unless it is superseded by information contained directly in this Proxy Statement/Prospectus or in documents filed by BancorpSouth with the SEC after the date of this Proxy Statement/Prospectus.

Q:	Should I send in my Central Community stock certificates now?

A:	No. As soon as practicable after the effective time of the merger, Registrar and Transfer Company, BancorpSouth’s exchange agent, will send each stockholder of record of Central Community a letter of transmittal containing instructions for exchanging their stock certificates. Please do not send in your Central Community stock certificates with your proxy card. Stock certificates and letters of transmittal should be returned to the exchange agent in accordance with the instructions contained in the letters of transmittal.

Q:	Whom do I contact if I have questions about the merger?

A:	If you have more questions about the merger, including procedures for voting your shares, you should contact:

Central Community Corporation

P.O. Box 6136

Temple, Texas 76503

Attention: Donald R. Grobowsky, Chairman of the Board and Chief Executive Officer

Phone Number: (254) 771-5862

Q:	When and where will the special meeting of stockholders of Central Community be held?

A:	The special meeting of stockholders of Central Community will be held on April 24, 2014 at 4:00 p.m., Central Time, at 2027 South 61st Street, Temple, Texas 76504.

Q:	Who is entitled to vote at the special meeting of stockholders of Central Community?

A:	Only holders of record of Central Community common stock at the close of business on March 18, 2014 are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger during the second quarter of 2014, although delays could occur.

Q:	Are there any risks I should consider in deciding whether I vote for the Merger Agreement?

A:	Yes. Set forth under the heading of “RISK FACTORS,” beginning on page 12, are a number of risk factors that you should consider carefully.

SUMMARY

This summary highlights selected information from this Proxy Statement/Prospectus. It does not contain all of the information that is important to you. You should carefully read this entire Proxy Statement/Prospectus and the documents to which it refers in order to understand fully the merger and to obtain a more complete description of the companies and the legal terms of the merger. For information on how to obtain copies of documents referred to in this Proxy Statement/Prospectus, you should read the section entitled “WHERE YOU CAN FIND MORE INFORMATION.” Each item in this summary includes a page reference that directs you to a more complete description in this Proxy Statement/Prospectus of the topic discussed.

The Companies (Pages 57, 58)

BANCORPSOUTH, INC.

One Mississippi Plaza

Tupelo, Mississippi 38804

(662) 680-2000

BancorpSouth (NYSE: BXS) is incorporated in Mississippi and is a financial holding company under the Bank Holding Company Act of 1956. BancorpSouth conducts its operations through its bank subsidiary, BancorpSouth Bank, and its banking-related subsidiaries. BancorpSouth Bank operates 292 commercial banking, mortgage and insurance locations in Alabama, Arkansas, Florida, Louisiana, Mississippi, Missouri, Tennessee and Texas, including an insurance location in Illinois. As of December 31, 2013, BancorpSouth had total assets of approximately $13.0 billion, deposits of approximately $10.8 billion and shareholders’ equity of approximately $1.5 billion.

On January 8, 2014, BancorpSouth announced that it entered into a definitive agreement to acquire Ouachita Bancshares Corp. (“Ouachita Bancshares”) and its subsidiary bank, Ouachita Independent Bank, a Louisiana state bank with total assets of approximately $652.2 million, total loans of approximately $477.8 million, total deposits of approximately $549.7 million and shareholders’ equity of approximately $53.1 million as of December 31, 2013. Ouachita Independent Bank is a full service commercial bank with 13 locations in Louisiana and one location in Mississippi. The merger has been approved by the board of directors of both companies and is expected to close during the second quarter of 2014. The transaction is subject to certain conditions, including the approval by shareholders of Ouachita Bancshares and customary regulatory approvals.

CENTRAL COMMUNITY CORPORATION

5550 SW H.K. Dodgen Loop

Temple, Texas 76504

(254) 771-5862

Central Community is incorporated in Delaware, based in Temple, Texas, and conducts its operations through the Bank. As of December 31, 2013, Central Community had total assets of approximately $1.3 billion, total loans of approximately $555.5 million, total deposits of approximately $1.1 billion and stockholders’ equity of approximately $128.2 million.

The Merger (Page 24)

BancorpSouth and Central Community entered into the Merger Agreement whereby Central Community will merge with and into BancorpSouth, with BancorpSouth surviving, and the Merger Agreement provides that the Bank will merge with and into BancorpSouth Bank pursuant to a separate agreement, subject to stockholder and regulatory approval and other conditions. The Merger Agreement is attached to this Proxy Statement/Prospectus as Annex A. You should read it carefully. Subject to stockholder and regulatory approval, BancorpSouth and Central Community hope to complete the merger during the second quarter of 2014.

What Central Community Stockholders Will Receive in the Merger (Page 44)

Under the terms of the Merger Agreement, if the Merger Agreement and the transactions contemplated thereby are approved and the merger is completed, all outstanding shares of Central Community common stock will be converted into the right to receive an aggregate of (i) 7,250,000 shares of BancorpSouth common stock and (ii) $28,500,000 in cash, subject to an expected downward adjustment as set forth in the Merger Agreement as further described herein.

The amount of per share merger consideration to be received is dependent on the number of shares of Central Community common stock issued and outstanding immediately prior to the effective time of the merger and whether the expected downward adjustment to the cash component of the merger consideration pursuant to the Merger Agreement occurs. Consequently, you will not know the exact per share merger consideration you will receive as a result of the merger when you vote on the Merger

Agreement. There were 35,057 shares of Central Community common stock issued and outstanding as of March 18, 2014. Assuming no additional shares of Central Community common stock are issued before the closing of the merger and further subject to an expected downward adjustment to the cash component of the merger consideration, you would receive (i) 206.8061 shares of BancorpSouth common stock and (ii) cash consideration of approximately $812.96, for each share of Central Community common stock that you own with cash to be paid in lieu of any remaining fractional share interest.

The actual value received by Central Community’s stockholders in the aggregate and on a per share basis will fluctuate based on the price of BancorpSouth’s common stock, the number of shares of Central Community common stock outstanding and the extent of the expected downward adjustment to the merger consideration, if such downward adjustment occurs.

At the effective time of the merger and assuming the transaction between BancorpSouth and Ouachita Bancshares closes prior to the closing of the merger, persons who are BancorpSouth shareholders immediately prior to the merger would own approximately 93% of the outstanding shares of common stock of the combined company and persons who are Central Community stockholders immediately prior to the merger would own approximately 7% of the outstanding shares of common stock of the combined company.

Central Community stockholders may dissent from the merger and receive the fair value of their shares of Central Community common stock in cash. A copy of the Delaware statute describing these dissenters’ rights and the procedures for exercising them is attached as Annex B to this Proxy Statement/Prospectus.

BancorpSouth’s Stock Price Will Fluctuate (Page 44, 56)

BancorpSouth expects the market price of its common stock to fluctuate as a result of market factors beyond its control before and after the merger. Because the market price of BancorpSouth common stock may fluctuate, the value of the shares of BancorpSouth common stock that Central Community stockholders may receive in the merger might increase or decrease prior to completion of the merger. BancorpSouth cannot assure Central Community stockholders that the market price of BancorpSouth common stock will not decrease before or after completion of the merger. You should obtain current market quotations for the shares of BancorpSouth common stock from a newspaper, the Internet or your broker. BancorpSouth common stock is listed on the New York Stock Exchange under the symbol “BXS.”

Special Meeting (Page 21)

A special meeting of the stockholders of Central Community will be held at the following time and place:

April 24, 2014

4:00 p.m. (Central Time)

Central Community Corporation

2027 South 61st Street

Temple, Texas 76504

At the special meeting, stockholders of Central Community will be asked to approve the Merger Agreement between Central Community and BancorpSouth and the transactions contemplated thereby and any adjournment of the special meeting, if necessary.

The Board of Directors of Central Community Recommends that its Stockholders Approve the Merger Agreement (Page 25)

The board of directors of Central Community unanimously approved the Merger Agreement, believes that the merger between Central Community and BancorpSouth is in the best interests of Central Community stockholders and recommends that Central Community stockholders vote “FOR” the proposal to approve the Merger Agreement and the transactions contemplated thereby. This belief is based on a number of factors described in this Proxy Statement/Prospectus.

Vote Required to Complete the Merger (Page 22)

The Merger Agreement must be approved by an affirmative vote of at least a majority of the outstanding shares of Central Community’s common stock entitled to vote on the proposal. Central Community expects that its executive officers and directors will vote all of their shares of Central Community common stock in favor of the Merger Agreement. Additionally, pursuant to the terms of a voting agreement required by the Merger Agreement, each member of the board of directors of Central Community and certain officers of Central Community and the Bank are required to vote in favor of the Merger Agreement.

The following chart describes the Central Community stockholder vote required to approve the Merger Agreement:

Number of shares of Central Community common stock outstanding on March 18, 2014	35,057
Number of votes necessary to approve the Merger Agreement	17,529
Percentage of outstanding shares of Central Community common stock necessary to approve the Merger Agreement	>50%
Number of votes that executive officers, directors and their affiliates can cast as of March 18, 2014	11,948
Percentage of votes that executive officers, directors and their affiliates can cast as of March 18, 2014	34.08%

Record Date; Voting Power (Page 22)

You can vote at the special meeting of Central Community stockholders if you owned Central Community common stock as of the close of business on March 18, 2014, the record date set by the Central Community board of directors. Each share of Central Community common stock is entitled to one vote. On the record date, there were 35,057 shares of Central Community common stock outstanding and entitled to vote on the Merger Agreement.

Background of the Merger (Page 24)

In November 2013, Central Community engaged Commerce Street Capital, LLC (“Commerce Street Capital”) to act as its exclusive agent to provide investment banking and financial advisory services in relation to the evaluation, structure and possible negotiation of a potential business combination. After reviewing the information delivered by Commerce Street Capital and considering its own strategic plans, on September 26, 2013, BancorpSouth’s management submitted a proposal for a merger with Central Community. After considering the proposal, the management of Central Community, in consultation with Commerce Street Capital, elected to accept BancorpSouth’s proposal and enter into exclusive negotiations with BancorpSouth. Following their entry into exclusive negotiations, the parties and their representatives began negotiation of a Merger Agreement and continued to negotiate the terms of the Merger Agreement until it was signed on January 22, 2014.

On January 21, 2014, following presentations from its legal and financial advisors, Central Community’s board of directors unanimously approved the Merger Agreement. On January 22, 2014, BancorpSouth’s board of directors unanimously approved the Merger Agreement. The Merger Agreement was executed by the parties as of January 22, 2014.

Why BancorpSouth and Central Community are Seeking to Merge (Page 25)

The merger will combine the strengths of BancorpSouth and Central Community and their subsidiary banks. BancorpSouth has an established presence in east Texas with plans to expand its current east Texas footprint into the central Texas market. Joining with BancorpSouth will provide Central Community’s customers opportunities offered by a large, resourceful, community-minded bank. BancorpSouth has been actively seeking banking locations in the central Texas area to expand its presence in Texas, particularly in the Interstate 35 corridor in Texas. The proposed merger with Central Community accelerates BancorpSouth’s opportunity to grow in Texas and brings to BancorpSouth’s team a number of outstanding bankers. BancorpSouth currently operates 292 commercial banking, mortgage, and insurance locations in Alabama, Arkansas, Florida, Louisiana, Mississippi, Missouri, Tennessee and Texas, including an insurance location in Illinois, with total assets of $13.0 billion. BancorpSouth’s management views the Interstate 35 corridor in Texas as a logical growth area for its community style of banking.

Opinion of Financial Advisor to Central Community (Page 27)

Commerce Street Capital has delivered to the board of directors of Central Community its written opinion, dated January 17, 2014, that, based upon and subject to the various considerations set forth in its opinion, the total transaction consideration to be paid to the stockholders of Central Community is fair from a financial point of view as of such date. In requesting Commerce Street Capital’s advice and opinion, no instructions were given and no limitations were imposed by Central Community upon Commerce Street Capital with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of the opinion of Commerce Street Capital dated January 17, 2014, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C to this Proxy Statement/Prospectus. Central Community stockholders should read this opinion in its entirety.

Management Following the Merger (Page 54)

The officers and directors of each of BancorpSouth and BancorpSouth Bank immediately prior to the effective time of the merger will continue to be the officers and directors of BancorpSouth and BancorpSouth Bank, respectively, following the merger. Mr. Donald R. Grobowsky, the current chairman, president, and chief executive officer of Central Community, will be joining the boards of directors of BancorpSouth and BancorpSouth Bank. Certain other executive officers of Central Community will be retained by BancorpSouth and may serve as officers of BancorpSouth Bank but will not serve as executive officers of BancorpSouth.

Federal Income Tax Consequences (Page 35)

The transaction contemplated by the Merger Agreement is intended to be treated as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, upon the exchange of your shares of Central Community common stock for the per share merger consideration, you should recognize a gain, but not any loss, on the exchange to the extent of the lesser of cash received or gain realized in the exchange.

This tax treatment may not apply to all stockholders of Central Community. Determining the actual tax consequences of the merger to you can be complicated. You should consult your own tax advisor for a full understanding of the merger’s tax consequences that are particular to you.

BancorpSouth and Central Community will not be obligated to complete the merger unless they each receive an opinion from their respective legal counsel, dated the closing date, that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that BancorpSouth and Central Community will each be a party to that reorganization. If such opinions are rendered, the U.S. federal income tax treatment of the merger should be as described above. The opinions of the parties’ respective counsel, however, do not bind the Internal Revenue Service and do not preclude the IRS or the courts from adopting a contrary position.

Central Community may distribute the shares of certain subsidiaries or property to its stockholders prior to the effective time of the merger. The nature of any future distribution is not yet known and therefore the U.S. federal income tax consequences to Central Community stockholders arising from any such distribution cannot be described herein with any accuracy. Any pre-merger distribution of property will be treated separately from the merger for U.S. federal income tax purposes. The discussion contained herein under the caption “Material United States Federal Income Tax Consequences” does not address the U.S. federal income tax consequences of any pre-merger distribution to the holders of Central Community’s common stock. Central Community will provide additional information to its stockholders regarding any pre-merger distribution in a separate mailing. You should consult your own tax advisor for a full understanding of any tax consequences related to any pre-merger distribution that is applicable or may be applicable to you.

Accounting Treatment (Page 35)

The merger will be accounted for as an acquisition by BancorpSouth using the acquisition method of accounting in accordance with FASB ASC topic 805, “Business Combinations.”

Interests of Central Community Management and Directors in the Merger (Page 41)

Executive officers and directors of Central Community will be issued shares of BancorpSouth common stock and paid cash in the merger on the same basis as other stockholders of Central Community. The following chart shows the number of shares of BancorpSouth common stock that may be issued to executive officers, directors and principal stockholders of Central Community in the merger:

Shares of common stock of Central Community beneficially owned by its executive officers, directors and holders of more than 10% of Central Community common stock on February 12, 2014	11,948
Shares of BancorpSouth common stock that may be received in the merger by executive officers, directors and holders of more than 10% of Central Community common stock based upon their beneficial ownership	2,471,130

Some of the directors and officers of Central Community have interests in the merger that differ from, or are in addition to, their interests as stockholders of Central Community. These interests include the following:

•	In connection with the merger, 34 of the officers of Central Community or its subsidiaries, as applicable, have entered into employment agreements with BancorpSouth, that will be effective, if at all, at the effective time of the merger. The terms of the employment agreements generally provide for annual compensation, a restricted stock award and a retention bonus payable to the individual if they are employed by BancorpSouth six months following the closing of the merger. Under the terms of his employment agreement, Keith McKeever may be entitled to a one-time bonus payable upon closing of the merger. No other individuals are entitled to similar payments at closing.

•	The directors and officers of Central Community and the Bank currently covered under comparable policies held by Central Community and the Bank will receive past acts insurance coverage under its current bankers professional liability, mortgage errors and omissions and fiduciary liability insurance for a period of four years after completion of the merger.

Mr. Donald R. Grobowsky, the current chairman, president, and chief executive officer of Central Community, will be joining the board of directors of BancorpSouth. See “THE MERGER AGREEMENT - Management and Operations Following the Merger.”

Central Community Stockholders May Dissent from the Merger (Page 38)

Delaware law permits Central Community stockholders to dissent from the merger and to receive the fair value of their shares of Central Community common stock in cash. To dissent, a Central Community stockholder must follow certain procedures, including filing certain notices with Central Community and voting his or her shares against the Merger Agreement. The shares of Central Community common stock held by a dissenter will not be exchanged for stock consideration or cash consideration in the merger and a dissenter’s only right will be to receive the “fair value” of his or her shares of Central Community common stock in cash. A copy of the Delaware statute describing these dissenters’ rights and the procedures for exercising them is attached as Annex B to this Proxy Statement/Prospectus. Central Community stockholders who perfect their dissenters’ rights and receive cash in exchange for their shares of Central Community common stock may recognize gain or loss for U.S. federal income tax purposes.

We Must Obtain Regulatory Approvals to Complete the Merger (Page 34)

The merger must be reviewed and approved by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). BancorpSouth filed an application under Section 3 of the Bank Holding Company Act with the Federal Reserve Bank of St. Louis on February 26, 2014.

Completion of the bank merger is conditioned on, among other things, the receipt of approvals by the Federal Deposit Insurance Corporation (the “FDIC”), the Mississippi Department of Banking and Consumer Finance and the Texas Department of Banking. Following approval by the FDIC, the United States Department of Justice has up to 30 calendar days to submit any adverse comments relating to competitive factors resulting from the merger. While Central Community and BancorpSouth do not know of any reason that the Department of Justice would challenge regulatory approval by the FDIC and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

On February 7, 2014 the Mississippi Department of Banking and Consumer Finance preliminarily approved the pending merger of Central Community’s bank subsidiary into BancorpSouth Bank. Final approval by the Mississippi Department of Banking and Consumer Finance is expected to be received prior to approval of the Merger Agreement by Central Community stockholders. Also, in connection with the proposed bank merger, Central Community and BancorpSouth filed with the Texas Department of Banking on February 5, 2014 a notice of the pending merger, provided a copy of all applications filed with any federal agency in connection with the merger and paid a fee as prescribed by regulation of the Texas Department of Banking. Approval of the bank merger by the Texas Department of Banking is expected to be received following FDIC and Federal Reserve Board approvals.

We also intend to make all required filings with the SEC under the Securities Act and the Securities Exchange Act of 1934 relating to the merger.

While we believe that we will obtain the remaining regulatory approvals in a timely manner, we cannot be certain if or when we will obtain them.

Conditions to Complete the Merger (Page 51)

The completion of the merger depends on a number of conditions being met, including the following:

•	stockholders of Central Community approving the merger;

•	the New York Stock Exchange authorizing for listing the shares of BancorpSouth common stock to be issued to Central Community stockholders;

•	receiving all required regulatory approvals, including that of the FDIC, and the expiration of any regulatory waiting periods;

•	BancorpSouth’s registration statement on Form S-4 becoming effective under the Securities Act;

•	the holders of less than 5% of the total outstanding shares of Central Community common stock having exercised dissenters’ rights with respect to the merger;

•	receiving opinions of legal counsel to each company that the U.S. federal income tax treatment of the merger will generally be as described in this Proxy Statement/Prospectus;

•	Central Community’s allowance for loan losses shall be equaling at least the minimum allowance amount (as defined in the Merger Agreement);

•	The executed employment agreements, director support agreements, director/officer releases, and the voting agreement shall remain in full force and effect;

•	Central Community amending or terminating any employee benefit plans as requested by BancorpSouth;

•	Central Community transferring all of its interest in certain rock quarries to one of its subsidiaries and disposing of that subsidiary in a manner acceptable to BancorpSouth; and

•	Central Community divesting all of its ownership and financial interest in all of its subsidiaries other than the Bank, FSBT Properties, Inc., Central Community Capital Trust I and First Central Union Capital Trust I.

In cases where the law permits, a party to the Merger Agreement could elect to waive a condition that has not been satisfied and complete the merger although the party is entitled not to complete the merger. We cannot be certain whether or when any of these conditions will be satisfied (or waived, where permissible) or that the merger will be completed.

Termination of the Merger Agreement (Page 52)

The Merger Agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the merger by Central Community stockholders, as set forth in the Merger Agreement, including by mutual consent of BancorpSouth and Central Community. In addition, the Merger Agreement may generally be terminated by either party if:

•	a court of competent jurisdiction in the United States or other governmental entity issues an order, decree or ruling or takes any other action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action is final and non-appealable or any of the transactions contemplated by the Merger Agreement are disapproved by any governmental entity or other person whose approval is required;

•	the merger is not completed on or before July 21, 2014, unless one or more regulatory approvals have not been received, in which case the Merger Agreement may be terminated if the merger is not completed on or before August 20, 2014;

•	Central Community stockholders fail to approve the Merger Agreement; or

•	any of the representations or warranties provided by the other party set forth in the Merger Agreement become untrue or incorrect or the other party materially breaches its covenants set forth in the Merger Agreement, and the representation or material breach is not cured within the prescribed time limit.

Central Community may terminate the Merger Agreement, without the consent of BancorpSouth, if the board of directors of Central Community receives an unsolicited, bona fide alternative “acquisition proposal” (as defined in the Merger Agreement) and, under certain terms and conditions, determines that it is a superior proposal to that of the Merger Agreement and that the failure to accept such proposal would cause the board of directors to violate its fiduciary duties under applicable law; but Central Community must notify BancorpSouth of the superior proposal at least five business days before terminating the Merger Agreement, during which time BancorpSouth has the right to adjust the terms and conditions of the Merger Agreement so that the superior proposal no longer constitutes a superior proposal.

In addition, BancorpSouth may terminate the Merger Agreement, without the consent of Central Community, if any required regulatory approval is obtained subject to restrictions or conditions on the operations of Central Community, the Bank, BancorpSouth or BancorpSouth Bank that are reasonably unacceptable to BancorpSouth.

BancorpSouth also has the right to terminate the Merger Agreement on or prior to April 22, 2014, if the results of any environmental inspections or surveys of Central Community properties identify certain potential or current violations of environmental laws or environmental law requires certain remedial or clean up action that could have a material adverse effect on Central Community.

BancorpSouth may also terminate the Merger Agreement if Central Community has materially breached its non-solicitation obligations contained in the Merger Agreement in a manner adverse to BancorpSouth, the board of Central Community resolves to accept a competing acquisition proposal or the board of Central Community changes its recommendation regarding the merger.

Termination Fee (Page 53)

If the Merger Agreement is terminated by:

•	BancorpSouth because Central Community materially breaches the non-solicitation obligations set forth in the Merger Agreement in a manner adverse to BancorpSouth;

•	BancorpSouth because Central Community’s board of directors resolves to accept another acquisition proposal;

•	BancorpSouth because Central Community’s board of directors withdraws, amends or modifies, in any manner adverse to BancorpSouth, its recommendation or approval of the Merger Agreement or the merger; or

•	Central Community because Central Community’s board of directors receives an unsolicited, bona fide alternative acquisition proposal and, under certain terms and conditions, determines that it is a superior proposal to that of the Merger Agreement taking into account any adjustments made by BancorpSouth to the merger consideration, then, unless BancorpSouth is in material breach of any covenant or obligation under the Merger Agreement, Central Community will be required to pay BancorpSouth a termination fee of $8,000,000 plus up to $750,000 for BancorpSouth’s expenses related to the merger.

If either BancorpSouth or Central Community terminates the Merger Agreement:

•	after July 21, 2014 (or August 20, 2014, if regulatory approval has not been obtained by July 21, 2014), and if at the time of termination, the registration statement of which this proxy statement/prospectus is a part has been declared effective for at least 25 business days prior to such termination and Central Community has failed to call, give notice of, convene and hold the Central Community special meeting by such date, or

•	without regard to timing, if Central Community’s stockholders do not approve the Merger Agreement and an acquisition proposal exists at the time of termination,

then, unless BancorpSouth is in material breach of any covenant or obligation under the Merger Agreement, Central Community will be required to pay BancorpSouth up to $750,000 for its expenses related to the merger.

If either BancorpSouth or Central Community terminates the Merger Agreement, and within 12 months of termination of the Merger Agreement Central Community enters into an acquisition agreement with a third party:

•	after July 21, 2014 (or August 20, 2014, if regulatory approval has not been obtained by July 21, 2014), and if at the time of termination, Central Community’s stockholders have not approved the Merger Agreement, or

•	without regard to timing, if Central Community’s stockholders do not approve the Merger Agreement and an acquisition proposal exists at the time of termination,

then, unless BancorpSouth is in material breach of any covenant or obligation under the Merger Agreement, Central Community will be required to pay BancorpSouth a termination fee of $8,000,000 plus up to $750,000 for BancorpSouth’s expenses related to the merger.

Comparative Per Share Market Price Information (Page 19)

Shares of BancorpSouth common stock are listed on the New York Stock Exchange under the symbol “BXS.” On January 21, 2014, the last full trading day prior to the public announcement of the merger, the closing sales price of BancorpSouth common stock was $24.97 per share. On March 19, 2014, the last practicable trading day before the distribution of this Proxy Statement/Prospectus, the closing sales price of BancorpSouth common stock was $25.47 per share. The market price of BancorpSouth common stock is expected to fluctuate prior to and after completion of the merger. You should obtain current market quotations for the shares of BancorpSouth common stock from a newspaper, the Internet or your broker.

There is no established public trading market for shares of Central Community common stock, which is inactively traded in private transactions. On May 28, 2013, there were six trades of a total of 393 shares, all at a price of $2,700 per share. There were no other trades in shares of common stock of Central Community during 2013 or in 2014 to date.

Comparison of Rights of Stockholders (Page 62)

At the effective time of the merger, Central Community stockholders who receive shares of BancorpSouth common stock will automatically become BancorpSouth shareholders. BancorpSouth is a Mississippi corporation governed by provisions of the Mississippi Business Corporation Act and BancorpSouth’s restated articles of incorporation, as amended, and amended and restated bylaws, as amended. Central Community is a Delaware corporation governed by provisions of the Delaware General Corporation Law, and Central Community’s certificate of incorporation and bylaws. See “COMPARISON OF RIGHTS OF STOCKHOLDERS.”

Prior Execution of Agreement and Plan of Reorganization by and between Ouachita Bancshares and BancorpSouth (Page 57)

On January 8, 2014, BancorpSouth announced that it entered into a definitive agreement to acquire Ouachita Bancshares and its subsidiary bank, Ouachita Independent Bank, a Louisiana state bank with total assets of approximately $652.2 million, total loans of approximately $477.8 million, total deposits of approximately $549.7 million and shareholders’ equity of approximately $53.1 million as of December 31, 2013. Ouachita Independent Bank is a full service commercial bank with 13 locations in Louisiana and one location in Mississippi.

Under the terms of the definitive agreement, Ouachita Bancshares shareholders will receive an aggregate of $22,875,000 in cash and 3,675,000 shares of BancorpSouth common stock for all outstanding shares of Ouachita Bancshares common stock, subject to certain conditions and potential adjustments. The merger has been approved by the boards of directors of both BancorpSouth and Ouachita Bancshares and is expected to close during the second quarter of 2014. The transaction is subject to certain conditions, including the approval by shareholders of Ouachita Bancshares and customary regulatory approvals.

RISK FACTORS

The merger involves a number of risks. In addition to the risks described below, the combined companies will continue to be subject to the risks described in the documents that BancorpSouth has filed with the SEC that are incorporated by reference into this Proxy Statement/Prospectus, including without limitation BancorpSouth’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. If any of the risks described below or in the documents incorporated by reference into this Proxy Statement/Prospectus actually occur, the business, financial condition, results of operations or cash flows of the combined companies could be materially adversely affected. The risks below should be considered along with the other information included or incorporated by reference into this Proxy Statement/Prospectus. You should keep these risk factors in mind when you read forward-looking statements in this document and in the documents incorporated by reference into this document. Please refer to the section of this Proxy Statement/Prospectus titled “Cautionary Statement Concerning Forward-Looking Information.”

Because the market price of BancorpSouth common stock will fluctuate, you cannot be sure of the value of the stock consideration you may receive.

Upon completion of the merger, each share of Central Community common stock will be converted into the right to receive the per share merger consideration set forth in the Merger Agreement. The implied value of the consideration that you receive will be based on the number of shares of Central Community common stock you own and the market price of BancorpSouth common stock. The market price of BancorpSouth common stock may increase or decrease before or after completion of the merger and, therefore, the implied value of the stock consideration may vary from the implied value of the stock consideration on the date we announced the merger, the date that this Proxy Statement/Prospectus was mailed to Central Community stockholders and the date of the special meeting of the Central Community stockholders. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control. Accordingly, at the time of the Central Community special meeting, you will not necessarily know or be able to calculate the exact value of the per share merger consideration you would receive upon completion of the merger.

We may fail to achieve the anticipated benefits of the merger.

BancorpSouth and Central Community have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger.

BancorpSouth may fail to realize the cost savings estimated for the merger.

Although BancorpSouth estimates that it will realize cost savings from the merger when fully phased in, it is possible that the estimates of the potential cost savings could turn out to be incorrect. For example, the combined purchasing power may not be as strong as expected, and therefore the cost savings could be reduced. In addition, unanticipated growth in BancorpSouth’s business may require BancorpSouth to continue to operate or maintain some facilities or support functions that are currently expected to be combined or reduced. The cost savings estimates also depend on our ability to combine the businesses of BancorpSouth and Central Community in a manner that permits those costs savings to be realized. If the estimates turn out to be incorrect or BancorpSouth is not able to combine the two companies successfully, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

The market price of shares of BancorpSouth common stock after the merger may be affected by factors different from those affecting shares of Central Community or BancorpSouth currently.

The businesses of BancorpSouth and Central Community differ in some respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of each of BancorpSouth and Central Community. For a discussion of the businesses of BancorpSouth and Central Community and of certain factors to consider in connection with those businesses, see “INFORMATION ABOUT BANCORPSOUTH” and “INFORMATION ABOUT CENTRAL COMMUNITY” beginning on pages 57 and 58, respectively.

The executive officers and directors of Central Community have interests different from typical Central Community stockholders.

The executive officers and directors of Central Community have certain interests in the merger and participate in certain arrangements that are different from, or are in addition to, those of Central Community stockholders generally, and are further bound to vote in favor of the merger pursuant to the voting agreement. See “THE MERGER – Interests of Certain Persons in the Merger.” As a result, these executive officers and directors could be more likely to approve the Merger Agreement than if they did not hold these interests and were not bound by the provisions of the voting agreement.

Former stockholders of Central Community will be limited in their ability to influence BancorpSouth’s actions and decisions following the merger.

Following the merger, former stockholders of Central Community will hold approximately seven percent of the outstanding shares of BancorpSouth common stock. As a result, former Central Community stockholders will have only limited ability to influence BancorpSouth’s business. Former Central Community stockholders will not have separate approval rights with respect to any actions or decisions of BancorpSouth or have separate representation on BancorpSouth’s board of directors.

The merger may result in a loss of current Central Community employees.

Despite BancorpSouth’s efforts to retain quality employees, BancorpSouth might lose some of Central Community’s current employees following the merger. Current Central Community employees may not want to work for a larger, publicly-traded company instead of a smaller, privately-held company or may not want to assume different duties, positions and compensation that BancorpSouth offers to the Central Community employees. Competitors may recruit employees prior to the merger and during the integration process after the merger. As a result, current employees of Central Community could leave with little or no prior notice. BancorpSouth cannot assure you that the combined companies will be able to attract, retain and integrate employees following the merger.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the transactions contemplated in the Merger Agreement may be completed, various approvals must be obtained from the bank regulatory and other governmental authorities. These governmental entities may impose conditions on the granting of such approvals. Such conditions and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or of imposing additional costs or limitations on BancorpSouth following the merger. The regulatory approvals may not be received at any time, may not be received in a timely fashion, and may contain conditions on the completion of the merger that are not anticipated or cannot be met. Although BancorpSouth and Central Community do not currently expect that any such material conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs or limiting the revenues of the combined company following the merger, any of which might have an adverse effect on the combined company following the merger.

The Merger Agreement limits Central Community’s ability to pursue an alternative transaction and requires Central Community to pay a termination fee plus expenses incurred by BancorpSouth under certain circumstances relating to alternative acquisition proposals.

The Merger Agreement prohibits Central Community from soliciting, initiating, encouraging or knowingly facilitating certain alternative acquisition proposals with any third party, subject to exceptions set forth in the Merger Agreement. The Merger Agreement also provides for the payment by Central Community to BancorpSouth of a termination fee of $8,000,000 plus BancorpSouth’s expenses up to a maximum of $750,000 in the event that the Merger Agreement is terminated in certain circumstances, involving, among others, certain changes in the recommendation of Central Community’s board of directors. These provisions may discourage a potential competing acquirer that might have an interest in acquiring Central Community from considering or proposing such an acquisition. See “THE MERGER AGREEMENT—Termination of the Merger Agreement; Termination Fee” on page 52 of this prospectus/proxy statement.

The fairness opinion obtained by Central Community from its financial advisor will not reflect changes in circumstances subsequent to the date of the fairness opinion.

Commerce Street Capital, Central Community’s financial advisor in connection with the proposed merger, has delivered to the board of directors of Central Community its opinion dated as of January 17, 2014. The opinion of Commerce Street Capital stated that as of such date, and based upon and subject to the factors and assumptions set forth therein, the merger consideration was fair to the Central Community stockholders from a financial point of view. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of BancorpSouth or Central Community, changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors on which the opinion is based, may materially alter or affect the relative values of BancorpSouth and Central Community.

The combination and integration of both Central Community and Ouachita Bancshares may be more difficult, costly or time consuming than expected and some or all of the expected benefits of these acquisitions may not be realized.

On January 8, 2014, BancorpSouth announced that it had entered into a definitive agreement to acquire Ouachita Bancshares and its subsidiary bank, Ouachita Independent Bank. Ouachita Independent Bank is a full service commercial bank with 13 locations in Louisiana and one location in Mississippi. The transaction with Ouachita Bancshares, like the transaction with Central Community, is subject to certain conditions, including the approval by shareholders of Ouachita Bancshares and customary regulatory approvals.

BancorpSouth cannot provide assurance that Ouachita Bancshares will obtain shareholder approval for its merger into BancorpSouth, or that BancorpSouth will be successful in obtaining all required regulatory approvals for this proposed transaction. If BancorpSouth is not successful in obtaining required regulatory approvals, the acquisition of Ouachita Bancshares will not be completed. If such regulatory approvals are received, there can be no assurance as to the timing of those approvals or whether any conditions will be imposed that would result in certain closing conditions of the parties not being satisfied. In addition, if a condition of either party is not satisfied, that party may be able to terminate the agreement and, in such case, the merger would not be completed.

It is possible that the process of integrating the operations of both the Bank and Ouachita Independent Bank into BancorpSouth Bank’s operations could result in the disruption of one or both of the acquired banks’ operations and the loss of the acquired banks’ customers and employees, and make it more difficult to achieve the intended benefits of these two mergers. Further, as with any merger of financial institutions, business disruptions may occur that cause customers to withdraw their deposits from the Bank or Ouachita Independent Bank prior to the closing of the merger and from BancorpSouth Bank thereafter. The realization of the anticipated benefits of BancorpSouth’s acquisition of each of these banks depends in large part on BancorpSouth’s ability to integrate the operations of both the Bank and Ouachita Independent Bank into BancorpSouth Bank’s operations, and to address any significant differences in business models and cultures. Moreover, the process of integrating the acquisitions of the Bank and Ouachita Independent Bank, where both acquisitions are expected to be completed in the second quarter of 2014, may be more difficult, costly or time consuming than projected and divert resources away from other BancorpSouth operations. If BancorpSouth is not able to integrate the operations of the Bank and Ouachita Independent Bank into BancorpSouth Bank’s operations successfully, some or all of the expected benefits of these acquisitions may not be realized.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF BANCORPSOUTH

The following table sets forth certain financial information with respect to BancorpSouth which is derived from the audited financial statements of BancorpSouth. You should read this information in conjunction with BancorpSouth’s consolidated financial statements and related notes included in BancorpSouth’s Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference in this document and from which this information is derived. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 75.

	2013	2012	2011	2010	2009
	(Dollars in thousands, except per share amounts)
Earnings Summary:
Interest revenue	$449,507	$486,424	$537,853	$582,762	$615,414
Interest expense	50,558	71,833	102,940	141,620	170,515

Net interest revenue	398,949	414,591	434,913	441,142	444,899
Provision for credit losses	7,500	28,000	130,081	204,016	117,324

Net interest revenue, after provision for credit losses	391,449	386,591	304,832	237,126	327,575
Noninterest revenue	275,066	280,149	270,845	264,144	275,276
Noninterest expense	534,849	549,193	533,633	487,033	490,017

Income before income taxes	131,666	117,547	42,044	14,237	112,834
Income tax expense (benefit)	37,551	33,252	4,475	(8,705)	30,105

Net income	$94,115	$84,295	$37,569	$22,942	$82,729

Balance Sheet - Year-End Balances:
Total assets	$13,029,733	$13,397,198	$12,995,851	$13,615,010	$13,167,867
Total securities	2,466,989	2,434,032	2,513,518	2,709,081	1,993,594
Loans and leases, net of unearned income	8,958,015	8,636,989	8,870,311	9,333,107	9,775,136
Total deposits	10,773,836	11,088,146	10,955,189	11,490,021	10,677,702
Long-term debt	81,714	33,500	33,500	110,000	112,771
Total shareholders’ equity	1,513,130	1,449,052	1,262,912	1,222,244	1,276,296

Balance Sheet - Average Balances:
Total assets	13,068,568	13,067,276	13,280,047	13,304,836	13,203,659
Total securities	2,561,918	2,490,898	2,620,404	2,157,096	2,179,479
Loans and leases, net of unearned income	8,671,441	8,719,399	9,159,431	9,621,529	9,734,580
Total deposits	10,877,366	10,936,694	11,251,406	11,107,445	10,155,730
Long-term debt	53,050	33,500	66,673	111,547	290,582
Total shareholders’ equity	1,478,429	1,413,667	1,240,768	1,241,321	1,255,605

Common Share Data:
Basic earnings per share	$0.99	$0.90	$0.45	$0.28	$0.99
Diluted earnings per share	0.99	0.90	0.45	0.27	0.99
Cash dividends per share	0.12	0.04	0.14	0.88	0.88
Book value per share	15.89	15.33	15.13	14.64	15.29
Tangible book value per share	12.60	12.23	11.68	11.17	11.78
Dividend payout ratio	12.12	4.44	31.11	314.29	88.89

Financial Ratios:
Return on average assets	0.72%	0.65%	0.28%	0.17%	0.63%
Return on average shareholders’ equity	6.37%	5.96%	3.03%	1.85%	6.59%
Total shareholders’ equity to total assets	11.61%	10.82%	9.72%	8.98%	9.69%

	2013	2012	2011	2010	2009
Tangible shareholders’ equity to tangible assets	9.44%	8.83%	7.67%	7.00%	7.63%
Net interest margin-fully taxable equivalent	3.43%	3.57%	3.69%	3.70%	3.77%

Credit Quality Ratios:
Net charge-offs to average loans and leases	0.22%	0.67%	1.44%	1.90%	0.76%
Provision for credit losses to average loans and leases	0.09%	0.32%	1.42%	2.12%	1.21%
Allowance for credit losses to net loans and leases	1.71%	1.90%	2.20%	2.11%	1.80%
Allowance for credit losses to NPLs	127.27%	70.42%	60.55%	49.93%	94.41%
Allowance for credit losses to NPAs	80.76%	48.83%	39.33%	37.31%	71.64%
NPLs to net loans and leases	1.34%	2.70%	3.63%	4.23%	1.91%
NPAs to net loans and leases	2.12%	3.90%	5.59%	5.65%	2.51%

Capital Ratios:
Tier 1 capital	12.99%	13.77%	11.77%	10.61%	11.17%
Total capital	14.25%	15.03%	13.03%	11.87%	12.42%
Tier 1 leverage capital	9.93%	10.25%	8.85%	8.07%	8.95%

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF CENTRAL COMMUNITY

The following table sets forth selected historical financial data of Central Community. The selected historical financial data as of and for each of the four years ended December 31, 2012 is derived from Central Community’s audited financial statements. The selected historical financial data as of December 31, 2013 and for the year then ended is derived from Central Community’s unaudited financial statements, but Central Community’s management believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations as of the dates and for the periods indicated. You should not assume that the results of operations for past periods and for any interim period indicate results for any future period.

	As of and for the Years Ended December 31,
	2013		2012	2011	2010	2009
	(In thousands, except per share data)
	(unaudited)

Statements of Earnings Data:
Interest income	$47,131		$43,971	$46,104	$48,750	$49,737
Interest expense	6,923		7,852	9,693	11,475	15,417

Net interest income	40,208		36,119	36,411	37,275	34,320
Provision for possible credit losses	—		225	3,320	5,515	5,227

Net interest income after provision for possible credit losses	40,208		35,894	33,091	31,760	29,092
Noninterest income	14,807		11,998	7,034	10,623	22,914
Noninterest expense	32,305		31,778	31,025	32,267	42,253

Earnings (loss) before income taxes	22,710		16,115	9,100	10,116	9,753
Provision for income tax expense	6,668		4,460	1,850	2,875	2,192

Net earnings (loss)	$16,043		$11,654	$7,250	$7,242	$7,561

Per Share Data:
Basic earnings (loss) per share	458		332	207	216	190
Diluted earnings (loss) per share
Book value per share	458		332	207	216	190
Weighted average shares outstanding	35,063		35,080	35,093	35,115	34,173
Shares outstanding at end of period	35,054	(1)	35,072	35,087	35,099	35,130

Balance Sheet Data (at period end):
Total assets	1,339,836		1,218,347	1,151,910	1,109,939	1,028,601
Securities	650,539		519,781	452,190	358,298	265,238
Loans	554,333		560,864	572,395	601,262	646,567
Allowance for possible credit losses	(14,519)		(14,985)	(16,538)	(16,426)	(13,071)
Deposits	1,060,852		937,356	880,977	866,119	784,019
Shareholders’ equity	128,234		155,805	141,943	127,018	118,492

Average Balance Sheet Data:
Total assets	1,279,092		1,205,763	1,146,201	1,091,390	1,032,397
Securities	585,160		485,986	405,244	311,768	247,382
Loans	557,598		556,725	567,089	610,394	665,776
Deposits	999,104		909,166	873,548	825,069	785,177
Shareholders’ equity	142,020		148,874	134,480	122,755	99,776

	As of and for the Years Ended December 31,
	2013	2012	2011	2010	2009
	(In thousands, except per share data)
	(unaudited)

Performance Ratios:
Return on average assets	1.25%	0.99%	0.65%	0.72%	0.65%
Return on average equity	11.30%	7.83%	5.39%	5.90%	7.58%
Net interest margin	3.85%	3.62%	3.89%	4.22%	3.91%
Efficiency ratio(2)	60.39%	65.79%	66.82%	69.71%	75.83%

Asset Quality Ratios(3):
Nonperforming assets to total loans and other real estate	7.76%	8.55%	8.65%	6.46%	6.52%
Net charge-offs to average loans	0.08%	0.32%	0.57%	0.35%	0.28%
Allowance for possible credit losses to period-end loans	2.62%	2.68%	2.91%	2.74%	2.02%
Allowance for possible credit losses to nonperforming loans(3)	94.92%	41.23%	40.10%	94.94%	43.73%

Capital Ratios(4):
Leverage ratio	10.79%	12.45%	12.20%	12.09%	10.87%
Average shareholders’ equity to average total assets	10.80%	12.79%	12.32%	11.44%	11.49%
Tier risk-based capital ratio	17.64%	20.03%	18.95%	16.82%	14.24%
Total risk-based capital ratio	18.90%	21.56%	20.76%	18.85%	17.47%

(1)	At the time the Merger Agreement was executed, the records of Central Community did not reflect three shares of Central Community common stock that were issued and outstanding. References to an assumed number of 35,054 Central Community shares issued and outstanding contained in this Proxy Statement/Prospectus, including the attached annexes, relate to this discrepancy.
(2)	Calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains and losses. Additionally, taxes are not part of this calculation.
(3)	At period end, except for net charge-offs to average loans and average shareholders’ equity to average total assets, which is for periods ended on such dates.
(4)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more, restructured loans and any other loan management deems to be nonperforming.

COMPARATIVE PER SHARE DATA

The following table shows (1) the market values of BancorpSouth common stock on January 21, 2014, the business day prior to the announcement of the proposed merger, and on March 19, 2014, the most recent date practicable preceding the date of this Proxy Statement/Prospectus and (2) the equivalent pro forma value of a share of Central Community common stock at such dates based on the value of the consideration to be received in the merger with respect to each share. Historical market value information regarding Central Community common stock is not provided because there is no active market for Central Community common stock. Based on 35,057 shares of Central Community common stock that are expected to be exchanged in the merger, holders of Central Community common stock will receive approximately 206.8061 shares of BancorpSouth common stock (plus cash in lieu of a fractional share) and approximately $812.96 in cash, subject to an expected downward adjustment as provided in the Merger Agreement, for each share of Central Community common stock they own. As described in more detail herein, management of Central Community expects that the cash portion of the merger consideration will be reduced. The market price of BancorpSouth common stock will fluctuate prior to the completion of the merger and the market value of the merger consideration ultimately received by holders of Central Community common stock will depend on the average closing price of BancorpSouth common stock for the ten consecutive trading days ending on and including the fifth trading day preceding the closing date, as well as the expected downward adjustment to the cash portion of the merger consideration as a result of Central Community’s equity capital at closing. Therefore, Central Community stockholders will not know the exact market value of the merger consideration they will receive when they vote on the Merger Agreement.

	BancorpSouth Common Stock(1)	Equivalent Pro Forma Value Per Share of Central Community Common Stock(2)
January 21, 2014	$24.97	$5,976.91
March 19, 2014	25.47	6,080.31

(1)	Represents the closing price of BancorpSouth common stock on the New York Stock Exchange.
(2)	Represents the historical market value per share of BancorpSouth common stock multiplied by the assumed exchange ratio of 206.8061 and adding the per share cash consideration of $812.96, which does not reflect the expected downward adjustment of the cash consideration as a result of Central Community’s equity capital being less than $109,250,000. The value does not reflect cash to be paid in lieu of fractional shares and is rounded to two decimals.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This Proxy Statement/Prospectus contains certain forward-looking statements about the financial condition, results of operations and business of BancorpSouth and Central Community and about the combined companies following the merger. These statements concern the cost savings, revenue enhancements and other advantages the companies expect to obtain from the merger, the anticipated impact of the merger on BancorpSouth’s financial performance, tax consequences and accounting treatment of the merger, receipt of regulatory approvals, market prices of BancorpSouth common stock and earnings estimates for the combined company. These statements appear in several sections of this Proxy Statement/Prospectus, including “SUMMARY” and “THE MERGER – Reasons for the Merger.” Also, the forward-looking statements generally include any of the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “should,” “will,” “may” or “plans” or similar expressions.

Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. The future results and values to the current holders of BancorpSouth and Central Community common stock, and of the combined companies, may differ materially from those expressed in these forward-looking statements. Many of the factors that could influence or determine actual results are unpredictable and not within the control of BancorpSouth or Central Community. In addition, neither BancorpSouth nor Central Community intends to, nor are they obligated to, update these forward-looking statements after this Proxy Statement/Prospectus is distributed, even if new information, future events or other circumstances have made them incorrect or misleading as of any future date. For all of these statements, BancorpSouth claims the protection of the safe harbor for forward-looking statements provided in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934.

Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others, the following possibilities:

•	The market price of BancorpSouth common stock may be lower than expected;

•	BancorpSouth and Central Community may fail to achieve the anticipated benefits of the merger;

•	The market price of BancorpSouth common stock after the merger may be affected by factors different from those affecting shares of Central Community or BancorpSouth currently;

•	The executive officers and directors of Central Community have interests different from typical Central Community stockholders;

•	Former stockholders of Central Community will be limited in their ability to influence BancorpSouth’s actions and decisions following the merger;

•	The merger may result in a loss of current Central Community employees;

•	Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met;

•	The Merger Agreement limits Central Community’s ability to pursue an alternative transaction and requires Central Community to pay a termination fee plus expenses incurred by BancorpSouth under certain circumstances relating to alternative acquisition proposals;

•	BancorpSouth’s actual cost savings resulting from the merger with Ouachita Bancshares or the Central Community merger are less than expected, BancorpSouth is unable to realize those cost savings as soon as expected or BancorpSouth incurs additional or unexpected costs;

•	The risk that the business of BancorpSouth Bank and each of the Bank and Ouachita Independent Bank will not be integrated successfully, or such integration may be more difficult, time-consuming or costly than expected; and

•	The failure of Ouachita Bancshares’ shareholders to approve the Ouachita Bancshares merger agreement.

THE SPECIAL MEETING

General

This Proxy Statement/Prospectus is first being mailed on or about March 24, 2014, to all persons who were Central Community stockholders on March 18, 2014.

Along with this Proxy Statement/Prospectus, Central Community stockholders are being provided with a Notice of Special Meeting and form of proxy card for use at the special meeting of Central Community stockholders and at any adjournments or postponements of that meeting.

At the Central Community special meeting, Central Community stockholders will consider and vote on a proposal to approve an Agreement and Plan of Reorganization, dated as of January 22, 2014, between Central Community and BancorpSouth, which provides for the merger of Central Community with and into BancorpSouth.

The special meeting of Central Community stockholders will be held at the following time and place:

April 24, 2014

4:00 p.m. (Central Time)

Central Community Corporation

2027 South 61st Street

Temple, Texas 76504

Proxies

We encourage Central Community stockholders to promptly vote their proxies by completing, signing, dating and returning the enclosed proxy card, solicited by Central Community’s board of directors, whether or not they are able to attend the Central Community special meeting in person.

A Central Community stockholder may revoke any proxy given in connection with this solicitation by:

•	delivering to Central Community a written notice revoking the proxy prior to the taking of the vote at the Central Community special meeting;

•	delivering a duly executed proxy relating to the same shares bearing a later date; or

•	attending the meeting and voting in person (attendance at the Central Community special meeting without voting at the meeting will not in and of itself constitute a revocation of a proxy).

Revocation of proxy by written notice or execution of a new proxy bearing a later date should be submitted to:

Central Community Corporation

P.O. Box 6136

Temple, Texas 76503

Attention: Corporate Secretary

For a notice of revocation or later proxy to be valid, however, Central Community must receive it prior to the vote of Central Community stockholders at the Central Community special meeting. Central Community will vote all shares of Central Community common stock represented by valid proxies received through this solicitation and not revoked before they are exercised in the manner described above.

Central Community is currently unaware of any other matters that may be presented for action at the Central Community special meeting. If other matters do properly come before the Central Community special meeting, then shares of Central Community common stock represented by proxies will be voted (or not voted) by the persons named in the proxies in their discretion.

Please do not forward your Central Community stock certificates with your proxy card. Stock certificates should be returned to the exchange agent in accordance with the instructions.

Solicitation of Proxies

Central Community will bear the costs of printing and mailing this Proxy Statement/Prospectus and BancorpSouth will bear the costs of filing BancorpSouth’s registration statement on Form S-4 with the SEC.

If necessary, Central Community may use several of its employees, who will not be specially compensated, to solicit proxies from Central Community stockholders, either personally or by telephone, facsimile or mail.

Record Date and Voting Rights

Central Community’s board of directors has fixed March 18, 2014 as the record date for the determination of Central Community stockholders entitled to receive notice of and to vote at Central Community’s special meeting of stockholders. Accordingly, only Central Community stockholders of record at the close of business on March 18, 2014 will be entitled to notice of and to vote at the Central Community special meeting. At the close of business on Central Community’s record date, there were 35,057 shares of Central Community common stock entitled to vote at the Central Community special meeting held by approximately 101 holders of record, and the executive officers and directors of Central Community beneficially owned 34.08% of the outstanding shares of Central Community common stock.

The presence, in person or by proxy, of a majority of the votes entitled to be cast by the stockholder of Central Community common stock is necessary to constitute a quorum at the special meeting. Each share of Central Community common stock outstanding on Central Community’s record date entitles its holder to one vote as to the approval of the Merger Agreement or any other proposal that may properly come before Central Community’s special meeting.

For purposes of determining the presence or absence of a quorum for the transaction of business, Central Community will count shares of Central Community common stock present in person at the special meeting but not voting as present at the special meeting. Abstentions and broker non-votes will also be counted as present at the Central Community special meeting for purposes of determining whether a quorum exists.

Under Delaware law, the Merger Agreement must be approved by an affirmative vote of at least a majority of the outstanding shares of Central Community’s common stock entitled to vote on the proposal. Because approval of the Merger Agreement requires approval based on all the votes entitled to be cast, an abstention or a broker non-vote will have the same effect as a vote “against” approval of the Merger Agreement. Accordingly, Central Community’s board of directors urges Central Community stockholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage paid business reply envelope.

Recommendation of Board of Directors

Central Community’s board of directors has unanimously approved the Merger Agreement. Central Community’s board of directors believes that the merger is in the best interests of Central Community and Central Community stockholders and recommends that Central Community stockholders vote “FOR” approval of the Merger Agreement. The determination of Central Community’s board of directors with respect to the merger is based on a number of factors, as described in this Proxy Statement/Prospectus. See “THE MERGER – Reasons for the Merger; Recommendation of the Board of Directors.”

Dissenters’ Rights

Stockholders of Central Community who do not wish to accept BancorpSouth common stock in the merger will be entitled under the Delaware General Corporation Law to receive the “fair value” of their shares. This right to dissent is subject to a number of restrictions and technical requirements.

Any Central Community stockholder who wishes to exercise dissenters’ rights, or who wishes to preserve his or her right to do so, should carefully review Section 262 of the Delaware General Corporation Law, a copy of which is attached as Annex B to this Proxy Statement/Prospectus, and the section entitled “THE MERGER – Dissenters’ Rights.”

Certain Matters Relating to Proxy Materials

The rules regarding delivery of proxy statements may be satisfied by delivering a single proxy statement to an address shared by two or more stockholders. This method of delivery is referred to as “householding” and can result in meaningful cost savings. In order to take advantage of this opportunity, we may deliver only one proxy statement to certain multiple stockholders who share an address, unless we have received contrary instructions from one or more of the stockholders. We undertake to deliver promptly upon request a separate copy of the proxy statement, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold Central Community common stock as a registered stockholder and prefer to receive separate copies of a proxy statement, please call (254) 771-5550 or send a written request to:

Central Community Corporation

P.O. Box 6136

Temple, Texas 76503

Attention: Corporate Secretary

If your Central Community common stock is held through a broker or bank and you prefer to receive separate copies of a proxy statement, please contact such broker or bank.

THE MERGER

The discussion in this Proxy Statement/Prospectus of the merger of Central Community into BancorpSouth does not purport to be complete and is qualified by reference to the full text of the Merger Agreement and the other annexes attached to, and incorporated by reference into, this Proxy Statement/Prospectus.

Description of the Merger

At the effective time, Central Community will merge with and into BancorpSouth, with BancorpSouth being the surviving corporation following the merger. It is contemplated that immediately following the merger of Central Community and BancorpSouth, the Bank will merge with and into BancorpSouth Bank, with BancorpSouth Bank being the surviving bank. Central Community stockholders, other than Central Community stockholders who properly exercise their rights to dissent from the merger, will be entitled to receive the per share merger consideration in exchange for each share of Central Community common stock they own.

BancorpSouth will not issue any fractional shares of BancorpSouth common stock. Instead, a Central Community stockholder who receives any shares of BancorpSouth common stock as consideration in the merger will receive cash equal to the average closing price (as defined in the Merger Agreement) of BancorpSouth common stock times the fraction of a share of BancorpSouth common stock to which the stockholder otherwise would be entitled.

Delaware law permits Central Community stockholders to dissent from the merger and to receive the fair value of their shares of Central Community common stock in cash. To dissent, a Central Community stockholder must follow certain procedures, including filing certain notices with Central Community and voting his or her shares against the Merger Agreement. The shares of Central Community common stock held by a dissenter will not be exchanged for the per share merger consideration in the merger and a dissenter’s only right will be to receive the appraised “fair value” of his or her shares of Central Community common stock in cash. For a discussion of the procedures that dissenting stockholders must follow to properly exercise their rights, please see “THE MERGER – Dissenters’ Rights.”

Background of the Merger

Central Community began considering its strategic alternatives in late 2012 when a desire for shareholder liquidity and a perceived improvement in market pricing for sizeable bank franchises in Texas prompted enhanced discussions with investment bank Commerce Street Capital about the banking market and potential merger partners for Central Community.

In the course of these discussions, Commerce Street Capital identified nine potential merger partners, including BancorpSouth, and thereafter began limited market outreach on behalf of Central Community. After approaching several potential partners on a no-name basis, five elected to sign non-disclosure agreements and learn more about Central Community. Throughout the first half of 2013, Commerce Street Capital provided information to the various parties regarding Central Community, including financial information, information regarding Central Community’s corporate structure and subsidiaries, the markets in which Central Community does business, and Central Community’s management team. Commerce Street Capital also facilitated in-person visits between Central Community’s chairman and representatives of four of the banks that had signed non-disclosure agreements, including BancorpSouth.

The first visit between the chief executive officer of BancorpSouth and the chairman of Central Community took place on April 18, 2013 in Temple, Texas. This meeting was followed by a visit by Central Community’s chairman to Tupelo, Mississippi on July 26, 2013 and a meeting between representatives of Central Community and BancorpSouth at Commerce Street Capital’s offices in Dallas, Texas on September 5, 2013. At each of these meetings, the parties discussed the opportunities presented by a merger between them, the overall banking marketplace in central Texas, the communities in which Central Community does business, the structure and nature of the various Central Community subsidiaries, and various potential transaction structures.

Following the September 5, 2013 meeting, the discussions between the parties and Commerce Street Capital turned toward structuring a formal offer from BancorpSouth to Central Community regarding a proposed merger transaction. The offer was submitted to Central Community in the form of a Letter of Intent dated September 26, 2013. In the Letter of Intent, BancorpSouth offered to purchase Central Community for an aggregate purchase price of $185,000,000, to be paid in stock and cash, based on the market value of BancorpSouth’s capital stock at that time.

After Central Community reviewed the Letter of Intent and consulted with Commerce Street Capital the parties refined the transaction structure, including the identification of certain assets of Central Community that would be divested prior to closing. The parties decided that the Bank, certain Bank properties, and the business trusts holding Central Community’s trust preferred securities would be retained by Central Community and thereby acquired by BancorpSouth in the transaction. The parties also decided that certain OREO properties held by the Bank, as well as certain other real property and non-bank financial companies owned by Central Community, including Central Community’s ownership interests in an insurance agency and two title insurance companies, would be divested to a yet-to-be formed entity that would be owned by shareholders of Central Community prior to closing.

Following these discussions, Commerce Street Capital invited a revised Letter of Intent from BancorpSouth memorializing the revised terms, which was received by Central Community on October 17, 2013. The revised Letter of Intent offered to purchase Central Community, based on the revised terms, for an aggregate purchase price of $172,500,000, consisting of 7,250,000 shares of common stock and $26,000,000 of cash, based on the market value of BancorpSouth’s capital stock at that time.

The chairman of Central Community and the chief executive officer of BancorpSouth met again on October 24, 2013 and discussed various alternatives to improve the consideration that would be received by Central Community shareholders in the proposed transaction. This meeting was followed by discussions between the parties regarding another revised offer. A further revised Letter of Intent was received by Central Community on November 15, 2013. The revised Letter of Intent offered to purchase Central Community for an aggregate purchase price of $193,292,500, based on the market value of BancorpSouth’s capital stock at that time, consisting of $28,500,000 in cash and 7,250,000 shares of BancorpSouth common stock. The revised Letter of Intent also provided that to the extent Central Community’s aggregate consolidated equity, excluding the assets to be divested prior to closing, was less than $109,250,000 at closing, the aggregate purchase price would be reduced dollar-for-dollar by the amount of such deficit. Central Community signed the revised Letter of Intent on November 19, 2013 and thereafter engaged Commerce Street Capital as its exclusive financial adviser.

The parties proceeded to perform due diligence investigations on one another on an exclusive basis. On December 13, 2013, BancorpSouth provided Central Community and its advisors with an initial draft of a definitive merger agreement. The parties discussed various legal and business points related to this agreement through mid-January 2014. During the due diligence period, BancorpSouth conducted a thorough due diligence investigation of Central Community. This due diligence investigation included on-site review of documents, files and other pertinent materials, as well as in-person meetings and discussions with key Central Community personnel. Commerce Street Capital on behalf of Central Community, conducted a thorough reverse due diligence investigation of BancorpSouth. This due diligence investigation included a review of current and historical public filings of BancorpSouth, on-site review of key documents and interviews with BancorpSouth’s management. Throughout the due diligence investigation period and negotiation of the Merger Agreement, the deal terms did not materially deviate from the terms set forth in the executed Letter of Intent. The cash and share consideration provided in the executed Letter of Intent remained the same, but the total deal value improved based on appreciation of BancorpSouth’s share price.

Also during this period, for tax purposes, Central Community performed an analysis of the fair market value of the assets to be divested prior to closing. As a result of such valuation, Central Community determined that, based on appraisals as of December 31, 2014, such assets had a fair market value as of approximately $33,600,000.

On January 21, 2014, Central Community’s board of directors held a meeting to discuss the transaction and the then-current draft of the Merger Agreement. At that meeting, the Central Community board of directors was briefed on the Merger Agreement and the ancillary legal documents and had the opportunity to ask questions to Central Community’s legal and financial advisors regarding terms and conditions of the transaction included in the Merger Agreement. Commerce Street Capital also presented an analysis of the financial terms set forth in the Merger Agreement. At that time, the total deal value of the transaction, based on BancorpSouth’s share price, was projected to be $202,574,863 which equated to a total value for Central Community of $236,174,863 based on the projected deal value combined with the fair market value of the assets to be divested prior to closing. Commerce Street Capital provided Central Community’s board of directors with its opinion that consummation of the proposed transaction on those terms was fair to the shareholders of Central Community from a financial point of view.

On January 21, 2014, Central Community’s board of directors approved, and on January 22, 2014 Central Community executed, the definitive agreement. Commerce Street Capital also provided its written fairness opinion, a copy of which is attached as Annex C to this Proxy Statement/Prospectus, on January 22, 2014.

Also on January 22, 2014, BancorpSouth’s board of directors met to consider the proposed merger between Central Community and BancorpSouth and the terms of the proposed Merger Agreement. The BancorpSouth board of directors discussed the merger with its legal counsel and management. After further discussion among the directors, the Merger Agreement was approved by BancorpSouth’s board of directors. BancorpSouth publicly announced the proposed merger that day, following the close of the U.S. financial markets.

Reasons for the Merger; Recommendation of the Board of Directors

The merger will combine the strengths of BancorpSouth and Central Community and their subsidiary banks. BancorpSouth has an established presence in east Texas with plans to expand its current east Texas footprint into the central Texas market.

Joining with BancorpSouth will provide Central Community’s customers opportunities offered by a large, resourceful, community-minded bank. BancorpSouth has been actively seeking banking locations in the central Texas area to expand its presence in Texas, particularly in the Interstate 35 corridor in Texas. The proposed merger with Central Community accelerates BancorpSouth’s opportunity to grow in Texas and brings to BancorpSouth’s team a number of outstanding bankers. BancorpSouth currently operates 292 commercial banking, mortgage, and insurance locations in Alabama, Arkansas, Florida, Louisiana, Mississippi, Missouri, Tennessee and Texas, including an insurance location in Illinois, with total assets of approximately $13.0 billion. BancorpSouth’s management views the Interstate 35 corridor in Texas as a logical growth area for its community style of banking.

Central Community’s board of directors deliberated and unanimously approved the Merger Agreement at a board meeting held on January 21, 2014. In reaching its determination to approve the Merger Agreement, Central Community’s board of directors consulted with Central Community’s management and legal advisors and considered a number of factors, including a fairness opinion presented by Commerce Street Capital. The following is a discussion of information and factors considered by Central Community’s board of directors in reaching this determination. This discussion is not intended to be exhaustive, but includes the material factors considered by Central Community’s board of directors. In the course of its deliberations with respect to the merger, Central Community’s board of directors discussed the anticipated impact of the merger on Central Community, Central Community’s stockholders and the communities that Central Community serves.

Central Community’s board of directors believes that the merger is in the best interest of Central Community and its stockholders. Accordingly, Central Community’s board of directors has unanimously approved the merger and the Merger Agreement and unanimously recommends that Central Community’s stockholders vote FOR approval of the Merger Agreement.

In approving the Merger Agreement and the transactions contemplated thereby, Central Community’s board of directors consulted with Commerce Street Capital with respect to the financial aspects and fairness of the merger consideration, from a financial point of view, to the holders of shares of Central Community common stock and with its outside legal counsel as to its legal duties and the terms of the Merger Agreement. The board believes that combining with BancorpSouth will create a stronger and more diversified organization that will provide significant benefits to Central Community’s stockholders and customers alike.

The terms of the Merger Agreement, including the consideration to be paid to Central Community’s stockholders, were the result of arm’s length negotiations between representatives of Central Community and representatives of BancorpSouth. In arriving at its determination to approve the Merger Agreement and the transactions contemplated thereby, Central Community’s board of directors considered a number of factors, including the following:

•	Central Community’s board of directors’ familiarity with and review of information concerning the business, results of operations, financial condition, competitive position and future prospects of Central Community;

•	the current and prospective environment in which Central Community operates, including national, regional and local economic conditions, the competitive environment for banks, thrifts and other financial institutions generally and the increased regulatory burdens on financial institutions generally and the trend toward consolidation in the banking industry and in the financial services industry;

•	the financial presentation of Commerce Street Capital and the fairness opinion of Commerce Street Capital dated as of January 17, 2014, that, as of January 17, 2014, and subject to the assumptions, limitations and qualifications set forth in the fairness opinion, the total aggregate merger consideration to be received from BancorpSouth, which consists of 7,250,000 shares of BancorpSouth common stock and $28,500,000 in cash consideration, is fair, from a financial point of view, to the stockholders of Central Community (see Opinion of Commerce Street Capital, a copy of which is attached as Annex C to this Proxy Statement/Prospectus);

•	that stockholders of Central Community will receive part of the merger consideration in shares of BancorpSouth common stock, which are publicly traded on the New York Stock Exchange, contrasted with the absence of a public market for Central Community’s common stock;

•	the treatment of the merger as a “reorganization” within the meaning of Section 368(a) of the Code with respect to the Central Community common stock exchanged for BancorpSouth common stock;

•	the results that Central Community could expect to obtain if it continued to operate independently, and the likely benefits to stockholders of that course of action, as compared with the value of the merger consideration offered by BancorpSouth;

•	the ability of BancorpSouth to pay the aggregate merger consideration without a financing contingency and without the need to obtain financing to close the transaction;

•	the ability of BancorpSouth to receive the requisite regulatory approvals in a timely manner;

•	the terms and conditions of the Merger Agreement, including the parties’ respective representations, warranties, covenants and other agreements, the conditions to closing, including a provision that permits Central Community’s board of directors, in the exercise of its fiduciary duties, under certain conditions, to furnish information to a third party in the event that it receives an unsolicited proposal to acquire Central Community in the future;

•	a merger with a larger bank holding company would provide the opportunity to realize economies of scale, increase efficiencies of operations and enhance the development of new products and services;

•	that some of Central Community’s directors and executive officers have other financial interests in the merger in addition to their interests as Central Community stockholders, including financial interests that are the result of compensation arrangements with Central Community, the manner in which such interests would be affected by the merger, as well as the new employment agreements that certain of these persons entered into with BancorpSouth in connection with the merger;

•	the requirement that Central Community conduct its business in the ordinary course and the other restrictions on the conduct of the Central Community’s business before completion of the merger, which may delay or prevent Central Community from undertaking business opportunities that may arise before completion of the merger; and

•	that under the agreement Central Community could not solicit competing proposals for the acquisition of Central Community.

The reasons set out above for the merger are not intended to be exhaustive but include the material factors considered by the board of directors of Central Community in approving the merger and the Merger Agreement. In reaching its determination, the board of directors of Central Community did not assign any relative or specific weight to different factors and individual directors may have given weight to different factors. Based on the reasons stated above, the board of directors of Central Community believes that the merger is in the best interest of Central Community and its stockholders and therefore the board of directors of Central Community unanimously approved the Merger Agreement and the merger. Each member of Central Community’s board of directors has agreed to vote the stock of Central Community over which he or she has voting authority in favor of the Merger Agreement and the merger.

CENTRAL COMMUNITY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER AGREEMENT AND THE MERGER.

Based on a thorough evaluation of these factors, Central Community’s board of directors believes the merger is in the best interests of Central Community and Central Community stockholders. Central Community’s board of directors recommends that Central Community stockholders vote “FOR” approval of the Merger Agreement and the transactions contemplated thereby.

Opinion of Financial Advisor to Central Community

Commerce Street Capital is regularly engaged to provide investment banking services to financial institutions and to perform fairness analyses of financial institutions and their securities in connection with mergers and acquisitions, competitive biddings, private placements and valuations for estate, corporate and other purposes. Specifically, based on Commerce Street Capital’s reputation and qualifications in evaluating financial institutions, in November 2013 the board of directors of Central Community engaged Commerce Street Capital to provide financial advisory services in connection with the transaction. In December 2013, under a separate engagement letter, Central Community engaged Commerce Street Capital to provide an opinion with regard to the fairness, from a financial point of view, of the financial terms of the proposed transaction. A copy of Commerce Street Capital’s fairness opinion, dated January 17, 2014, which sets forth certain assumptions made, matters considered and limits on the review undertaken by Commerce Street Capital, is attached as Annex C to this Proxy Statement/Prospectus. Central Community stockholders are urged to read Commerce Street Capital’s fairness opinion in its entirety.

No limitations were imposed by Central Community’s board of directors upon Commerce Street Capital with respect to the investigations made or procedures followed in rendering its opinion. Neither Commerce Street Capital nor the individuals involved in providing Commerce Street Capital’s fairness opinion to Central Community has any present or contemplated future ownership interest in Central Community. Commerce Street Capital is acting as financial advisor to Central Community in connection with the proposed merger and will receive a fee for its services, a substantial portion of which is contingent upon the closing of the merger. Pursuant to the terms of the engagement letter with Central Community dated December 14, 2013, Commerce Street Capital received a $20,000 fee for providing the fairness opinion. Pursuant to the terms of the engagement letter with Central Community dated November 14, 2013, Commerce Street Capital will receive a success fee from Central Community in an amount equal to 1% of the total value of the consideration received in the merger by the Central Community stockholders. In addition, Central Community has agreed to indemnify Commerce Street Capital against certain liabilities and expenses arising out of or incurred in connection with its engagement, including liabilities and expenses which may arise under the federal securities laws. Commerce Street Capital has no responsibility or obligation to update its Fairness Opinion for events or circumstances occurring subsequent to the date of its Fairness Opinion.

Summary of Proposal. Under the terms and subject to the conditions of the Merger Agreement, BancorpSouth will merge with Central Community in an acquisition including First State Bank Central Texas, FSBT Properties Inc., Central Community Capital Trust 1 and First Central Union Capital Trust 1 as subsidiaries of Central Community but excluding a $15,000,000 OREO in the form of a quarry. Certain business lines and assets of Central Community will be excluded from the transaction and will be spun out as one or more newly-formed entities. Central Community will merge with and into BancorpSouth with BancorpSouth continuing as the surviving entity, pursuant to which holders of the Central Community Stock will be entitled to receive cash and shares of common stock of BancorpSouth.

Commerce Street Capital reviewed the financial terms of the proposed transaction. Under the terms of the Agreement, all of Central Community’s 35,054 shares will be exchanged for $28,500,000 in cash and 7,250,000 shares of BancorpSouth common stock for an aggregate consideration of $205,690,000 less the estimated $3,115,137 equity threshold shortfall for a concluded total consideration of $202,574,863, or $5,778.94 per share of Central Community common stock.

The chart below outlines the implied valuation multiples of Central Community based on the proposed aggregate per share consideration. The multiples shown are based on Central Community’s December 31, 2013 financial results and assume that the aggregate proposed consideration is equivalent to $5,778.94 per share of Central Community common stock.

Aggregate Transaction Ratios:

Transaction Value to December 31, 2013 Book Value	$101,129	2.00x

Transaction Value to December 31, 2013 Tangible Book Value	$90,590	2.24x

Transaction Value to December 31, 2013 LTM Earnings	$14,026	14.44x

Transaction Value to December 31, 2013 Assets	$1,315,764	15.40%

Transaction Value to December 31, 2013 Deposits	$1,063,530	19.05%

Transaction Value to December 31, 2013 Core Deposits	$936,849	11.95%

Commerce Street Capital’s Analysis. In conducting its fairness opinion Commerce Street Capital reviewed and analyzed among other things, the following:

•	the Merger Agreement;

•	certain historical financial and operating data of Central Community for the period ended December 31, 2009 through December 31, 2013;

•	certain historical financial and operating data of BancorpSouth for the period ended December 31, 2012 through January 17, 2013;

•	the Regulatory Call Reports of Central Community as of December 31, 2013 and December 31, 2012;

•	the Regulatory Call Reports of BancorpSouth as of December 31, 2013 and December 31, 2012;

•	the December 31, 2013 Uniform Bank Performance Report for Central Community;

•	publicly available terms of certain transactions involving organizations comparable to Central Community and BancorpSouth and the consideration received for such organizations;

•	certain publicly available information concerning the business of the Central Community and BancorpSouth, and of certain other companies engaged in businesses comparable to Central Community and BancorpSouth, and the reported prices for certain other companies’ securities deemed comparable;

•	the results of an analysis of Central Community’s normalized earnings; and

•	other such factors as we have deemed appropriate.

Commerce Street Capital also held discussions with the Central Community’s management concerning its past and current operations, financial condition and prospects.

In conducting its fairness analysis and rendering its opinion, Commerce Street Capital relied upon and assumed the accuracy and completeness of the financial and other information provided to it or that was publicly available, and did not attempt to independently verify the same. Commerce Street Capital did not make or obtain any evaluations or appraisals of the Central Community’s properties, nor did it examine any individual loan credit files.

As more fully discussed below, Commerce Street Capital considered such financial and other factors as it deemed appropriate under the circumstances, including among others the following:

•	the historical and current financial positions and results of operations of BancorpSouth and Central Community, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders’ equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in available financial statements;

•	the assets and liabilities of BancorpSouth and Central Community, including the loan and investment portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and

•	the nature and terms of certain transactions involving banks deemed comparable by Commerce Street Capital.

Commerce Street Capital also took into account its assessment of current general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities analysis and its knowledge of the banking industry generally. Commerce Street Capital’s fairness opinion is necessarily based upon conditions as they existed and could be evaluated on the date of its report and the information made available to it through that date.

In connection with conducting its fairness opinion of the proposed transaction between BancorpSouth and Central Community, Commerce Street Capital performed certain financial analyses, which are summarized below. Commerce Street Capital believes that its analysis must be considered as a whole, and that selecting portions of such analysis and the factors considered therein without considering all factors and analyses could create an incomplete view of the analysis and the processes underlying the fairness opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Commerce Street Capital made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond Commerce Street Capital’s control. Any estimates contained in Commerce Street Capital’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals of such companies or necessarily reflect the prices at which such companies or their securities may actually be sold.

In connection with rendering its opinion, Commerce Street Capital relied primarily on two broad methods of fairness analysis: (i) market value, which represents (a) an analysis of the price a willing buyer and a willing seller would agree upon in connection with a sale of a “control” block of stock in comparison with the market price at which “control” of similar banking organizations is sold, as well as (b) an analysis of a universe of publicly-traded bank holding company stock values and related financial traits within an appropriate geography and the development of pricing statistics for the appraised company from the pricing characteristics of the publicly-traded banking organizations, and (ii) investment values, which represent evaluations of Central Community, based on the discounted value of projected cash flows of Central Community on a stand-alone basis.

Market Value Method. Market value is defined as the price at which property would change hands between a willing seller and a willing buyer when both parties have the same information and neither party is acting under compulsion. This definition of market value produces a result that could be achieved if the property were to be sold in an arm’s-length transaction. The Market Value Method is frequently used to determine the price of a smaller block of stock when both the quantity and the quality of the “comparable” data are deemed sufficient. However, the relative limited trading volume of the specific market for the common stocks being appraised may result in the need to review alternative markets for comparative pricing purposes. The “hypothetical” fair value for the minority shares of a banking company with limited trading volume for its stock is normally determined by creating a universe of publicly-traded banking company stock values and related financial traits within an appropriate geography, then developing pricing statistics for the appraised banking company from the pricing characteristics of the publicly-traded banking organizations. In addition, market value can be derived from the observation of what other similar banking organizations have recently sold for in merger and acquisition transactions over a certain time period. Pricing statistics for the subject bank or bank holding company can then be derived from the pricing characteristics of the recently acquired institutions deemed comparable. These pricing characteristics form the statistical basis for developing indications of value based on applying the statistics derived from the sample universe to the relevant financial values of the subject company being valued. The statistical values used in this fairness analysis study were:

•	price to book value,

•	price to tangible book value,

•	price to earnings,

•	price to assets

•	price to deposits, and

•	tangible premium to core deposits

Analysis of Selected Bank Merger Transactions. Commerce Street Capital compared Central Community to those banking organizations acquired in merger and acquisition transactions in the United States between January 1, 2013 and December 31, 2013 with target assets between $1 billion and $3 billion, nonperforming assets (“NPAs”) to total assets between 1.00% and 3.00%, and publicly available pricing information. The table below lists the selected bank merger transactions reviewed by Commerce Street Capital in conducting its analysis:

Buyer	State	Seller	State
Cascade Bancorp	OR	Home Federal Bancorp, Inc.	ID
East West Bancorp, Inc.	CA	MetroCorp Bancshares, Inc.	TX
Heritage Financial Corporation	WA	Washington Banking Company	WA
Mercantile Bank Corporation	MI	Firstbank Corporation	MI
ViewPoint Financial Group, Inc.	TX	LegacyTexas Group, Inc.	TX

Commerce Street Capital reviewed the multiples of transaction value to stated book value, transaction value to tangible book, transaction value to earnings, transaction value to assets, transaction value to deposits and tangible premium to core deposits and calculated high, low, average and median multiples for the comparable transactions. The median multiples were then applied to Central Community’s financial information as of December 31, 2013 to derive an imputed range of values of Central Community’s common stock. The following table sets forth the median multiples as well as the imputed per share values on a fully diluted basis based upon those median multiples:

	Comparable Transaction Median Multiple	Implied Value Per Share
Transaction Value to December 31, 2013 Stated Book Value	1.54x	$4,431.86
Transaction Value to December 31, 2013 Tangible Book Value	1.60x	$4,123.51
Transaction Value to December 31, 2013 LTM Earnings	16.32x	$6,528.00
Transaction Value to December 31, 2013 Assets	17.6%	$6,587.45
Transaction Value to December 31, 2013 Deposits	20.6%	$6,259.09
Transaction Value to December 31, 2013 Core Deposits	12.4%	$5,888.95

The assumed transaction value of $5,778.94 per share on a fully diluted basis (based upon 35,054 shares of Central Community’s common stock issued and outstanding on December 31, 2013) falls within the range of implied values computed in using the comparable transactions, which supports the fairness of the merger consideration to be paid to Central Community’s stockholders, from a financial point of view.

In addition to the comparable transactions described above, Commerce Street Capital analyzed a second group of comparable transactions. Commerce Street Capital compared Central Community to those banking organizations acquired in merger and acquisition transactions in the southwestern region of the United States between January 1, 2012 and December 31, 2013 with target assets between $1 billion and $3 billion, NPAs to total assets between 0.00% and 3.00%, and publicly available pricing information. Below represents the selected bank merger transactions:

Buyer	State	Seller	State
Cadence Bancorp, LLC	TX	Encore Bancshares, Inc.	TX
Cullen/Frost Bankers, Inc.	TX	WNB Bancshares, Inc.	TX
East West Bancorp, Inc.	CA	MetroCorp Bancshares, Inc.	TX
Prosperity Bancshares, Inc.	TX	Coppermark Bancshares, Inc.	OK
Prosperity Bancshares, Inc.	TX	F & M Bancorporation Inc.	OK
Prosperity Bancshares, Inc.	TX	FVNB Corp.	TX
ViewPoint Financial Group, Inc.	TX	LegacyTexas Group, Inc.	TX

Commerce Street Capital reviewed the multiples of transaction value to stated book value, transaction value to tangible book, transaction value to earnings, transaction value to assets, transaction value to deposits and tangible premium to core deposits and calculated high, low, average and median multiples for the comparable transactions. The median multiples were then applied to Central Community’s financial information as of June 30, 2013 to derive an imputed range of values of Central Community’s common stock. The following table sets forth the median multiples as well as the imputed per share values on a fully diluted basis based upon those median multiples:

	Comparable Transaction Median Multiple	Implied Value Per Share
Transaction Value to December 31, 2013 Stated Book Value	1.85x	$5,348.41
Transaction Value to December 31, 2013 Tangible Book Value	2.39x	$6,167.69
Transaction Value to December 31, 2013 LTM Earnings	16.77x	$6,710.06
Transaction Value to December 31, 2013 Assets	15.8%	$5,911.82
Transaction Value to December 31, 2013 Deposits	17.7%	$5,376.21
Transaction Value to December 31, 2013 Core Deposits	12.1%	$5,810.11

The assumed transaction value of $5,778.94 per share on a fully diluted basis (based upon 35,054 shares of Central Community common stock issued and outstanding on December 31, 2013) falls within the range of implied values computed in using the comparable transactions, which supports the fairness of the merger consideration, from a financial point of view.

No company or transaction used as a comparison in the above analysis is identical to BancorpSouth, Central Community or the merger. Accordingly, an analysis of these results is not strictly mathematical. An analysis of the results of the foregoing involves complex considerations and judgments concerning differences in financial and operating characteristics of Central Community and the companies included in the comparable transactions.

Analysis of Publicly Traded Banking Companies. In addition, Commerce Street Capital conducted an analysis of publicly-traded banking companies in the southwestern region of the United States. The comparison group for Central Community had total assets between $1 billion and $3 billion and NPAs to total assets between 1.00% and 3.00%. The table below represents the selected comparable companies:

Company	Ticker
CoBiz Financial Inc.	COBZ
First Guaranty Bancshares, Inc.	FGBI
Guaranty Bancorp	GBNK
Independent Bank Group, Inc.	IBTX
MetroCorp Bancshares, Inc.	MCBI
OmniAmerican Bancorp, Inc.	OABC
Southwest Bancorp, Inc.	OKSB

Commerce Street Capital reviewed the publicly traded banking companies which yielded pricing multiples including price to stated book value, price to tangible book value, price to earnings, price to assets and tangible premium to core deposits and calculated high, low, average and median multiples for the comparable companies. The median multiples were then applied to Central Community’s financial information as of December 31, 2013 to derive an imputed range of values of Central Community’s common stock. The following table sets forth the median multiples as well as the imputed values on a fully diluted basis based upon those median multiples:

	Comparable Transaction Median Multiple	Implied Value Per Share
Transaction Value to December 31, 2013 Stated Book Value	1.49x	$4,310.29
Transaction Value to December 31, 2013 Tangible Book Value	1.55x	$4,015.34
Transaction Value to December 31, 2013 LTM Earnings	22.30x	$8,922.38
Transaction Value to December 31, 2013 Assets	17.2%	$6,467.36
Transaction Value to December 31, 2013 Deposits	20.8%	$6,316.98
Transaction Value to December 31, 2013 Core Deposits	9.5%	$5,125.33

The assumed transaction value of $5,778.94 per share on a fully diluted basis (based upon 35,054 shares of Central Community common stock issued and outstanding on December 31, 2013) is within the range of implied values computed in using the comparable companies, which supports the fairness of the merger consideration to be paid to Central Community’s stockholders, from a financial point of view.

BancorpSouth’s common stock is publicly traded with sufficient trading volume to support a conclusion that the sales prices reported on the New York Stock Exchange are consistent with fair market value. Accordingly, in preparing its fairness opinion Commerce Street Capital assumed that the per-share portion of the stock consideration that would be received by Central Community stockholders equated to a nominal dollar value of $5,054.77 per share based on the closing sales price of BancorpSouth common stock reported on the New York Stock Exchange as of the fairness opinion date.

Commerce Street Capital’s market value analysis, however, reflects the fact that:

•	no company or transaction used in the comparison is identical to Central Community,

•	the stocks of publicly-held banking organizations in the United States may be more liquid than Central Community’s common stock,

•	certain nonfinancial characteristics for the publicly-traded United States banking organizations vary substantially from BancorpSouth’s and Central Community’s comparable nonfinancial characteristics, and

•	the average financial performance of publicly-held United States banking organizations varies, sometimes significantly, from BancorpSouth’s and Central Community’s performance.

Investment Value Method. Banks and their holding companies are generally analyzed and purchased on a “normalized earnings” basis. In other words, careful consideration was given to BancorpSouth’s and Central Community’s respective abilities to sustain their earnings going forward based on the stability of their net interest income plus non-interest income, excluding securities gains or losses and extraordinary items, and less non-interest expense and federal income tax expense, the resulting net amount being referred to as “economic earnings.” The weighted average of historical economic earnings is most appropriately used for calculating future economic earnings when there appears to be a general pattern that may be extrapolated into the future, giving the highest weighting to the most recent year, and the lowest weighting to the most distant year. An un-weighted (or simple) average is more appropriate when there is no discernible pattern in economic earnings. After considering past economic earnings, Central Community’s current year economic earnings, future growth expectations and certain risks involved with the sustainability of these economic earnings, Commerce Street Capital used the un-weighted average method based on Central Community’s last five years’ historical economic earnings. Commerce Street Capital chose the un-weighted average method given the indiscernible trend of Central Community’s economic earnings over the past five years. Using this methodology produced a sustainable projected net income of $243.29 per share on a fully diluted basis based upon 35,054 shares of Central Community issued and outstanding as of December 31, 2013. However, Commerce Street Capital chose not to rely on the normalized analysis described above given that the projected earnings figure is not representative of the earnings forecasted by the Bank over the next five years.

Commerce Street Capital also performed a discounted cash flow analysis using the dividend discount model as part of its income approach analysis. Under the dividend discount model, the sum of the present value of dividends and the present value of the terminal value equal the fair value of Central Community’s common equity. Commerce Street Capital employed a 3-stage earnings growth model to transition the earnings to a sustainable earnings growth rate of 3%. These projections resulted in ROAAs of between 0.76% and 1.12%. Based on this analysis, Commerce Street Capital calculated a net present value based on projected dividends of $26.26 million using a discount rate of 12.71% (established by the Capital Asset Pricing Model (“CAPM”), as described below). In addition, Commerce Street Capital calculated a terminal value for Central Community by converting the forecasted net income of Central Community in year 2020 into perpetuity. Commerce Street Capital then discounted this terminal value using a 12.71% discount rate and calculated a present value of the terminal value of $58.08 million. The aggregate present value was $84.34 million, which equates to $2,406.09 per share on a fully diluted basis based upon 35,054 shares of Central Community issued and outstanding as of December 31, 2013.

CAPM is an equilibrium asset pricing theory that shows that equilibrium rates of expected return on all risky assets are a function of their co-variance with the market portfolio. The calculation of expected return (and, consequently, the discount and capitalization rates) using CAPM is based on the following formula:

ER = rf + B (ERm – RF) + a, where:

ER = expected return (discount rate)

rf = expected return of a “riskless” asset

B = Beta – measure of volatility of the subject security with the overall market

ERm – RF = expected risk premium (ERP)

a = specific company risk

Commerce Street Capital could have used and relied on other available fairness analysis methods, such as the Net Asset Value Method, however, as discussed below, Commerce Street Capital considered this not relevant or unreliable for purposes of its fairness opinion.

Net Asset Value Method. Net asset value is the value of the net equity of a banking company, including every kind of property and value. This approach normally assumes liquidation on the date of appraisal with recognition of securities gains or losses, real estate appreciation or depreciation and any adjustments to the loan loss reserve, discounts to the loan portfolio or changes in the net value of other assets. As such, it is not the best approach to use when valuing a going concern, because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing prices and yields (which are often of limited accuracy because readily available data is often lacking), it still results in a liquidation value for the concern. Furthermore, since this method does not take into account the values attributable to the company as a going concern such as the interrelationship among assets, liabilities, customer relations, market presence, image and reputation and staff expertise and depth, little or no weight is given to the Net Asset Value Method of fairness analysis.

Conclusion. In determining the value of the proposed transaction in terms of the fairness of the merger consideration to be paid to Central Community’s stockholders, from a financial point of view, to Central Community’s stockholders Commerce Street Capital gave greater consideration to comparable transactions under the Market Value Method. Commerce Street Capital applied the median pricing multiples for price to assets, price to book, and price to tangible book from the comparable transactions in the United States and the southwestern region of the United States and the comparable public companies analysis as described above to Central Community. Based on its analysis, Commerce Street Capital is of the opinion that the merger consideration is fair, from a financial point of view, to the stockholders of Central Community, as more fully described in the fairness opinion that is included as Annex C to this Proxy Statement/Prospectus.

The full text of the opinion of Commerce Street Capital, dated January 17, 2014, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C to this Proxy Statement/Prospectus. Central Community stockholders should read this opinion in its entirety.

Commerce Street Capital will receive a fee contingent upon the completion of the merger for services rendered in connection with advising Central Community regarding the merger, including the fairness opinion and financial advisory services provided to Central Community. As of the date of Commerce Street Capital’s written opinion, such fee would have been approximately 1% of the total transaction consideration.

Commerce Street Capital’s opinion is directed only to the fairness, from a financial point of view, of the total transaction consideration, and, as such, does not constitute a recommendation to any Central Community stockholder as to how the stockholder should vote at the special meeting of Central Community stockholders. This summary of the opinion of Commerce Street Capital set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of the opinion.

Following is a summary of the analyses performed by Commerce Street Capital in connection with its fairness opinion. Certain of these analyses were confirmed in a presentation to the Central Community board of directors by Commerce Street Capital. The summary set forth below does not purport to be a complete description of either the analyses performed by Commerce Street Capital in rendering its opinion or the presentation delivered by Commerce Street Capital to the Central Community board of directors, but it does summarize all of the material analyses performed and presented by Commerce Street Capital.

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, Commerce Street Capital did not attribute weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Commerce Street Capital may have given various analyses more or less weight than other analyses. Accordingly, Commerce Street Capital believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, could create an incomplete view of the process underlying the analyses set forth in its report to the Central Community board of directors and its fairness opinion.

In performing its analyses, Commerce Street Capital made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Central Community and BancorpSouth. The analyses performed by Commerce Street Capital are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Commerce Street Capital’s analysis of the fairness of the transaction consideration, from a financial point of view, to Central Community stockholders. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Commerce Street Capital’s opinion does not address the relative merits of the merger as compared to any other business combination in which Central Community might engage. In addition, as described above, Commerce Street Capital’s opinion to the Central Community board of directors was one of many factors taken into consideration by the Central Community board of directors in making its determination to approve the Merger Agreement.

During the course of its engagement, and as a basis for arriving at its opinion, Commerce Street Capital reviewed and analyzed material bearing upon the financial and operating conditions of Central Community and BancorpSouth and material prepared in connection with the merger, including, among other things, the following:

•	the Merger Agreement;

•	certain historical publicly available information concerning BancorpSouth;

•	the nature and terms of recent merger transactions; and

•	financial and other information provided to Commerce Street Capital by the management of Central Community.

Commerce Street Capital conducted meetings and had discussions with members of senior management of Central Community for purposes of reviewing the future prospects of Central Community. Commerce Street Capital also took into account its experience in other transactions, as well as its knowledge of the commercial banking industry and its general experience in securities valuations.

In rendering its opinion, Commerce Street Capital assumed, without independent verification, the accuracy and completeness of the financial and other information related to Central Community and BancorpSouth and relied upon the accuracy of the representations of the parties contained in the Merger Agreement. Commerce Street Capital also assumed that the financial forecasts furnished to or discussed with Commerce Street Capital by Central Community were reasonably prepared and reflected the best currently available estimates and judgments of senior management of Central Community as to the future financial performance of Central Community. Commerce Street Capital has not made any independent evaluation or appraisal of any properties, assets or liabilities of Central Community.

Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Commerce Street Capital determined that the transaction consideration was fair from a financial point of view to Central Community stockholders.

Regulatory Approval

The merger must be reviewed and approved by the Board of Governors of the Federal Reserve. BancorpSouth filed an application under Section 3 of the Bank Holding Company Act with the Federal Reserve Bank of St. Louis on February 26, 2014.

Completion of the bank merger is conditioned on, among other things, the receipt of approvals by the FDIC, the Mississippi Department of Banking and Consumer Finance and the Texas Department of Banking. As a Mississippi state non-member bank, BancorpSouth Bank has filed an application with the FDIC for approval of the merger under Sections 18(c) and 18(d) of the Federal Deposit Insurance Act. The FDIC may disapprove the application if it finds that the merger tends to create or result in a monopoly, substantially lessens competition or would be in restraint of trade. BancorpSouth Bank filed this application with the FDIC on February 5, 2014 and has been notified that the FDIC will provide expedited processing to this application. Following approval of the application by the FDIC, the United States Department of Justice has up to 30 calendar days to submit any adverse comments relating to competitive factors resulting from the merger. While Central Community and BancorpSouth do not know of any reason that the Department of Justice would challenge regulatory approval by the FDIC and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

On February 7, 2014 the Mississippi Department of Banking and Consumer Finance preliminarily approved the pending merger of Central Community’s bank subsidiary into BancorpSouth Bank. Final approval by the Mississippi Department of Banking and Consumer Finance is expected to be received prior to approval of the Merger Agreement by Central Community stockholders. Also, in connection with the proposed bank merger, Central Community and BancorpSouth filed with the Texas Department of Banking on February 5, 2014 a notice of the pending merger, provided a copy of all applications filed with any federal agency in connection with the merger and paid a fee as prescribed by regulation of the Texas Department of Banking. Approval of the bank merger by the Texas Department of Banking is expected to be received following FDIC and Federal Reserve Board approvals.

The merger cannot proceed in the absence of these required regulatory approvals. The approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, stockholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.

We cannot assure you as to whether or when the requisite regulatory approvals will be obtained and, if obtained, we cannot assure you as to the date of receipt of any of these approvals, the terms thereof or the absence of any litigation challenging them. Likewise, we cannot assure you that the U.S. Department of Justice or a state attorney general will not attempt to challenge the merger on antitrust grounds or, if such a challenge is made, as to the result of that challenge.

BancorpSouth and Central Community are not aware of any material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described in this Proxy Statement/Prospectus. If any additional governmental approvals or actions are required, the parties presently intend to seek those approvals or actions. The parties cannot assure you, however, that any of these additional approvals or actions will be obtained.

Accounting Treatment

The merger will be accounted for as an acquisition by BancorpSouth using the acquisition method of accounting in accordance with FASB ASC topic 805, “Business Combinations.” Central Community will be treated as the acquired corporation for accounting and financial reporting purposes. Central Community’s assets, liabilities and other items will be adjusted to their estimated fair value on the closing date of the merger and combined with the historical book values of the assets and liabilities of BancorpSouth. Applicable income tax effects of these adjustments will be included as a component of the combined company’s deferred tax asset or liability. The difference between the estimated fair value of the assets (including separately identifiable intangible assets, such as core deposit intangibles), liabilities and other items (adjusted as discussed above) and the purchase price will be recorded as goodwill. Consolidated financial statements of BancorpSouth issued after the merger will reflect these fair values of assets acquired and liabilities assumed and will not be restated retroactively to reflect the historical financial position or results of operations of Central Community.

Material United States Federal Income Tax Consequences

The following discussion summarizes the material anticipated United States federal income tax consequences of the merger to Central Community stockholders who hold their shares of Central Community common stock as capital assets. This discussion does not address the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger (whether or not such transactions are undertaken in connection with the merger). In addition, this discussion does not address all of the federal income tax consequences that may be important to each taxpayer in light of its particular circumstances, nor does this discussion address the federal income tax consequences that may be applicable to taxpayers subject to special treatment under the Code, such as:

•	tax-exempt organizations;

•	financial institutions, insurance companies and broker-dealers or persons who have elected to use the mark-to-market method of accounting with respect to their securities holdings;

•	stockholders who hold their shares of Central Community common stock as part of a hedge, straddle, wash sale, synthetic security, conversion transaction or other integrated investment comprised of shares of Central Community common stock and one or more other investments;

•	persons who acquired their shares of Central Community common stock through the exercise of employee stock options, through a benefit plan or otherwise in a compensatory transaction;

•	stockholders who are not U.S. persons within the meaning of the Code, U.S. expatriates, or that have a functional currency other than the U.S. dollar;

•	stockholders liable for the alternative minimum tax;

•	pass-through entities and investors in such entities; or

•	stockholders who exercise their dissenters’ rights.

No information is provided in this document or the tax opinions referred to below with respect to the tax consequences, if any, of the merger under applicable foreign, state, local and other tax laws, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. This discussion and the tax opinions are based upon the provisions of the Code, applicable Treasury regulations, administrative rulings and judicial decisions, all as in effect as of the date of this Proxy Statement/Prospectus. There can be no assurance that future legislative, administrative or judicial changes or interpretations, which changes could apply retroactively, will not affect the accuracy of this discussion or the statements or conclusions set forth in the tax opinions referred to below.

In connection with the filing of the registration statement of which this Proxy Statement/Prospectus is a part, BancorpSouth has received an opinion of Bracewell & Giuliani LLP, and Central Community has received an opinion of Fenimore, Kay, Harrison & Ford, LLP, that, as of the respective dates of such opinions, if certain factual circumstances exist, the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that BancorpSouth and Central Community will each be a party to that reorganization. The parties will not be required to consummate the merger unless they receive additional opinions of their respective counsel, dated the closing date of the merger, confirming that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that BancorpSouth and Central Community will each be a party to that reorganization.

The opinions of the parties’ respective counsel regarding the merger have relied, and the opinions regarding the merger as of the closing date will each rely, on the following:

•	representations and covenants made by BancorpSouth and Central Community, including those contained in certificates of officers of BancorpSouth and Central Community; and

•	specified assumptions, including an assumption regarding the completion of the merger in the manner contemplated by the Merger Agreement.

In addition, the opinions of the parties’ respective counsel have assumed, and such counsel’s ability to provide the opinions at the closing of the merger will depend on, the absence of changes to the anticipated facts or changes in law between the date of this Proxy Statement/Prospectus and the closing date. If any of those representations, covenants or assumptions is inaccurate, the parties’ respective counsel may not be able to provide one or more of the required opinions to be delivered at the closing of the merger and/or the tax consequences of the merger could differ from those described in the opinions that counsel have delivered.

The opinions of the parties’ respective counsel do not bind the Internal Revenue Service (“IRS”) and do not preclude the IRS or the courts from adopting a contrary position. BancorpSouth and Central Community do not intend to obtain a ruling from the IRS on the tax consequences of the merger. If the IRS were to assert successfully that the merger is not a reorganization within the meaning of Section 368(a) of the Code, then each Central Community stockholder would be required to recognize gain or loss equal to the difference between (i) the sum of the fair market value of the BancorpSouth common stock and the amount of cash received in the exchange and (ii) the stockholder’s adjusted tax basis in the Central Community common stock surrendered for such consideration. Such gain or loss would be a capital gain or loss, provided that such shares of Central Community common stock were held as capital assets by the stockholder at the effective time of the merger. Such capital gain or loss recognized would be long-term capital gain or loss if the Central Community stockholder’s holding period for the Central Community common stock was more than one year. In such event, a Central Community stockholder’s total initial tax basis in the BancorpSouth common stock received would be equal to its fair market value at the effective time of the merger, and the stockholder’s holding period for the BancorpSouth common stock would begin on the day after the merger.

Assuming that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, neither BancorpSouth nor Central Community will recognize any gain or loss as a result of the merger. Holders of Central Community common stock will recognize gain, if any, equal to the lesser of:

•	the amount of cash received; or

•	the amount by which the sum of the amount of cash received and the fair market value, at the effective time of the merger, of the BancorpSouth common stock received exceeds the holder’s adjusted tax basis in the shares of Central Community common stock exchanged in the merger.

Any recognized gain could be taxed as a capital gain or a dividend. Such gain will generally be capital gain (provided that such shares of Central Community common stock were held as capital assets by the stockholder at the effective time of the merger), unless the holder’s exchange of Central Community common stock for cash and BancorpSouth common stock “has the effect of the distribution of a dividend” after giving effect to the constructive ownership rules of the Code, in which case such gain might be treated as ordinary income. Any capital gain recognized generally will be long-term capital gain to the extent that, at the effective time of the merger, the holder has a holding period in the Central Community common stock exchanged in the merger of more than one year. Because the determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each Central Community stockholder, Central Community stockholders are urged to consult their own tax advisors regarding the tax treatment of any cash received in the merger.

The aggregate tax basis of the shares of BancorpSouth common stock received in the merger (including any fractional shares of BancorpSouth common stock deemed received) will be the same as the aggregate tax basis of the shares of Central Community common stock surrendered in the merger, increased by the amount of gain recognized in the exchange (whether characterized as capital gain or a dividend, but excluding any gain recognized with respect to any cash received instead of a fractional share of BancorpSouth common stock) and reduced by the amount of cash received in the exchange (excluding any cash received instead of a fractional share of BancorpSouth common stock). The holding period of the shares of BancorpSouth common stock received (including any fractional share of BancorpSouth common stock deemed received) will include the holding period of shares of Central Community common stock surrendered in exchange for the BancorpSouth common stock, provided that such shares of Central Community common stock were held as capital assets of the stockholder at the effective time of the merger. Central Community stockholders will not be permitted to recognize any loss for federal income tax purposes.

A Central Community stockholder’s federal income tax consequences will also depend on whether his or her shares of Central Community common stock were purchased at different times at different prices. If they were, the Central Community stockholder could realize gain with respect to some of the shares of Central Community common stock and loss with respect to other shares, in which case the stockholder would have to recognize such gain to the extent such stockholder receives cash with respect to those shares of Central Community common stock in which the stockholder’s adjusted tax basis is less than the amount of cash plus the fair market value at the effective time of the merger of the BancorpSouth common stock received, but could not recognize loss with respect to those shares of Central Community common stock in which the Central Community stockholder’s adjusted tax basis is greater than the amount of cash plus the fair market value at the effective time of the merger of the BancorpSouth common stock received. Any disallowed loss would be included in the adjusted basis of the BancorpSouth common stock. Such an Central Community stockholder is urged to consult his or her own tax advisor respecting the tax consequences of the merger to that stockholder.

Cash Instead of Fractional Shares of BancorpSouth Common Stock

Holders of Central Community common stock who receive cash instead of a fractional share of BancorpSouth common stock will be treated as having received the fractional share in the merger and then as having the fractional share redeemed by BancorpSouth in exchange for the cash actually distributed instead of the fractional share, with such redemption qualifying as an exchange under Section 302 of the Code. Accordingly, such holders will generally recognize gain or loss equal to the difference between the tax basis of the holder’s Central Community common stock allocable to that fractional share and the amount of cash received. The gain or loss generally will be capital gain or loss, and long-term capital gain or loss if the Central Community common stock exchanged has been held for more than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding

A holder of Central Community common stock may be subject, under certain circumstances, to backup withholding at a rate of 28% with respect to the amount of cash received in the merger, including cash received instead of fractional shares of BancorpSouth common stock, unless the holder provides proof of an applicable exemption satisfactory to BancorpSouth and the exchange agent or furnishes its correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under the backup withholding rules is not additional tax and may be refunded or credited against the holder’s federal income tax liability, so long as the required information is furnished to the IRS.

Dissenters

Upon the proper exercise of dissenters’ rights, a stockholder will exchange all of the shares of Central Community common stock actually owned by that holder solely for cash and that holder will recognize gain or loss equal to the difference between the amount of cash received and its adjusted tax basis in the shares of Central Community common stock surrendered, which gain or loss will be long-term capital gain or loss if the holder’s holding period with respect to the Central Community common stock surrendered is more than one year. Long-term capital gains of noncorporate taxpayers are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Although the law is unclear, if the holder constructively owns shares of Central Community common stock that are exchanged for shares of BancorpSouth common stock in the merger or otherwise owns shares of BancorpSouth common stock actually or constructively after the merger, the consequences to that holder may be similar to the consequences described elsewhere in this section “THE MERGER — Material United States Federal Income Tax Consequences,” except that the amount of consideration, if any, treated as a dividend may not be limited to the amount of that stockholder’s gain.

Certain Tax Reporting Rules

Under applicable Treasury regulations, “significant holders” of Central Community stock will be required to comply with certain reporting requirements. A Central Community stockholder should be viewed as a “significant holder” if, immediately before the merger, such holder held 1% or more, by vote or value, of the total outstanding Central Community common stock, or held stock with a tax basis of $1,000,000 or more. Significant holders generally will be required to file a statement with the holder’s U.S. federal income tax return for the taxable year that includes the consummation of the merger. That statement must set forth the holder’s adjusted tax basis in, and the fair market value of, the shares of Central Community common stock surrendered pursuant to the merger (both as determined immediately before the surrender of shares), the date of the merger, and the name and employer identification number of BancorpSouth and Central Community, and the holder will be required to retain permanent records of these facts. We urge each holder of Central Community common stock to consult its tax advisor as to whether such holder may be treated as a “significant holder.”

Pre-Merger Distribution

Central Community may distribute the shares of certain subsidiaries or property to its stockholders prior to the effective time of the merger. The nature of any future distribution is not yet known and therefore the U.S. federal income tax consequences to Central Community stockholders arising from any such distribution cannot be described herein with any accuracy. Any pre-merger distribution of property will be treated separately from the merger for U.S. federal income tax purposes. The discussion contained herein under the caption “ – Material United States Federal Income Tax Consequences” does not address the U.S. federal income tax consequences of any pre-merger distribution to the holders of Central Community’s common stock. You should consult your own tax advisor for a full understanding of any tax consequences related to any pre-merger distribution that is applicable or may be applicable to you.

The preceding summary does not purport to be a complete analysis or discussion of all potential tax effects relevant to the merger. Accordingly, Central Community stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign and other tax laws and the effect of any proposed changes in the tax laws.

Dissenters’ Rights

General

Under Delaware law, holders of Central Community common stock are entitled to dissenters’ rights of appraisal in connection with the merger, provided that such holders meet all of the conditions set forth in Section 262 of the Delaware General Corporation Law, referred to as Section 262. Pursuant to Section 262, Central Community stockholders who do not vote in favor of the merger and who comply with the applicable requirements of Section 262 will have the right to seek appraisal of the fair value of such shares as determined by the Delaware Chancery Court if the merger is completed. It is possible that the fair value as determined by the Delaware Chancery Court may be more or less than, or the same as, the merger consideration. Central Community stockholders should note that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a sale transaction, such as the merger, are not opinions as to, and do not in any manner address, fair value under the Delaware General Corporation Law.

Central Community stockholders electing to exercise appraisal rights must comply with the strict procedures set forth in Section 262 in order to demand and perfect their rights. Central Community stockholders wishing to preserve their rights to appraisal must make a demand for appraisal as described below.

The following is intended as a brief summary of the material provisions of Section 262 required to be followed by dissenting Central Community stockholders wishing to demand and perfect their appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is subject to and qualified in its entirety by reference to Section 262, the full text of which appears in Annex B to this Proxy Statement/Prospectus.

Under Section 262, Central Community is required to notify stockholders not less than 20 days before the special meeting to vote on the merger that appraisal rights will be available. A copy of Section 262 must be included with that notice.

This document constitutes Central Community’s notice to its stockholders of the availability of appraisal rights in connection with the merger under Section 262 of the Delaware General Corporation Law. A copy of Section 262 is attached as Annex B to this Proxy Statement/Prospectus.

How to Exercise and Perfect Your Right to Dissent

If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 set forth in Annex B to this Proxy Statement/Prospectus and consult your legal advisor. If you fail to timely and properly comply with the requirements of Section 262, your appraisal rights may be lost. To exercise appraisal rights with respect to your shares of Central Community common stock, you must:

•	NOT vote your shares of Central Community common stock in favor of the adoption and approval of the reorganization agreement and the transactions contemplated thereby;

•	deliver to Central Community a written demand for appraisal of your shares before the date of the special meeting, as described further below under “—Written Demand and Notice”;

•	continuously hold your shares of Central Community common stock through the date the merger is consummated; and

•	otherwise comply with the procedures set forth in Section 262.

If you sign and return a proxy card that does not contain voting instructions, you will effectively waive your appraisal rights because such shares represented by the proxy, unless the proxy is revoked, will be voted for the adoption of Merger Agreement. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote “AGAINST” the adoption and approval of the Merger Agreement and the transactions contemplated thereby or abstain from voting on such proposal.

Only a holder of record of shares of Central Community common stock, or a person duly authorized and explicitly purporting to act on that stockholder’s behalf, is entitled to assert appraisal rights for the shares of common stock registered in that stockholder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder’s name appears on their stock certificates, and must state that such person intends thereby to demand appraisal of his or her shares of Central Community common stock in connection with the merger. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Central Community. The beneficial owner must, in such cases, have the registered stockholder submit the required demand in respect of those shares.

If the shares of Central Community common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares of Central Community common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. Stockholders who hold their shares of Central Community common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

Failure to strictly follow the procedures set forth in Section 262 may result in the loss, termination or waiver of appraisal rights. Stockholders who vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby will not have a right to have the fair market value of their shares of Central Community common stock determined. However, failure to vote in favor of the Merger Agreement is not sufficient to perfect appraisal rights. If you desire to exercise your appraisal rights, you must also submit to Central Community before the special meeting a written demand for payment of the fair value of the Central Community common stock held by you. Stockholders are encouraged to review the financial information set forth in this Proxy Statement/Prospectus before deciding whether to exercise their appraisal rights.

Written Demand and Notice

A written demand for appraisal should be filed with Central Community before the Central Community special meeting. The demand notice shall be sufficient if it reasonably informs Central Community of your identity and that you wish to seek appraisal with respect to your shares of Central Community common stock. All demands should be delivered to:

Central Community Corporation

P.O. Box 6136

Temple, Texas 76503

Attention: Donald R. Grobowsky

The combined company, within ten days after the effective date of the merger, will notify each stockholder who has complied with Section 262 and who has not voted in favor of the merger that the merger has become effective.

To the extent a stockholder of Central Community properly dissents from the merger and must correspond with Central Community following the closing of the merger, communication regarding dissenters’ rights should be directed to the Corporate Secretary at BancorpSouth. Any communication should be sent to: BancorpSouth, Inc., One Mississippi Plaza, Tupelo, Mississippi 38804, Attention: Corporate Secretary.

Judicial Appraisal

Within 120 days after the effective date of the merger, the combined company or any stockholder who is entitled to appraisal rights and has otherwise complied with Section 262 may file a petition with the Delaware Court of Chancery demanding a determination of the value of the common stock of Central Community held by all such stockholders. The combined company is under no obligation to and has no present intention to file a petition and holders should not assume that the combined company will file a petition. Accordingly, it is the obligation of the holders of common stock to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262. At the hearing on the petition, the Delaware Court of Chancery shall determine which stockholders are entitled to an appraisal of their shares and may require the stockholders who have demanded appraisal to submit their certificates to the Register in Chancery so an appropriate legend can be placed on them. Failure to comply with this requirement may result in the dismissal of the appraisal proceedings with respect to your shares.

After the Delaware Court of Chancery determines the holders of common stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through this proceeding, the Delaware Court of Chancery shall determine the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, to be paid, if any, upon the amount determined to be “fair value” in an appraisal proceeding. In determining the fair value of the shares the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharges) as established from time to time during the period between the effective time and the date of payment of the judgment.

Stockholders who consider seeking appraisal should consider that the fair value of their shares under Section 262 could be more than, the same as, or less than, the value of the consideration provided for in the Merger Agreement without the exercise of appraisal rights. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery. Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery may determine the cost of the appraisal proceeding and assess it against the parties as the Delaware Court of Chancery deems equitable. Upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of Central Community common stock entitled to appraisal. In the absence of a court determination or assessment, each party will bear its own expenses.

Any stockholder who has demanded appraisal in compliance with Section 262 will not, after the effective time, be entitled to vote such stock for any purpose or receive payment of dividends or other distributions, if any, on the Central Community common stock, except for dividends or distributions, if any, payable to stockholders of record at a date before the merger.

Request for Appraisal Data

If you submit a written demand for appraisal of your shares of Central Community common stock and otherwise properly perfect your appraisal rights, you may, upon written request mailed to the combined company within 120 days after the effective date of the merger, receive a written statement identifying (1) the aggregate number of shares of Central Community common stock which were not voted in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby and with respect to which Central Community has received written demands for appraisal; and (2) the aggregate number of holders of such shares. The combined company will mail this statement to you within ten days after receiving your written request. If no petition is filed by either the combined company or any dissenting stockholder within the 120-day period after the effective date of the merger, the rights of all dissenting stockholders to appraisal will cease. Stockholders seeking to exercise appraisal rights should not assume that the combined company will file a petition with respect to the appraisal of the fair value of their shares or that the combined company will initiate any negotiations with respect to the fair value of those shares. The combined company will be under no obligation to take any action in this regard and BancorpSouth and Central Community have no present intention to do so. Accordingly, it is the obligation of stockholders who wish to seek appraisal of their shares of Central Community common stock to initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Failure to file the petition on a timely basis will cause the stockholder’s right to an appraisal to cease.

Withdrawal

Even if you submit a written demand for appraisal of your shares of Central Community common stock and otherwise properly perfect your appraisal rights, you may withdraw your demand at any time after the effective date of the merger, except that any such attempt to withdraw made more than 60 days after the effective date of the merger will require the written approval of the combined company and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval. The foregoing, however, will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered under the Merger Agreement within 60 days after the effective date of the merger. If you withdraw your demand, you will be deemed to have accepted the terms of the Merger Agreement, which are summarized in this document and which is attached in its entirety as Annex B.

The foregoing summary is not intended to be a complete statement of the procedures for exercising appraisal rights under Section 262 and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached as Annex B to this Proxy Statement/Prospectus. Central Community urges any stockholder wishing to exercise appraisal rights, if any, to read this summary and Section 262 carefully, and to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of your statutory appraisal rights.

Interests of Certain Persons in the Merger

Certain members of management of Central Community and Central Community’s board of directors may be deemed to have interests in the merger that are in addition to their interests as Central Community stockholders generally. Central Community’s board of directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement. These interests include:

•	Employment Agreements. BancorpSouth has entered into employment agreements with Messrs. Donald R. Grobowsky, Keith McKeever, T. Gerry Gamble, Richard Procter and Randall Ramsey, as well as certain other officers and employees of Central Community and its subsidiaries, which will be effective, if at all, upon the consummation of the merger. These employment agreements include noncompetition, nonsolicitation and confidentiality obligations to BancorpSouth, and provide for an annual salary, one-time retention and signing bonuses, restricted shares of BancorpSouth common stock and certain additional incentives from BancorpSouth. Mr. McKeever’s employment agreement provides for a one-time payment upon the closing of the merger of approximately $450,000. None of the other employment agreements with officers and employees of Central Community provide for similar payments;

•	Insurance. The Merger Agreement provides that Central Community will purchase for a period of not less than four years after the effective time of the merger past acts insurance coverage for no less than the four-year period immediately preceding the effective time of the merger under its (1) current directors and officers insurance policy coverage (or comparable coverage), (2) employment practices liability insurance, (3) current financial institutions bond (or comparable coverage), and (4) bankers professional liability, mortgage errors and omissions and fiduciary liability insurance, for each director and officer of Central Community and its subsidiaries currently covered under the comparable policies held by Central Community or its subsidiaries; and

•	Indemnification. The Merger Agreement provides that BancorpSouth will indemnify each director and officer of Central Community, the Bank, FSBT Properties, Inc., Central Community Capital Trust I or First Central Union Capital Trust I as of the effective time of the merger for a period of four years thereafter, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the effective time of the merger, whether asserted or claimed before, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of Central Community, the Bank, FSBT Properties, Inc., Central Community Capital Trust I or First Central Union Capital Trust I to the fullest extent that the indemnified party would be entitled under the articles of incorporation or bylaws or the similar constituent documents of Central Community, the Bank, FSBT Properties, Inc., Central Community Capital Trust I or First Central Union Capital Trust I, as applicable, as in effect on the date of the Merger Agreement and to the extent permitted by applicable law.

Executive officers and directors of Central Community will receive shares of BancorpSouth common stock in the merger on the same basis as other Central Community stockholders. The following chart shows the number of shares of BancorpSouth common stock that may be issued to executive officers, directors and holders of more than 10% of Central Community common stock in the merger:

Beneficial ownership by executive officers, directors and holders of more than 10% of Central Community common stock, and their affiliates, as of March 18, 2014	11,948
Maximum number of shares of BancorpSouth common stock to be received in the merger (based on such beneficial ownership)	2,471,130

Thirty-four officers of Central Community or its subsidiaries, as applicable, have entered into employment agreements with BancorpSouth, that will be effective, if at all, at the effective time of the merger. The terms of the employment agreements generally provide annual compensation, a restricted stock award and a retention bonus payable to the individual if they are employed by BancorpSouth six months following the closing of the merger. Under the terms of his employment agreement, Keith McKeever may be entitled to a one-time bonus payable upon closing of the merger. No other individuals are entitled to similar payments at closing.

Officers and directors of Central Community have certain interests under the Merger Agreement regarding indemnification following the merger. See “THE MERGER AGREEMENT – Indemnification.”

Mr. Donald R. Grobowsky, the current chairman, president, and chief executive officer of Central Community, will be joining the board of directors of BancorpSouth. See “THE MERGER AGREEMENT - Management and Operations Following the Merger.”

Comparison of Rights of Stockholders

At the effective time of the merger, Central Community stockholders who receive shares of BancorpSouth common stock will automatically become BancorpSouth shareholders. BancorpSouth is a Mississippi corporation governed by provisions of the Mississippi Business Corporation Act and BancorpSouth’s restated articles of incorporation, as amended, and amended and restated bylaws, as amended. Central Community is a Delaware corporation governed by provisions of the Delaware General Corporation Law, and Central Community’s certificate of incorporation and bylaws. See “COMPARISON OF RIGHTS OF STOCKHOLDERS.”

Restrictions on Resales by Affiliates

The shares of BancorpSouth common stock issued in connection with the merger will not be subject to any restrictions on transfer arising under the Securities Act, as amended, except for shares issued to any Central Community stockholder who may be deemed to be an “affiliate” of BancorpSouth after completion of the merger. An affiliate of a corporation, as defined by the rules promulgated under the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that corporation. Affiliates generally include directors, executive officers and beneficial owners of 10% or more of a company’s capital stock. Former Central Community stockholders who are not affiliates of BancorpSouth after the completion of the merger may sell their shares of BancorpSouth common stock received in the merger at any time.

Former Central Community stockholders who become affiliates of BancorpSouth after completion of the merger will be subject to the volume and sale limitations of Rule 144 under the Securities Act until they are no longer affiliates of BancorpSouth. This Proxy Statement/Prospectus does not cover resales of BancorpSouth common stock received by any person upon completion of the merger, and no person is authorized to make any use of or rely on this Proxy Statement/Prospectus in connection with or to effect any resale of BancorpSouth shares.

Source of Funds for Cash Portion of Merger Consideration

BancorpSouth intends to pay the cash portion of the merger consideration to the Central Community stockholders from funds available to BancorpSouth at closing. BancorpSouth currently intends these funds to be comprised primarily of available cash.

Prior Execution of Agreement and Plan of Reorganization by and between Ouachita Bancshares and BancorpSouth

On January 8, 2014, BancorpSouth announced that it entered into a definitive agreement to acquire Ouachita Bancshares and its subsidiary bank, Ouachita Independent Bank, a Louisiana state bank with total assets of approximately $652.2 million, total loans of approximately $477.8 million, total deposits of approximately $549.7 million and shareholders’ equity of approximately $53.1 million as of December 31, 2013. Ouachita Independent Bank is a full service commercial bank with 13 locations in Louisiana and one location in Mississippi.

Under the terms of the definitive agreement, Ouachita Bancshares shareholders will receive an aggregate of $22,875,000 in cash and 3,675,000 shares of BancorpSouth common stock for all outstanding shares of Ouachita Bancshares common stock, subject to certain conditions and potential adjustments. The merger has been approved by the boards of directors of both BancorpSouth and Ouachita Bancshares and is expected to close during the second quarter of 2014. The transaction is subject to certain conditions, including the approval by shareholders of Ouachita Bancshares and customary regulatory approvals.

THE MERGER AGREEMENT

The following summary of certain terms and provisions of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, which is incorporated into this Proxy Statement/Prospectus by reference and, with the exception of exhibits and schedules to the Merger Agreement, is attached as Annex A to this Proxy Statement/Prospectus.

Terms of the Merger

The Merger Agreement provides for the merger of Central Community with and into BancorpSouth, at which time the separate corporate existence of Central Community will cease and BancorpSouth will be the surviving corporation. BancorpSouth will continue to exist as a Mississippi corporation. It is contemplated that immediately following the merger of Central Community and BancorpSouth, the Bank will merge with and into BancorpSouth Bank, with BancorpSouth Bank being the surviving bank. Subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, the merger will become effective upon the filing of a certificate of merger in the offices of the Secretary of State of the State of Delaware and the State of Mississippi in accordance with the Delaware General Corporation Law and the Mississippi Business Corporation Act of 1987. See “THE MERGER AGREEMENT – Conditions to the Merger.”

The merger will have the effects set forth in Section 79-4-11.07 of the Mississippi Business Corporation Act, Section 81-5-85 of the Mississippi Banking Act, Section 259 of the Delaware General Corporation Law, Section 10.008 of the Texas Business Organizations Code and Section 32.301 of the Texas Finance Code.

BancorpSouth’s restated articles of incorporation, as amended, and amended and restated bylaws, as amended, in effect as of the effective time of the merger will be those of the surviving corporation, and BancorpSouth Bank’s articles of incorporation and bylaws as in effect upon completion of the bank merger will be those of the surviving bank.

Under the terms of the Merger Agreement, if the Merger Agreement is approved and the merger is completed, all outstanding shares of Central Community common stock will be converted into the right to receive an aggregate of (i) 7,250,000 shares of BancorpSouth common stock and (ii) $28,500,000 in cash subject to an expected downward adjustment as set forth in the Merger Agreement and further described herein.

The amount of per share merger consideration to be received is dependent upon the number of shares of Central Community common stock issued and outstanding immediately prior to the effective time of the merger and whether the expected downward adjustment to the merger consideration as set forth in the Merger Agreement occurs. Consequently, you will not know the exact per share merger consideration you will receive as a result of the merger when you vote on the Merger Agreement. There were 35,057 shares of Central Community common stock issued and outstanding as of January 22, 2014, the date of the Merger Agreement. Assuming no additional shares of Central Community common stock are issued before the closing of the merger and subject to the expected downward adjustment to the cash component of the merger consideration and further described herein, you would receive (i) 206.8061 shares of BancorpSouth common stock and (ii) cash consideration of approximately $812.96, for each share of Central Community common stock that you own with cash to be paid in lieu of any remaining fractional share interest.

The cash portion of the merger consideration will be reduced by an amount equal to the difference between $109,250,000 and Central Community’s equity capital on the closing date if it is less than $109,250,000. Based upon current information, Central Community estimates that its equity capital will be approximately $105,750,000 on the closing date of the merger, which would result in a downward adjustment to the aggregate cash portion of the merger consideration of $3,500,000, or $99.84 per share (assuming 35,057 shares of Central Community common stock issued and outstanding at the effective time of the merger). The amount of Central Community’s equity capital will not be known until the closing of the merger, and thus no assurance can be given as to the amount of the expected downward adjustment to the cash portion of the merger consideration if such adjustment is required under the terms of the Merger Agreement. Pursuant to the terms of the Merger Agreement, equity capital is defined as the sum of the common stock, capital surplus and retained earnings of Central Community, excluding unrealized securities gains or losses, on a consolidated basis, as determined pursuant to generally accepted accounting principles. For purposes of calculating equity capital, Central Community must include adjustments made for extraordinary items related to the merger as more fully described in the Merger Agreement.

No fractional shares of BancorpSouth common stock will be issued in connection with the merger. Instead, Central Community stockholders will receive, without interest, a cash payment from BancorpSouth equal to the average closing price (as defined in the Merger Agreement) of BancorpSouth common stock times the fraction of a share of BancorpSouth common stock to which the stockholder otherwise would be entitled.

The per share merger consideration will not be adjusted to reflect any change in the price of BancorpSouth common stock. BancorpSouth expects the market price of BancorpSouth common stock to fluctuate as a result of market factors beyond its control between the date of this Proxy Statement/Prospectus and the date on which the merger is completed and thereafter. Because the market price of BancorpSouth common stock is expected to fluctuate and may decrease, the implied market value of BancorpSouth common stock that Central Community stockholders may receive in the merger may increase or decrease prior to completion of the merger. For further information concerning the historical market prices of BancorpSouth common stock and Central Community common stock, see “PRICE RANGE OF COMMON STOCK AND DIVIDENDS.” BancorpSouth cannot assure you that the market price of BancorpSouth common stock will not decrease before or after the merger.

The following table shows the implied value of the merger consideration into which one share of Central Community common stock would be converted in the merger at various hypothetical reference closing prices of BancorpSouth common stock at the effective time of the merger, first excluding any cash consideration and then including the cash consideration without giving effect to any adjustment pursuant to the Merger Agreement:

Closing Price of BancorpSouth Common Stock	Implied Value per Share of Central Community Common Stock(1)	Implied Value per Share of Central Community Common Stock(2)
$24.50	$5,066.75	$5,879.71
24.75	5,118.45	5,931.41
25.00	5,170.15	5,983.11
25.25	5,221.85	6,034.81
25.50	5,273.56	6,086.52
25.75	5,325.26	6,138.22

(1)	The implied value per share of Central Community common stock in this column assumes 35,057 shares of Central Community common stock are issued and outstanding at the effective time of the merger and is calculated without regard to any cash consideration.
(2)	The implied value per share of Central Community common stock in this column assumes 35,057 shares of Central Community common stock are issued and outstanding at the effective time of the merger and includes cash consideration without giving effect to any adjustment pursuant to the Merger Agreement.

At the effective time of the merger, all shares of Central Community common stock held by Central Community or its subsidiary bank, other than shares held in a fiduciary capacity or in connection with a debt previously contracted, will be canceled and will cease to exist, and no BancorpSouth common stock or other consideration will be delivered in exchange for such shares. Also at the effective time of the merger, all shares of BancorpSouth common stock held by Central Community or its subsidiary bank, other than shares held in a fiduciary capacity or in connection with a debt previously contracted, will become treasury stock and all other shares of BancorpSouth common stock outstanding as of the effective time will remain outstanding.

At the effective time of the merger, Central Community stockholders, other than those who perfect dissenters’ rights in accordance with Delaware law, will have no further rights as Central Community stockholders, other than the right to receive their per share merger consideration. After the effective time of the merger, there will be no transfers on Central Community’s stock transfer books of shares of Central Community common stock. If, after the effective time, stock certificates representing shares of Central Community common stock are presented for transfer to Registrar and Transfer Company, the exchange agent for the merger, they will be canceled and exchanged for either cash or certificates representing shares of BancorpSouth common stock as provided in the Merger Agreement.

If, prior to the merger, shares of BancorpSouth common stock are changed into a different number or class of shares as a result of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend is declared on the shares of BancorpSouth common stock with a record date prior to the merger, the stock portion of the merger consideration will be adjusted accordingly.

Treatment of Stock Options

Central Community has represented in the Merger Agreement that there are no existing options, stock appreciation rights, stock appreciation units, warrants, call convertible securities or commitments of any kind obligating Central Community to issue any authorized and unissued Central Community stock or preferred stock.

Representations and Warranties

The Merger Agreement contains a number of representations and warranties by Central Community (on its own behalf and on behalf of its subsidiaries other than subsidiaries that will be distributed by Central Community prior to the merger) and BancorpSouth regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger that are customary for a transaction of this kind. They include, among other things, representations as to:

•	the organization, existence, corporate power and authority of each company and their respective subsidiaries;

•	the capitalization of each company and their respective subsidiaries;

•	the absence of conflicts with and violations of law and various documents, contracts and agreements;

•	the consents or approvals of or filings or registrations with any governmental authority or third party necessary in connection with the consummation of the merger;

•	the absence of any proceedings pending, knowledge of any proceedings threatened, or knowledge of any basis for such proceedings to be brought;

•	the fair presentation in all material respects of reports and financial statements provided to the other company;

•	compliance with applicable laws;

•	the filing of all reports, registrations and statements with applicable regulatory agencies; and

•	the absence of any event or circumstance which is reasonably likely to have a material adverse effect.

The Merger Agreement also contains an additional representation and warranty solely by BancorpSouth regarding the timely filing of SEC reports, which is customary for a transaction of this kind. It includes, among other things, representations as to the timely filing of all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Exchange Act for the past three years.

The Merger Agreement also contains a number of additional representations and warranties solely by Central Community regarding aspects of its business, financial condition, structure and other facts pertinent to the merger that are customary for a transaction of this kind. They include, among other things, representations as to:

•	ownership of investments such as securities, including municipal bonds;

•	loan portfolio matters and reserve for loan losses;

•	the absence of certain loans and related matters;

•	the absence of participation in the trust business, such as not being appointed to serve in a fiduciary or representative capacity in respect of any trusts, executorships, administrations, guardianships, conservatorships, or other fiduciary representative capacity;

•	ownership of real property and leased real property;

•	ownership of personal property;

•	compliance with applicable environmental laws;

•	the timely filing and accuracy of tax returns and timely payment of taxes due and owing;

•	the existence, performance and legal effect of certain contracts and commitments;

•	the adequacy and efficacy of fidelity bonds and insurance policies;

•	the absence of regulatory actions pending, or to the knowledge of Central Community, threatened against Central Community or any of its subsidiaries by or before any governmental body or arbitrator having jurisdiction over Central Community or any of its subsidiaries;

•	the absence of any reason to believe it will not be able to obtain all regulatory approvals;

•	satisfactory relations with the employees of Central Community and its subsidiaries;

•	compensation and the operation of all employee benefit plans in accordance with applicable law;

•	deferred compensation and salary continuation arrangements;

•	the absence of any broker’s or finder’s fees due in connection with the merger;

•	a sufficient system of internal accounting controls;

•	not being a party to derivative contracts such as exchange-traded or over-the-counter swaps, forward, future, option, cap, floor or collar financial contracts or agreements, or any other financial derivative contracts;

•	no deposit of the Bank being a “brokered” deposit or subject to any encumbrance, legal restraint or other legal process;

•	issuing and having presently outstanding trust preferred securities of subsidiary trusts;

•	ownership of intellectual property rights and the absence of actions for the infringement of intellectual property;

•	an accurate stockholders’ list;

•	the absence of being subject to certain securities rules and regulations and the compliance with securities rules and regulations in regard to the issuance of securities by Central Community and its subsidiaries;

•	the lack of knowledge of any plan or intention on the part of any stockholder of Central Community to make written demand for payment of the fair value of such holder’s share of company stock;

•	the absence of any anti-takeover laws to which Central Community or the merger may be subject; and

•	the receipt, prior to the execution of the merger, of a fairness opinion from Commerce Street Capital, stating that the aggregate merger consideration to be received by the stockholders of Central Community pursuant to the Merger Agreement is fair, from a financial point of view, to such stockholders.

All representations, warranties and covenants of the parties, other than the covenants in specified sections which relate to continuing matters, terminate upon the closing of the merger.

Conduct of Business Prior to the Merger and Other Covenants

In the Merger Agreement, Central Community agreed that, except as expressly contemplated or permitted by the Merger Agreement or with the prior written consent of BancorpSouth, Central Community will carry on its business in the ordinary course consistent with past practice. Each of the parties also agreed to refrain from engaging in, or permitting its subsidiaries to engage in, certain activities which are described in the Merger Agreement.

Central Community has agreed to refrain, among other things, from:

•	adjusting, splitting, combining, or reclassifying any of its capital stock;

•	entering or committing to enter into any new loans outside the ordinary course of business, or in an amount in excess of $500,000 individually or in the aggregate to a new borrower or in an amount in excess of $1,000,000 individually or in the aggregate to any existing borrower with respect to any existing loan to be modified or renewed, without having provided prior written notice to BancorpSouth;

•	issuing, selling, or obligating itself to issue or sell any shares of its capital stock or any warrants, rights, or options to acquire, or any securities convertible into, any shares of its capital stock;

•	granting any stock appreciation rights, stock appreciation units, restricted stock, stock options or other form of incentive compensation, or voluntarily accelerating the vesting of, or the lapsing of restrictions with respect to, any stock options, restricted stock, or other stock-based compensation;

•	opening, closing or relocating any branch office, or acquiring or selling or agreeing to acquire or sell, any branch office or any deposit liabilities;

•	creating, amending or terminating any material contract, or any other material agreement, or acquiring or disposing of any material amount of assets or liabilities or making any change in any of its leases, except in the ordinary course of business;

•	adopting, amending or terminating any employee benefit plan or any agreement, plan or policy with one or more of its current or former directors, officers or employees;

•	granting any severance or termination payment to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any office director, employee or agent of Central Community or its subsidiaries;

•	increasing in any manner the compensation or fringe benefits of any of its employees, directors or consultants other than in the ordinary course of business pursuant to policies currently in effect; paying any perquisite other than in accordance with past practice; or instituting any employee welfare, retirement or similar plan or arrangement;

•	amending any employee plan, other than as required to maintain the tax qualified status of such plan or as contemplated under the Merger Agreement;

•	declaring or paying any dividends on, or making other distributions in respect of, any of its capital stock during any period, other than dividends or distributions by the Bank to Central Community or as provided in the Merger Agreement; or directly or indirectly purchasing, redeeming, or otherwise acquiring any shares of Central Community stock;

•	changing its accounting methods, except as required by changes in generally accepted accounting principles or regulatory accounting principles;

•	selling, transferring, conveying, encumbering or disposing of any of its properties or assets other than real estate owned properties under contract for sale of the date of the Merger Agreement or as contemplated by the Merger Agreement;

•	foreclosing upon or otherwise acquiring any commercial real property;

•	increasing or decreasing the rate of interest paid on deposit accounts, except in accordance with past practices and safe and sound banking practices;

•	charging-off any loan or other extension of credit except as provided by the Merger Agreement;

•	establishing any new subsidiary or affiliate or entering into any new line of business;

•	making any equity investment in, or purchase outside of the ordinary course of business any property or assets of any other person, except as permitted by the Merger Agreement;

•	materially deviating from policies and procedures existing as of the date of the Merger Agreement with respect to classification of assets, allowance for loan losses, and accrual of interest on assets, except as otherwise required by provisions of the Merger Agreement, applicable law or regulation or any governmental authority;

•	amending or changing ay provision of the charter or bylaws of Central Community or its subsidiaries;

•	making capital expenditures in excess of $50,000 in the aggregate,

•	excluding deposits and certificates of deposits, incurring or modifying any indebtedness for borrowed money, including Federal Home Loan Bank advances;

•	prepaying any indebtedness or other similar arrangement so as to cause Central Community to incur any prepayment penalty thereunder;

•	settling any proceeding involving payment by it of money damages in excess of $50,000 in the aggregate or imposing any restriction on the operation of Central Community or its subsidiaries; or

•	making any changes to its investment securities portfolio from that as of December 31, 2013, or the manner in which the portfolio is classified or reported; provided, however, that Central Community and the Bank may, to the extent consistent with past practices and safe and sound banking practices, sell investment securities and purchase U.S. governmental agency securities, mortgage-backed securities and municipal securities having a maturity date no greater than one year.

Central Community has agreed to, among other things:

•	call and hold a special meeting of its stockholders and, through its boards of directors, to recommend the Merger Agreement and the transactions contemplated thereby for approval to its stockholders. Central Community also agreed to use its commercially reasonable best efforts to obtain all third-party consents required under certain of its contracts;

•	furnish BancorpSouth with all information concerning Central Community or any of its subsidiaries required for inclusion in any regulatory applications or SEC filings;

•	refrain from soliciting, initiating, accepting, or participating in any discussion relating to any business combination involving it or any offer to acquire all of substantial portion of its assets;

•	notify BancorpSouth in writing within two business days, after receipt of any unsolicited acquisition proposal and provide reasonable detail as to the identity of the person making such acquisition proposal and the material terms of such acquisition proposal; and immediately cease and cause to be terminated any existing activities, discussion, or negotiations with any person conducted that relate to any acquisition proposal;

•	use reasonable efforts to terminate certain contracts relating to the processing of data;

•	make certain conforming accounting adjustments if requested by BancorpSouth;

•	purchase certain liability insurance as directed by the terms of the Merger Agreement;

•	maintain its allowance for loan losses at a level specified by the Merger Agreement;

•	use its commercially reasonable best efforts to obtain all consents, approvals, authorizations, waivers, or affirmations;

•	allow two designated representatives of BancorpSouth to attend certain company and bank meetings as indicated in the terms of the Merger Agreement;

•	allow BancorpSouth to conduct an environmental investigation of its property and indemnify and hold harmless BancorpSouth for any claims related to the environmental inspection;

•	make available all documents and other materials relating to environmental conditions of any real property owned or leased by Central Community or the Bank;

•	cooperate as necessary in conjunction with all approvals, filing, and other steps necessary to cause the consummation of the merger between BancorpSouth Bank and the Bank;

•	take all steps necessary and cause its subsidiaries to take all steps necessary, in accordance with the terms of the Merger Agreement, to cause (a) the divestiture of all of its ownership and financial interest in all of its subsidiaries, other than (i) the Bank, (ii) FSBT Properties, Inc., (iii) Central Community Capital Trust I, and (iv) First Central Union Capital Trust I, and (b) terminate all affiliate agreements;

•	take all steps necessary and cause its subsidiaries to take all steps necessary, in accordance with the terms of the Merger Agreement, to dispose of its interest in certain rock quarries foreclosed by the Bank; and

•	provide financial statements as of future dates which fairly present, in all material respects, the consolidated financial positions, results of operations, stockholders’ equity and cash flows of Central Community.

BancorpSouth has agreed to, among other things:

•	prepare and file all necessary regulatory filings and take all reasonable action to aid and assist in the consummation of the merger; and provide copies of such regulatory filings to Central Community for which confidential treatment has not been requested;

•	prepare and file with the SEC a this registration statement and any other applicable documents necessary cause this registration statement to become effective;

•	file all documents required to be filed to have the shares of BancorpSouth common stock to be issued in the merger included for listing on the New York Stock Exchange;

•	use commercially reasonable efforts to file in a timely manner all reports with the SEC required to be filed to be in compliance with Rule 144;

•	properly issue BancorpSouth common stock to the stockholders of Central Community pursuant to the terms of the Merger Agreement; and

•	under certain conditions and time limits per the terms of the Merger Agreement, indemnify and hold harmless each present director and officer and certain affiliates of Central Community.

The Merger Agreement also contains certain other agreements relating to the conduct of the parties prior to the merger, including, among other things, those requiring each party to:

•	take all actions required to comply with any legal requirements to complete the merger;

•	afford to the other party and its representatives access during normal business hours to all of such party’s information concerning its business, properties and personnel as the other party may reasonably request;

•	provide prompt written notice of any representation or warranty made by it in the Merger Agreement becoming untrue or inaccurate in any material respect, including as a result of any change in a schedule, or failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied under the Merger Agreement;

•	maintain the confidentiality of certain information as agreed by the parties; and

•	not to issue any publication, press release or public announcement with respect to the transactions contemplated by the Merger Agreement without the consent of the other party, except as otherwise required by law.

Central Community has agreed to, to the extent requested by BancorpSouth, execute and deliver such instruments and take such other actions as BancorpSouth may reasonable require in order to cause the amendment or termination of any Central Community employee plan on terms satisfactory to BancorpSouth and in accordance with applicable law and effective prior to the closing date, except that the winding up of any such plan may be completed following the closing date.

BancorpSouth has agreed to cause the employees of Central Community to be eligible to participate in BancorpSouth’s employee benefit plans in which similarly situated employees of BancorpSouth participate, to the same extent as similarly situated employees of BancorpSouth. Additionally, each Central Community employee will be entitled to credit for past service with Central Community for the purpose of satisfying any eligibility or vesting period under BancorpSouth’s 401(k) Profit Sharing Plan to the extent permitted by such BancorpSouth plan and applicable law. Central Community employees shall be treated as new hires and shall not receive credit for any past service with Central Community for any purposes under any defined benefit pension plan maintained for employees of BancorpSouth and BancorpSouth Bank, including the BancorpSouth, Inc. Retirement Plan, the BancorpSouth, Inc. Restoration Plan and the BancorpSouth, Inc. Supplemental Executive Retirement Plan.

Central Community has agreed to notify the trustees with respect to the trust preferred issues, or any successor trustee named for purposes of trust preferred issues, of the execution of the Merger Agreement as soon as practicable following the execution of the Merger Agreement and cooperate with BancorpSouth and the trustees to facilitate BancorpSouth’s assumption of the trust preferred issues. BancorpSouth shall take such action as is required to assume the securities issued by Central Community Capital Trust I and First Central Union Capital Trust I on or before the effective time of the Merger Agreement.

Conditions to the Merger

The obligations of Central Community and BancorpSouth to complete the merger are subject to the satisfaction (or waiver, where legally allowed), at or prior to the effective time of the merger, of a number of conditions, which are set forth in the Merger Agreement. These conditions include:

•	the representations and warranties of each company set forth in the Merger Agreement shall be true and correct in all material respects as of the closing date;

•	the obligations of each company set forth in the Merger Agreement shall have been performed in all material respects;

•	the absence of any governmental order, regulation or injunction preventing or restricting completion of the merger;

•	each of the employment agreements, director support agreement, and director/officer releases shall remain in full force and effect;

•	the holders of less than 5% of the total outstanding shares of Central Community common stock have exercised dissenters’ rights with respect to the merger;

•	the required consents shall have been obtained, and BancorpSouth shall have received evidence thereof in form and substance satisfactory to BancorpSouth;

•	as of the closing date, Central Community’s allowance for loan losses shall be equal to at least the minimum allowance amount (as defined in the Merger Agreement);

•	Central Community will accrue for any costs and expenses, including legal fees and expenses and settlement costs, related to the outstanding proceeding set forth in the schedule to the Merger Agreement, as such schedule may be updated, as specified in such schedule, or if no such amount is specified, as reasonably determined by BancorpSouth;

•	termination of Central Community employee plans as requested by BancorpSouth;

•	the subsidiary disposition, as described above, shall have occurred in a manner acceptable to BancorpSouth in its sole discretion;

•	the quarry disposition, as described above, shall have occurred in a manner acceptable to BancorpSouth in its sole discretion;

•	the trust preferred assumption, as described above, shall have occurred prior to or contemporaneously with the effective time of the merger;

•	Central Community shall have delivered to BancorpSouth all other instruments and documents which BancorpSouth or its counsel may reasonably request to effectuate the transactions contemplated by the merger;

•	receipt of all required regulatory approvals and the expiration of any regulatory waiting periods;

•	approval of the merger by the stockholders of Central Community;

•	receipt of opinions of legal counsel to each company that the U.S. federal income tax treatment of the merger will generally be as described in this Proxy Statement/Prospectus;

•	BancorpSouth’s registration statement on Form S-4 shall have become effective under the Securities Act;

•	the New York Stock Exchange authorizing for listing the shares of BancorpSouth common stock to be issued to Central Community stockholders; and

•	the occurrence of the trust preferred assumption, as described above, prior to or contemporaneously with the effective time of the Merger Agreement.

We cannot guarantee that all required regulatory approvals will be obtained or that all of the other conditions precedent to the merger will be satisfied or, where legally permitted, waived by the party permitted to do so.

Director Support Agreements

In connection with the execution of the Merger Agreement, each of the directors of Central Community and the Bank, other than those individuals who otherwise entered into employment agreements with BancorpSouth to serve as officers following the effective time of the merger, executed director support agreements. The director support agreements require each director of Central Community and the Bank to use his or her best efforts to refrain from harming the goodwill of BancorpSouth, BancorpSouth Bank, Central Community, the Bank, and their respective subsidiaries and customer and client relationships. The director support agreements also include restrictions on disclosure of certain confidential information and competition with BancorpSouth, BancorpSouth Bank, Central Community and the Bank by the directors prior to the consummation of the merger or the termination of the Merger Agreement.

Release by Officers and Directors of Central Community

Upon execution of the Merger Agreement, all of the directors and certain officers of Central Community executed release agreements. These agreements release Central Community and the Bank and their respective successors, assigns, and related parties from all claims arising from liabilities and obligations existing prior to the effective time of the merger, subject to certain limitations.

Voting Agreement and Irrevocable Proxy

Upon execution of the Merger Agreement, each of the directors and certain officers of Central Community and the Bank entered into a voting agreement and irrevocable proxy, together referred to as the voting agreement. The voting agreement obligates these directors and officers to vote their shares of Central Community in favor of the merger and against approval of any other proposal to acquire the stock or assets of Central Community, subject to certain limitations involving their fiduciary or other legal obligations. The voting agreement further restricts these directors and officers from seeking competing proposals for the acquisition of Central Community or the assets of Central Community. The voting agreement will remain in effect until the consummation of the merger or the termination of the Merger Agreement.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the merger by Central Community stockholders, as set forth in the Merger Agreement, including by mutual consent of BancorpSouth and Central Community. In addition, the Merger Agreement may generally be terminated by either party if:

•	a court of competent jurisdiction in the United States or other governmental entity issues an order, decree or ruling or takes any other action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action is final and non-appealable or any of the transactions contemplated by the Merger Agreement are disapproved by any governmental entity or other person whose approval is required;

•	the merger is not completed on or before July 21, 2014, unless one or more regulatory approvals have not been received, in which case the Merger Agreement may be terminated if the merger is not completed on or before August 20, 2014;

•	Central Community stockholders fail to approve the Merger Agreement; or

•	any of the representations or warranties provided by the other party set forth in the Merger Agreement become untrue or incorrect or the other party materially breaches its covenants set forth in the Merger Agreement, and the representation or material breach is not cured within the prescribed time limit.

Central Community may terminate the Merger Agreement, without the consent of BancorpSouth, if the board of directors of Central Community receives an unsolicited, bona fide alternative “acquisition proposal” (as defined in the Merger Agreement)

and, under certain terms and conditions, determines that it is a superior proposal to that of the Merger Agreement and that the failure to accept such proposal would cause the board of directors to violate its fiduciary duties under applicable law; but Central Community must notify BancorpSouth of the superior proposal at least five business days before terminating the Merger Agreement, during which time BancorpSouth has the right to adjust the terms and conditions of the Merger Agreement so that the superior proposal no longer constitutes a superior proposal.

In addition, BancorpSouth may terminate the Merger Agreement, without the consent of Central Community, if any required regulatory approval is obtained subject to restrictions or conditions on the operations of Central Community, the Bank, BancorpSouth or BancorpSouth Bank that are reasonably unacceptable to BancorpSouth.

BancorpSouth also has the right to terminate the Merger Agreement on or prior to April 22, 2014, if the results of any environmental inspections or surveys of Central Community properties identify certain potential or current violations of environmental laws or environmental law requires certain remedial or clean up action that could have a material adverse effect on Central Community.

BancorpSouth may also terminate the Merger Agreement if Central Community has materially breached its non-solicitation obligations contained in the Merger Agreement in a manner adverse to BancorpSouth, the board of Central Community resolves to accept a competing acquisition proposal or the board of Central Community changes its recommendation regarding the merger.

Termination Fee

If the Merger Agreement is terminated by:

•	BancorpSouth because Central Community materially breaches the non-solicitation obligations set forth in the Merger Agreement in a manner adverse to BancorpSouth;

•	BancorpSouth because Central Community’s board of directors resolves to accept another acquisition proposal;

•	BancorpSouth because Central Community’s board of directors withdraws, amends or modifies, in any manner adverse to BancorpSouth, its recommendation or approval of the Merger Agreement or the merger; or

•	Central Community because Central Community’s board of directors receives an unsolicited, bona fide alternative acquisition proposal and, under certain terms and conditions, determines that it is a superior proposal to that of the Merger Agreement taking into account any adjustments made by BancorpSouth to the merger consideration, then, unless BancorpSouth is in material breach of any covenant or obligation under the Merger Agreement, Central Community will be required to pay BancorpSouth a termination fee of $8,000,000 plus up to $750,000 for BancorpSouth’s expenses related to the merger.

If either BancorpSouth or Central Community terminates the Merger Agreement:

•	after July 21, 2014 (or August 20, 2014, if regulatory approval has not been obtained by July 21, 2014), and if at the time of termination, the registration statement of which this proxy statement/prospectus is a part has been declared effective for at least 25 business days prior to such termination and Central Community has failed to call, give notice of, convene and hold the Central Community special meeting by such date, or

•	without regard to timing, if Central Community’s stockholders do not approve the Merger Agreement and an acquisition proposal exists at the time of termination,

then, unless BancorpSouth is in material breach of any covenant or obligation under the Merger Agreement, Central Community will be required to pay BancorpSouth up to $750,000 for its expenses related to the merger.

If either BancorpSouth or Central Community terminates the Merger Agreement, and within 12 months of termination of the Merger Agreement Central Community enters into an acquisition agreement with a third party:

•	after July 21, 2014 (or August 20, 2014, if regulatory approval has not been obtained by July 21, 2014), and if at the time of termination, Central Community’s stockholders have not approved the Merger Agreement, or

•	without regard to timing, if Central Community’s stockholders do not approve the Merger Agreement and an acquisition proposal exists at the time of termination,

then, unless BancorpSouth is in material breach of any covenant or obligation under the Merger Agreement, Central Community will be required to pay BancorpSouth a termination fee of $8,000,000 plus up to $750,000 for BancorpSouth’s expenses related to the merger.

Indemnification

BancorpSouth has agreed to provide indemnification following the closing of the merger to the officers and directors of Central Community, the Bank, FSBT Properties, Inc., Central Community Capital Trust I, and First Central Union Capital Trust I, for claims arising out of matters existing or occurring at or prior to the effective time of the merger, subject to restrictions imposed by law.

Amendment of the Merger Agreement

Subject to compliance with applicable law, the Merger Agreement may be amended by Central Community and BancorpSouth, by action taken or authorized by their respective boards of directors, at any time. After any approval of the Merger Agreement by Central Community stockholders, however, there may not be, without further approval of the Central Community stockholders, any amendment of the Merger Agreement which reduces the amount or changes the form of the consideration due under the Merger Agreement, other than as contemplated in the Merger Agreement. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of BancorpSouth and Central Community.

Waiver

Prior to the merger, BancorpSouth and/or Central Community, as applicable, may extend the time for the performance of any of the obligations or other acts of the other party to the Merger Agreement, waive any inaccuracies in the representations or warranties of the other party contained in the Merger Agreement or waive compliance with any of the agreements or conditions of the other party contained in the Merger Agreement.

Expenses

Each party to the Merger Agreement will bear all expenses incurred by it in connection with the Merger Agreement and the merger.

Management and Operations Following the Merger

The officers and directors of each of BancorpSouth and BancorpSouth Bank immediately prior to the effective time of the merger will continue to be the officers and directors of BancorpSouth and BancorpSouth Bank, respectively, following the merger. Mr. Donald R. Grobowsky, the current chairman, president, and chief executive officer of Central Community will be joining the board of directors of BancorpSouth and BancorpSouth Bank. Certain other executive officers of Central Community will be retained by BancorpSouth and may serve as officers of BancorpSouth Bank but will not serve as executive officers of BancorpSouth. Central Community will be merged with and into BancorpSouth, with BancorpSouth being the surviving corporation. The surviving corporation will operate under the name “BancorpSouth, Inc.” and will continue to engage in the same business as prior to the merger. The Bank will merge with and into BancorpSouth Bank. The surviving subsidiary bank will operate under the name “BancorpSouth Bank.”

Following the merger, the board of directors of BancorpSouth will consist of 19 members. Eighteen of these directors will be the current members of the board of directors of BancorpSouth. For more information on these individuals, see BancorpSouth’s filings incorporated by reference as described under “WHERE YOU CAN FIND MORE INFORMATION” in this Proxy Statement/Prospectus. Donald R. Grobowsky, the current chairman, president, and chief executive officer of Central Community, will be joining the BancorpSouth board of directors as the 19th member. If, prior to the closing date, Mr. Grobowsky becomes unavailable for any reason to serve as a member of the board of directors of BancorpSouth following the effective date of the merger, the board will continue with its current 18 members of the board of directors. Biographical information with respect to Mr. Grobowsky is set forth below:

Donald R. Grobowsky, age 68, has served as Chairman, President and Chief Executive Officer of Central Community since its formation as a bank holding company to own the Bank in 1990.

Mr. Grobowsky has also served as Chairman and Chief Executive Officer of the Bank since it was acquired by an investor group in 1987. From the late 1970’s until its merger with the Bank in 2008, Mr. Grobowsky was also a controlling shareholder and Vice Chairman of The First State Bank, Granger, Texas and its holding company, First Central Union.

From 1985 to 1987, Mr. Grobowsky was President and Chief Executive Officer of Central Texas Savings & Loan Association, Waco, Texas. Prior to that, Mr. Grobowsky was Chairman and Chief Executive Officer of Interfirst Bank Temple from 1982 until 1985, having joined that bank in 1976 as a loan officer and Vice President. Prior to that, Mr. Grobowsky was employed by First City Bancorporation, Houston at the bank holding company level from 1974 to 1976. Mr. Grobowsky was a national bank examiner from 1968 to 1974.

Mr. Grobowsky graduated from The University of Texas at Austin in 1968. He started his banking career while in college, working at Austin National Bank.

Mr. Grobowsky presently serves on the Board of Directors of Scott & White Memorial Hospital, the Scott and White Health Plan and the Scott, Sherwood and Brindley Foundation. Mr. Grobowsky previously served as Chairman of the Texas Bankers Association, President and Director of the Temple Chamber of Commerce and President and Director of the Temple Industrial Foundation.

Mr. Grobowsky was selected to be a member of BancorpSouth’s board of directors because of his experience in the banking industry, financial expertise, and extensive experience serving on the boards of directors of banks, bank holding companies and other organizations.

Management of BancorpSouth believes that Mr. Grobowsky is independent within the meaning of the relevant New York Stock Exchange rules. In accordance with the rules of the New York Stock Exchange, a formal independence determination with respect to Mr. Grobowsky will be made following the effective date of the merger by the board of directors of BancorpSouth. As of the date of this Proxy Statement/Prospectus, no determination has been made with respect to him serving as a member of any committee. Mr. Grobowsky will receive compensation for his service as a director as described in BancorpSouth’s filings incorporated by reference under “WHERE YOU CAN FIND OTHER INFORMATION.”

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

BancorpSouth

BancorpSouth common stock is listed on the New York Stock Exchange under the symbol “BXS.” As of February 17, 2014, BancorpSouth common stock was held of record by approximately 8,125 holders. On January 21, 2014, the last full trading day prior to the public announcement of the merger, the closing sales price of BancorpSouth common stock was $24.97 per share. On March 19, 2014, the last practicable trading day before the distribution of this Proxy Statement/Prospectus, the closing sales price of BancorpSouth common stock was $25.47 per share. You should obtain current market quotations for the shares of BancorpSouth common stock from a newspaper, the Internet or your broker. The following table sets forth the high and low sale prices for BancorpSouth common stock as reported on the New York Stock Exchange, and cash dividends declared per share of BancorpSouth common stock, for the periods indicated:

	Sale Prices		Cash Dividends Per Share
	High	Low
2013
First Quarter	$16.52	$14.14	$0.01
Second Quarter	18.06	14.72	0.01
Third Quarter	20.77	17.76	0.05
Fourth Quarter	25.54	19.64	0.05
2012
First Quarter	$14.21	$10.85	$0.01
Second Quarter	14.70	12.40	0.01
Third Quarter	15.69	13.81	0.01
Fourth Quarter	15.00	12.55	0.01
2011
First Quarter	$16.75	$14.71	$0.11
Second Quarter	16.25	11.57	0.01
Third Quarter	14.35	8.61	0.01
Fourth Quarter	11.39	8.23	0.01

Central Community

There is no established public trading market for shares of Central Community common stock, which is inactively traded in private transactions. On May 28, 2013, there were six trades of a total of 393 shares, all at a price of $2,700 per share. There were no other trades in shares of common stock of Central Community during 2013 or in 2014 to date.

INFORMATION ABOUT BANCORPSOUTH

Important business and financial information about BancorpSouth is incorporated by reference into this Proxy Statement/Prospectus. See the section entitled “WHERE YOU CAN FIND MORE INFORMATION” that begins on page 75 of this Proxy Statement/Prospectus.

Pending Acquisition

On January 8, 2014, BancorpSouth announced that it entered into a definitive agreement to acquire Ouachita Bancshares and its subsidiary bank, Ouachita Independent Bank, a Louisiana state bank with total assets of approximately $652.2 million, total loans of approximately $477.8 million, total deposits of approximately $549.7 million and shareholders’ equity of approximately $53.1 million as of December 31, 2013. Ouachita Independent Bank is a full service commercial bank with 13 locations in Louisiana and one location in Mississippi.

Under the terms of the definitive agreement, Ouachita Bancshares shareholders will receive an aggregate of $22,875,000 in cash and 3,675,000 shares of BancorpSouth common stock for all outstanding shares of Ouachita Bancshares common stock, subject to certain conditions and potential adjustments. The merger has been approved by the boards of directors of both BancorpSouth and Ouachita Bancshares and is expected to close during the second quarter of 2014. The transaction is subject to certain conditions, including the approval by shareholders of Ouachita Bancshares and customary regulatory approvals.

INFORMATION ABOUT CENTRAL COMMUNITY

Business

Central Community was incorporated as a Delaware corporation in 1990 to serve as a bank holding company to the Bank. Through its subsidiaries, Central Community also engages in certain bank and nonbank related activities, including real estate investment, title insurance, general insurance, and bank building ownership and management.

The Bank was chartered as a Texas state bank in 1909. Since the 1990 formation of Central Community and its acquisition of the Bank, both Central Community and the Bank have expanded its Central Texas market through a combination of internal growth (including opening new branch offices) and acquisitions of other banks and bank branches and.

As a financial holding company, Central Community is subject to supervision and regulation by the Federal Reserve in accordance with the requirements of the Bank Holding Company Act of 1956 and by the rules and regulations issued by the Federal Reserve. The Bank is regulated by the Texas Department of Banking and the Federal Deposit Insurance Corporation.

As of December 31, 2013, Central Community had, on a consolidated basis, total assets of $1.3 billion, total deposits of $1.1 billion and total stockholders’ equity of $128.2 million. Central Community does not file reports with the SEC. Central Community does, however, provide annual reports, including audited financial statements, to its stockholders in connection with its annual meeting.

Products and Services

The Bank is a traditional commercial bank, offering a broad range of bank and bank-related services. It performs banking services customary for full service banks of similar size for customers in the primary market areas it serves. Based on a community banking philosophy of developing broad customer relationships, the Bank offers a wide range of bank and bank related services. The Bank offers loans to small- and medium-sized businesses for the purpose of purchasing equipment, inventory, facilities or working capital. Consumer loans offered include loans for the purchase of automobiles, recreational vehicles, personal residences and household goods and for home improvement needs. The Bank also offers depository services and various checking account services. Cashier’s checks, money orders and wire transfer services are also available. The Bank does not offer trust services.

Market Area

The Bank operates 31 full service banking offices: 11 in the Austin – Round Rock, Texas area; 11 in the Killeen – Temple – Fort Hood, Texas area; two in Marble Falls, Texas and seven in various other communities in Central Texas. The Bank’s primary market consists of the communities served by its 31 locations in twelve contiguous counties in Central Texas. The Bank is the largest independent bank headquartered in Austin.

Competition

The table lists the Bank’s deposit market share for certain significant market areas (including Metropolitan Statistical Areas or MSAs) in which the Bank provides services.

Market Area	Market Rank(1)	No. of Institutions in Market	Branch Count	Deposits In Market (in millions)	Market Share (%)

Austin/Round Rock	17	72	476	30,293	.95

Killeen/Temple/Ft. Hood	5	22	91	3,967	10.81

Marble Falls	4	16	19	730	9.26

(1)	Deposit information used to determine market rank was provided by the FDIC’s Summary of Deposits, reported as of June 30, 2013.

Each activity in which Central Community is engaged involves competition with other banks, as well as with nonbanking financial institutions and nonfinancial enterprises. In addition to competing with other commercial banks inside and outside of its primary service area, Central Community competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, financial companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises. Central Community also competes with equipment suppliers in furnishing equipment financing. Banks and other financial institutions with which Central Community competes may have capital resources and legal loan limits substantially higher than those maintained by Central Community.

Employees

As of December  31, 2013, Central Community had 244 full-time equivalent employees, none of whom is covered by a collective bargaining agreement.

Legal Proceedings

There are no threatened or pending legal proceedings against Central Community which, if determined adversely, would, in the opinion of management, have a material adverse effect on Central Community’s business, financial condition, results of operations or cash flows.

Market Price of and Dividends on Common Equity

There is no established public trading market for shares of Central Community common stock, which is inactively traded in private transactions. On May 28, 2013, there were six trades of a total of 393 shares, all at a price of $2,700 per share. There were no other trades in shares of common stock of Central Community during 2013 or in 2014 to date. Central Community has not paid any dividends on its common stock since January 2008.

Security Ownership of Certain Beneficial Owners and Management Prior to the Merger

The following table sets forth certain information regarding the beneficial ownership of Central Community common stock as of March 18, 2014, by (1) directors and named executive officers of Central Community, (2) each person who is known by Central Community to own beneficially 5% or more of the Central Community common stock and (3) all directors and named executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of Central Community believes that each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each shareholder is the same as the address of Central Community.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned(1)

Directors and Executive Officers
Max Atkins	100		*
Louis Casey	213	(2)	*
Don Cast	828		2.36%
Randy Dozeman	426	(3)	1.21%
Morris Foster	355	(4)	1.01%
T. Gerry Gamble	669	(5)	1.90%
Will Garner	22	(6)	*
George Grobowsky	0		*
Don R. Grobowsky	8,028	(7)	22.90%
Bill Hardin	294		*
Minnie Hart	313	(8)	*
Al Knight	25		*
Dell Martin	0		*
Keith McKeever	218	(9)	*
Ben Morgan	5		*
Randy Ramsey	152	(10)	*
Phil Scanio	300		*
Directors and Officers (as a group, 17 persons)	11,948		34.08%

*	Indicates ownership which does not exceed 1.0%

(1)	The percentage beneficially owned was calculated based on 35,057 shares of Central Community common stock outstanding as of March 18, 2014.
(2)	Includes 145 shares held of record by an IRA account.
(3)	Includes 94 shares held of record by the Central Community employee stock ownership plan.
(4)	Shares held of record by trusts for children.
(5)	Includes 104 shares held of record by the Central Community employee stock ownership plan, and 20 shares held of record by an IRA account.
(6)	Includes 7 shares held of record by the Central Community employee stock ownership plan.
(7)	Includes 1640 shares held by First Central Union, of which he is the controlling shareholder and 227 shares held of record by the Central Community employee stock ownership plan. Mr. Grobowsky is the only beneficial owner of 5% or more of Central Community common stock.
(8)	Includes 113 shares held of record by the Central Community employee stock ownership plan.
(9)	Includes 18 shares held of record by the Central Community employee stock ownership plan.
(10)	Includes 2 shares held of record by the Central Community employee stock ownership plan.

Pre-Merger Divestiture of Certain Subsidiaries and Assets

Under the terms of the Merger Agreement, Central Community is required to divest of all of its ownership and financial interest in all of its subsidiaries other than the Bank, FSBT Properties, Inc., Central Community Capital Trust I and First Central Union Trust I, prior to the closing of the merger. The subsidiaries of Central Community to be divested prior to completion of the merger are as follows:

•	FSBT Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Central Community that primarily serves as the holding company for the Texas entities set forth below.

•	Group Investment Holdings, Inc., a Texas corporation and wholly-owned subsidiary of FSBT Holdings, Inc. that holds certain real estate acquired from the bank at foreclosure and 100% of Texas Limestone Materials, LLC, the operator of a foreclosed quarry.

•	First State Central Texas Insurance, LLC, a Texas limited liability company that serves as the 1% general partner of First Central Texas Insurance, Ltd. FSBT Properties, Inc. owns a 50% interest in First State Central Texas Insurance, LLC.

•	First Central Texas Insurance Ltd., a Texas limited partnership that is a general Central Texas insurance agency. FSBT Holdings, Inc. owns a 49.5% limited partnership interest and First State Central Texas Insurance, LLC owns a 1% general partnership interest in First Central Texas Insurance Ltd.

•	ITCOT, LLC, a Texas limited liability company that is the holding company for Independence Title Company of Austin, LLC. FSBT Holdings, Inc. owns 33.33% of the membership interests in ITCOT, LLC.

•	Independence Title Company of Austin, LLC, a Texas limited liability company and wholly-owned subsidiary of ITCOT, LLC that engages primarily in providing title insurance services in the greater Central Texas area.

•	First Community Title Company, a Texas corporation and wholly-owned subsidiary of FSBT Holdings, Inc. that engages primarily in providing title insurance services in Bell County and Coryell County.

•	Fountainwood Plaza Shopping Center, LLC, a Texas limited liability company that holds a development property in Williamson County, Texas. FSBT Holdings, Inc. owns 50% of the membership interests in Fountainwood Plaza Shopping Center, LLC.

•	Lago LVRC, LLC, a Texas limited liability company that owns a development property in Travis County. FSBT Holdings, Inc. owns 50% of the membership interests in Lago LVRC, LLC.

To accomplish the divestitures required by the Merger Agreement, FSBT Holdings, Inc., Group Investment Holdings, Inc., and First Community Title Company will be converted into limited liability companies and the equity interests of all of the subsidiaries being divested will be assigned such that each of the subsidiaries being divested will be direct or indirect subsidiaries of the post-conversion FSBT Holdings, Inc. limited liability company entity. Following completion of this internal corporate reorganization and approval of the merger by the stockholders of Central Community, but prior to completion of the merger, Central Community will distribute 100% of the membership interests in the post-conversion FSBT Holdings, Inc. limited liability company entity to the stockholders of Central Community, pro rata based on their current ownership of Central Community common stock.

In addition to the disposition of the subsidiaries described above, the Merger Agreement requires that Central Community take all steps necessary to cause the Bank before the merger to divest interests in certain foreclosed properties to the post-conversion Group Investment Holdings, Inc. limited liability company entity prior to the subsidiary disposition described above and prior to the consummation of the merger. Central Community estimates that such properties have a book and fair market value of approximately $15.5 million, although depending on market conditions, that estimate could vary.

Following completion of the transactions described above and distribution of the post-conversion FSBT Holdings, Inc. limited liability company membership interests to the stockholders of Central Community, the post-conversion Group Investment Holdings, Inc. limited liability company entity will purchase from FBST Properties, Inc. four office buildings and partnership interests in First Central Texas Insurance, Ltd. at book value and will further assume a related mortgage. Following these transactions, the post-conversion FSBT Holdings, Inc. limited liability company entity, together with its direct and indirect subsidiaries, will hold assets with an estimated combined book value of approximately $27.0 million and an estimated combined fair market value of approximately $33.6 million. At this time, management of Central Community anticipates that the pre-merger reorganization and distribution of membership interests may result in an additional federal income tax liability estimated to be approximately $2.3 million, although that amount could change based on market conditions and the structure of the dispositions. Any additional federal income tax liabilities will be accrued prior to closing of the merger, and will reduce Central Community’s equity capital for purposes of determining whether Central Community will meet its minimum equity threshold of $109,250,000 as required by the Merger Agreement. Central Community believes that its equity capital on the closing date will be less than $109,250,000 and accordingly, the cash portion of the merger consideration paid to the Central Community stockholders will be reduced.

In addition to the anticipated federal income tax consequences to Central Community of the subsidiary and asset dispositions described above, these dispositions will also have federal income tax consequences to the stockholders of Central Community which are separate from the tax consequences resulting from the merger with BancorpSouth. In particular, the distribution of 100% of the membership interests of the post-conversion FSBT Holdings, Inc. limited liability company membership interests will constitute a taxable dividend to the stockholders of Central Community to the extent of Central Community’s current and accumulated earnings and profits. It is important to note that the stockholders of Central Community will not receive cash as part of this pre-merger distribution. Accordingly, it will be necessary for stockholders of Central Community to satisfy their individual tax liabilities associated with the pre-merger distribution from other sources, including, without limitation, cash that they will receive in connection with the completion of the merger with BancorpSouth. Central Community stockholders are urged to consult their own tax advisors.

COMPARISON OF RIGHTS OF STOCKHOLDERS

BancorpSouth is incorporated under Mississippi law. Central Community is incorporated under Delaware law. Upon completion of the merger, the restated articles of incorporation, as amended, of BancorpSouth and the amended and restated bylaws, as amended, of BancorpSouth in effect immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of the combined company. Consequently, after the effective time of the merger, to the extent Central Community stockholders receive BancorpSouth common stock in the merger, the rights of former stockholders of Central Community will be determined by reference to the restated articles of incorporation and amended and restated bylaws of BancorpSouth and the Mississippi Business Corporation Act. The material differences between the rights of holders of Central Community common stock and the rights of holders of BancorpSouth common stock resulting from the differences in their governing documents and the differences between Mississippi law and Delaware law are summarized below.

The following summary does not purport to be a complete statement of the rights of holders of BancorpSouth common stock under applicable Mississippi law, the restated articles of incorporation and the amended and restated bylaws of BancorpSouth or the rights of the holders of Central Community common stock under applicable Delaware law, the Central Community certificate of incorporation, and the Central Community bylaws, or a complete description of the specific provisions referred to below. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the Mississippi Business Corporation Act, the Delaware General Corporation Law and the governing documents of BancorpSouth and Central Community, to which the holders of Central Community common stock are referred. Copies of the governing documents of BancorpSouth are available, without charge, to any person, including any beneficial owner of Central Community common stock to whom this Proxy Statement/Prospectus is delivered, by following the instructions listed under “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 75.

Summary of Material Differences Between the Rights of BancorpSouth Shareholders and the Rights of Central

Community Stockholders

	BancorpSouth Shareholder Rights	Central Community Stockholder Rights

Authorized Capital Stock	The authorized capital stock of BancorpSouth consists of 500,000,000 shares of common stock, $2.50 par value per share, and 500,000,000 shares of preferred stock, $0.01 par value per share.	The authorized capital stock of Central Community consists of 40,000 shares of common stock, $1.00 par value per share, and 30,000 shares of preferred stock, $1.00 par value per share.

Board of Directors

Size	BancorpSouth’s governing documents provide that the board of directors consists of between nine and 24 members, as determined from time to time by BancorpSouth’s board of directors, and on the date of this Proxy Statement/Prospectus the board of directors consists of 18 members. The vote of at least 80% of the outstanding shares of BancorpSouth common stock is required to increase the maximum number of members of BancorpSouth’s board of directors if the board of directors does not recommend such an increase.	Central Community’s governing documents provide that Central Community’s first board of directors shall be fixed at 11 members. Thereafter, the number of directors will be determined by resolution of the board of directors or by the stockholders at the annual meeting, but shall consist of between 11 and 15 directors. On the date of this Proxy Statement/Prospectus the board of directors consists of 14 members.

Classification and Term	BancorpSouth’s governing documents provide that the members of the board of directors are divided into three classes, with classes elected for staggered three-year terms.	Central Community’s governing documents provide that the members of Central Community’s board of directors consist of one class, with all directors elected for a one-year term.

Election	BancorpSouth’s governing documents provide that at each annual meeting, the number of directors equal to the number in	Under Delaware law, directors are elected by a plurality of the votes cast by the stockholders present in person or represented

	BancorpSouth Shareholder Rights	Central Community Stockholder Rights

	the class whose term expires at the time of the meeting are elected to hold office as directors. Pursuant to BancorpSouth’s restated articles of incorporation, shareholders may not cumulate votes in the election of directors.	by proxy and entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present, unless otherwise provided in the certificate of incorporation or the bylaws of a corporation.

	In an uncontested election, any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to promptly tender his or her resignation (unless previously tendered) following certification of the shareholder vote.	Central Community’s governing documents provide that at each annual meeting, except in the case of vacancies, each director shall be elected and hold office until his successor is elected and qualified. Directors need not be stockholders.

Vacancies	BancorpSouth’s governing documents provide that any vacancy on the board of directors or directorship, including a vacancy resulting from an increase in the number of directors, may be filled by the board of directors, provided that the board of directors may elect instead to (i) not fill the vacancy or (ii) to have the vacancy filled by vote of the shareholders at any regular or special meeting of the shareholders.

The Central Community bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and qualify, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

Removal	BancorpSouth’s governing documents provide that a director may be removed for cause (as defined by the restated articles of incorporation of BancorpSouth) by the affirmative vote of a majority of the entire board of directors or by BancorpSouth’s shareholders, only for cause, at a special meeting of the shareholders called expressly for that purpose.	Central Community’s governing documents and the Delaware General Corporation Law provide that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors.

Board Quorum and Voting Requirements	The amended and restated bylaws of BancorpSouth provide that at all regular and special meetings of the board of directors, a majority of the whole board of directors, excluding any vacancies, shall constitute a quorum, and that the act of the majority of	Central Community’s governing documents provide that at all meetings of Central Community’s board of directors, a majority of the directors constitutes a quorum for the transaction of business, and the act of a majority of the directors present at any

	BancorpSouth Shareholder Rights	Central Community Stockholder Rights

	directors present at a meeting at which a quorum is present is the act of the board of directors.	meeting at which there is a quorum shall be the act of the board of directors, except as may be otherwise specifically provided by law or Central Community’s governing documents, unless the vote of a different number is required by law or Central Community’s governing documents. If a quorum is not present at a meeting of the board of directors, the directors present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum shall be present.

Transactions with Directors

The Mississippi Business Corporation Act provides that a transaction that is not a director’s conflicting interest transaction may not be enjoined, set aside or give rise to an award of damages or other sanctions in a proceeding by a BancorpSouth shareholder or by or in the right of BancorpSouth, because a director of BancorpSouth, or any person with whom or which he has a personal, economic or other association, has an interest in the transaction.

The Mississippi Business Corporation Act further provides that a director’s conflicting interest transaction may not be enjoined, set aside or give rise to an award of damages or other sanctions in a proceeding by a BancorpSouth shareholder or by or in the right of BancorpSouth because the director, or any person with whom or which he has a personal, economic or other association, has an interest in the transaction, if, pursuant to the Mississippi Business Corporation Act, directors’ action respecting the transaction or shareholders’ action respecting the transaction was taken in compliance with the Mississippi Business Corporation Act, or if the transaction, judged according to the circumstances at the time of commitment, is established to have been fair to BancorpSouth.

The Delaware General Corporation Law generally provides that no contract or transaction between Central Community and one or more of its directors or officers, or between Central Community and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for that reason, or solely because the common or interested director or officer was present at or participated in the meeting of the board or committee which authorized the contract or transaction, or solely because his or their votes were counted for such purpose, if: (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction were disclosed or known to the Central Community board of directors or the committee, and the Central Community board of directors or the committee in good faith authorized the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum; (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction were disclosed or known to the stockholders entitled to vote thereon, and the contract or transaction was approved in good faith by vote of the stockholders; or (iii) the contract or transaction was fair as to Central Community as of the time it was authorized, approved or ratified by the Central Community board of directors, committee, or stockholders.

Shareholder Meetings

Special Meetings	BancorpSouth’s governing documents provide that a special meeting of the shareholders may be called by the chief executive officer or corporate secretary or by the holders of not less than a majority of all of	Under Delaware law, special meetings of the stockholders of a corporation may be called by the board of directors of the corporation or by such person or persons as may be authorized by the certificate of incorporation or bylaws of the corporation.

	BancorpSouth Shareholder Rights	Central Community Stockholder Rights

the shares entitled to vote at such meeting, and shall be called by the chief executive officer or corporate secretary at the request in writing of a majority of the board of directors or of the holders of a majority of the shares of stock entitled to vote at such meeting.

Pursuant to Central Community’s governing documents, special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the President and shall be called by the President or Secretary at the request in writing of a majority of the board of directors, or at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote.

Voting Rights	BancorpSouth’s governing documents provide that each share of common stock is entitled to one vote on each matter with respect to which shareholders are entitled to vote.	Central Community’s governing documents and the Delaware General Corporation Law provide that each stockholder must at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy may be voted on after three years from its date, unless the proxy provides for a longer period.

Record Date	Pursuant to the amended and restated bylaws of BancorpSouth, the board of directors may fix a record date to be not more than 50 days and, in case of a meeting of shareholders, not less than ten days prior to the date on which the particular action is to be taken.	Pursuant to the bylaws of Central Community, in order that Central Community may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which shall not be more than 60 nor less than ten days before the date of such meeting, nor more than 60 days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholder will apply to any adjournment of the meeting: provided, however, that the board of directors may fix a new record date for the adjourned meeting.

Actions by Written Consent	The amended and restated bylaws of BancorpSouth provide that shareholders may take action by unanimous written consent of all shareholders entitled to vote on the matter.	The Central Community governing documents and the Delaware General Corporation Law provide that any action required to be taken at any annual or special meeting of stockholders of Central Community, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a

	BancorpSouth Shareholder Rights	Central Community Stockholder Rights

meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporation action must be given to those stockholders who have not consented in writing.

Quorum and Voting Requirements	BancorpSouth’s governing documents provide that a majority of the shares of common stock entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of shareholders, except that two-thirds of the shares of common stock entitled to vote constitutes a quorum for the transaction of any business at a special meeting of shareholders. The affirmative vote of the majority of shares entitled to vote shall be the act of the shareholders if a quorum is present, unless the restated articles of incorporation of BancorpSouth or applicable law requires a greater number of affirmative votes. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.	Central Community’s governing documents provide that the holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, constitutes a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by law. If, however, a quorum is not present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, have the power to adjourn the meeting from time to time, without notice other than the announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Advance Notice of Stockholder Nominations and Proposals for Business	The amended and restated bylaws of BancorpSouth provide that, in the case of the annual meeting of shareholders, proposals by shareholders of business to be considered or acted upon and nominations for election of directors must be stated in writing and filed with BancorpSouth’s corporate secretary not later than 90 calendar days and not earlier than 120 calendar days before the first anniversary of the date that BancorpSouth first mailed its proxy statement to shareholders in connection with the prior year’s annual meeting. If the annual meeting is more than 30 calendar days from the first anniversary of the preceding year’s annual meeting, shareholder notice must be received by BancorpSouth’s corporate secretary not earlier than 120 calendar days prior to the date that BancorpSouth first mailed its proxy statement to shareholders in connection with the applicable year’s annual meeting and not later than the later to occur of 90 calendar days prior to the date on which BancorpSouth first mailed its proxy statement to shareholders in connection with the applicable year’s annual meeting or ten calendar days after BancorpSouth’s first public announcement of the date of the annual meeting.	Central Community’s governing documents do not contain any provisions that require Central Community stockholders to provide advance notice prior to proposing business or nominating persons at an annual or special meeting of stockholders.

	BancorpSouth Shareholder Rights	Central Community Stockholder Rights

The amended and restated bylaws of BancorpSouth provide that, in the case of a special meeting of shareholders, nominations by shareholders for election of directors must be preceded by delivery of written notice to BancorpSouth’s corporate secretary not earlier than 120 calendar days prior to the special meeting and not later than the later of 90 calendar days prior to the special meeting or ten calendar days following the day on which BancorpSouth first made public announcement of the date of the special meeting.

In addition, the amended and restated bylaws of BancorpSouth require that any shareholder notice regarding director nomination include certain information concerning the shareholder and his nominee, including, among other things, information about the nominee that would be required to be included in a proxy statement filed under the proxy rules of the SEC.

The chairman of the annual or special meeting may declare that any shareholder proposal or nomination be disregarded if not made in compliance with the procedures of the amended and restated bylaws of BancorpSouth.

Liability and Indemnification of Directors and Officers

Personal Liability	Pursuant to the restated articles of incorporation of BancorpSouth, a director, in general, is not personally liable to BancorpSouth or its shareholders for monetary damages for any action taken, or for the failure to take action, as a director, except for liability for (i) the amount of a financial benefit received to which the director is not entitled; (ii) an intentional infraction of harm on BancorpSouth or the shareholders; (iii) a violation of the provisions of the Mississippi Business Corporation Act regarding unlawful distributions; or (iv) an intentional violation of criminal law.

Delaware law provides that the certificate of incorporation may provide that a director of the corporation is not personally liable, or is personally liable only to the extent provided by the certificate of incorporation, to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except that such provision cannot eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (related to unlawful distributions and redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

The Central Community certificate of incorporation generally provides that to the fullest extent permitted by the Delaware

	BancorpSouth Shareholder Rights	Central Community Stockholder Rights

General Corporation Law, a director of Central Community shall not be liable to Central Community or its stockholders for monetary damages for breach of fiduciary duty as director.

Indemnification

BancorpSouth’s restated articles of incorporation provide that BancorpSouth shall indemnify and, upon request, shall advance expenses prior to the final disposition of a proceeding to any person who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of BancorpSouth by reason of the fact that such person is or was a director, officer, partner, trustee, employee or agent of BancorpSouth, or is or was serving at the request of BancorpSouth as a director, officer, partner, trustee, employee or agent of another entity, against any liability incurred in the action, suit or proceeding to the full extent permitted by the Mississippi Business Corporation Act and, despite the fact that such person has not met the applicable standard of conduct set forth in the Mississippi Business Corporation Act or would be disqualified for indemnification under the Mississippi Business Corporation Act, to such person if a determination is made that the director, officer, employee or agent is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances and if the acts or omissions did not constitute gross negligence or willful misconduct. In addition, the restated articles of incorporation of BancorpSouth provide that a request for reimbursement or advancement of expenses prior to final disposition of a proceeding need not be accompanied by the written affirmation of good faith belief that the payee has met the relevant standard of conduct or that the proceeding involves conduct for which liability has been eliminated otherwise than is required by the Mississippi Business Corporation Act, but the remaining applicable provisions of the Mississippi Business Corporation Act apply to any such request, including the requirement that the payee submit an undertaking by or on behalf of the payee to repay the funds unless it is ultimately determined that he is entitled to be indemnified by BancorpSouth.

BancorpSouth’s governing documents and the Mississippi Business Corporation Act provide that BancorpSouth may purchase and maintain insurance on behalf of an individual who is a director or officer of BancorpSouth, or who, while a director or officer of

Central Community’s governing documents generally provide that Central Community shall indemnify its officers, directors, employees and agents to the extent permitted by the Delaware General Corporation Law.

Delaware law generally provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding if the person (i) acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and (ii) in a criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Delaware law also permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for the expenses which such court deems to be proper.

BancorpSouth Shareholder Rights	Central Community Stockholder Rights

BancorpSouth, serves at BancorpSouth’s request as a director, officer, partner, trustee, employee or agent of another entity against any liability that may be asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not BancorpSouth would have the power to indemnify him against such liability.

The restated articles of incorporation of BancorpSouth explain that the rights to indemnification contained therein are intended to be greater than that otherwise provided for in the Mississippi Business Corporation Act, are contractual in nature, and in that respect are mandatory, despite a person’s failure to meet the standard of conduct required for permissive indemnification under the Mississippi Business Corporation Act.

The amended and restated bylaws of BancorpSouth provide for indemnification of certain persons who were or are parties or are threatened to be made parties to any threatened, pending or completed action, suit or proceeding, in cases other than action by or in the right of BancorpSouth. Also, in the case of actions by or in the right of BancorpSouth, certain persons who were or are parties or are threatened to be made parties to any threatened, pending or completed action, suit or proceeding by or in the right of BancorpSouth to procure a judgment in its favor may generally be indemnified against expenses actually and reasonably incurred by such persons in connection with defense or settlement of the action or suit, except that no indemnification shall be made if such persons breached certain fiduciary duties to BancorpSouth unless, and only to the extent that a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such persons are fairly and reasonably entitled to indemnification for certain expenses.

The amended and restated bylaws of BancorpSouth provide that any indemnification pursuant to the bylaws shall be made only as authorized in specific cases upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct.

The Mississippi Business Corporation Act provides that BancorpSouth may indemnify an individual who is a party to a proceeding

To the extent that a current or former director or officer is successful on the merits or otherwise in the defense of such an action, suit or proceeding, the corporation is required by Delaware law to indemnify such person for expenses actually and reasonably incurred. The indemnification and advancement of expenses provided by Delaware law do not exclude any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Expenses (including attorneys’ fees) incurred by a current or former director or officer in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of that person to repay the amount if it is ultimately determined that he is not entitled to be so indemnified.

	BancorpSouth Shareholder Rights	Central Community Stockholder Rights

because he is a director against liability if: (1) (i) he conducted himself in good faith; (ii) he reasonably believed (A) in the case of conduct in his official capacity, that his conduct was in the best interests of BancorpSouth and (B) in all other cases, that his conduct was at least not opposed to the best interests of BancorpSouth; and (iii) in the case of any criminal proceeding, that he had no reasonable cause to believe that his conduct was unlawful; or (2) he engaged in conduct for which broader indemnification has been made permissible or obligatory under BancorpSouth’s restated articles of incorporation.

The Mississippi Business Corporation Act also generally allows, with some exceptions, BancorpSouth to indemnify and advance expenses to officers to the same extent as to directors, and if a person is an officer but not a director, to such further extent as may be provided by BancorpSouth’s governing documents, a resolution of the board of directors or by contract.

Amendments to Organizational Documents

Articles of Incorporation/Certificate of Incorporation

The Mississippi Business Corporation Act provides that BancorpSouth has the power to make and amend bylaws not inconsistent with BancorpSouth’s restated articles of incorporation.

The affirmative vote of the holders of not less than 80% of the outstanding voting stock of BancorpSouth is required to amend or repeal (i) the provisions of the restated articles of incorporation of BancorpSouth regarding shareholder approval of certain transactions in the event that the board of directors does not recommend a vote in favor of such transactions; and (ii) the provisions regarding shareholder approval of transactions with certain shareholders.

Under Delaware law and the Central Community governing documents, the certificate of incorporation may be amended by the affirmative vote of the holders of at least a majority of the outstanding stock entitled to vote on the amendment and, if entitled to vote by class of shares, by the holders of at least a majority of the outstanding stock of each class entitled to vote on the amendment.

Bylaws

The amended and restated bylaws of BancorpSouth provide that the bylaws may be altered, amended or repealed and new bylaws may be adopted by the board of directors at any regular or special meeting of the board of directors.

In addition, pursuant to the Mississippi Business Corporation Act, BancorpSouth’s shareholders may amend or repeal BancorpSouth’s amended and restated bylaws and the board of directors may amend or

Under Delaware law, the power to amend the bylaws shall be in the stockholders entitled to vote, and the corporation may, in its certificate of incorporation, confer the power to amend the bylaws upon the directors; provided, however, that the fact that such power has been so conferred upon the directors shall not divest the stockholders of the power, nor limit their power, to amend the bylaws.

	BancorpSouth Shareholder Rights	Central Community Stockholder Rights

repeal the bylaws unless the shareholders, in amending, repealing or adopting a bylaw, expressly provide that the board of directors may not amend, repeal or reinstate that bylaw.

Central Community’s governing documents

provide that the bylaws may be altered, amended, or repealed or new bylaws may be adopted by the stockholders or by the board of directors at any regular or special meeting if notice of such alteration, amendment, repeal or adoption of new bylaws is contained in the notice of any special meeting. The power to adopt, amend or repeal bylaws by the board of directors shall not divest or limit the power of the stockholders to adopt, amend or repeal bylaws.

Dissenters’ Rights/Appraisal	Pursuant to the Mississippi Business Corporation Act, a BancorpSouth shareholder generally is entitled to appraisal rights and to obtain payment of the fair value of shares in the event of the following corporate actions, with certain exceptions and limits: (i) consummation of a merger to which BancorpSouth is a party if shareholder approval is required for the merger by the Mississippi Business Corporation Act and the shareholder is entitled to vote on the merger, except that appraisal rights are not available with respect to shares of any class or series that remain outstanding after consummation of the merger; (ii) consummation of a share exchange to which BancorpSouth is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights are not available with respect to any class or series of BancorpSouth shares that is not exchanged; (iii) consummation of certain dispositions of assets if the shareholder is entitled to vote on the disposition; (iv) amendment of the restated articles of incorporation of BancorpSouth that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if BancorpSouth has the obligation or right to repurchase the fractional share so created; or (v) other situations provided for in BancorpSouth’s governing documents or by resolution of the board of directors.

Central Community’s stockholders have dissenters’ rights with respect to certain corporate actions. See “THE MERGER —Dissenters’ Rights.”

The Delaware General Corporation Law provides if Central Community, by vote of its stockholders, becomes a party to a merger or consolidation, then a stockholder who votes against the action has the right to dissent, subject to certain conditions set forth in Section 262 of the Delaware General Corporation Law.

The right to dissent, however, generally does not exist in the case of: (i) stockholders holding shares of any class of stock or depository receipts in respect thereof, which at the record date, were listed on a national securities exchange or held of record by more than 2,000 holders; and (ii) shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in Section 251(f) of the Delaware General Corporation Law.

Anti-Takeover Provisions

Stockholders Rights Plan	BancorpSouth does not have a shareholders rights plan.	Central Community does not have a stockholders rights plan.

Control Share Acquisitions	Pursuant to the Mississippi Control Share Act, control shares that are the subject of a control share acquisition only have voting rights as determined by the Mississippi Control Share Act. “Control shares” are shares acquired by a person under certain circumstances which would result in voting power, when added to all other shares owned by such person, that	The Delaware General Corporation Law does not have provisions addressing control shares and control share acquisitions, but see Section 203 of the Delaware General Corporation Law described below addressing business combinations involving interested stockholders.

	BancorpSouth Shareholder Rights	Central Community Stockholder Rights

would give that person (i) one-fifth or more but less than one-third of all voting power; (ii) one-third or more but less than a majority of all voting power; or (iii) a majority or more of all voting power.

In general, the voting rights of control shares are restored if, by reason of subsequent issuance of shares or other transactions by the “issuing public corporation,” the voting power of those control shares is reduced to a range of voting power for which approval has been granted or is not required, upon transfer of such shares to certain other persons or upon the expiration of three years after the date that the shareholders failed to approve a resolution according voting rights to those control shares.

The Mississippi Control Share Act does not apply to BancorpSouth because BancorpSouth is not an “issuing public corporation” and has not elected to be subject to the Mississippi Control Share Act in its restated articles of incorporation.

Votes on Extraordinary Corporate Transactions

The restated articles of incorporation of BancorpSouth provide that the affirmative vote of the holders of not less than 80% of the outstanding shares of voting stock is required in the event that the board of directors does not recommend to the shareholders a vote in favor of a merger or consolidation of BancorpSouth with, or a sale, exchange or lease of all or substantially all of the assets of BancorpSouth to, any person or entity.

Pursuant to the Mississippi Business Corporation Act, in the case of a merger or share exchange, with some exceptions, BancorpSouth’s board of directors must submit the plan of merger or share exchange to the shareholders for approval and the approval of the plan of merger or share exchange generally requires the approval of the shareholders at a meeting at which a quorum consisting of at least a majority of the shares entitled to vote on the plan exists.

The Mississippi Business Corporation Act provides that a sale, lease, exchange or other disposition of assets, subject to certain exceptions, requires approval of BancorpSouth’s shareholders if BancorpSouth would leave the corporation without a significant continuing business activity. If BancorpSouth retains a business activity that represented at least 25% of total assets at the end of the most recently completed fiscal

Central Community’s governing documents provide that the board of directors are expressly authorized, when and as authorized by the stockholders in accordance with statute, to sell, lease, or exchange all or substantially all of the property and assets of Central Community, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/ or other securities of, any other corporation or corporations, as the board of directors deem expedient and for the best interests of Central Community.

Central Community’s governing documents and the Delaware General Corporation Law generally provide that, in the case of a merger or consolidation, the agreement of merger or consolidation must be submitted to the Central Community stockholders at an annual or special meeting for the purpose of acting on the agreement.

Further, the Delaware General Corporation Law provides that on matters other than the election of directors, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter will be the act of the stockholders, unless the vote of a different number is required by law or the corporation’s certificate of incorporation or bylaws.

	BancorpSouth Shareholder Rights	Central Community Stockholder Rights

	year, and 25% of either income from continuing operations before taxes or revenues from continuing operations for that fiscal year, in each case of BancorpSouth and its subsidiaries on a consolidated basis, BancorpSouth will conclusively be deemed to have retained a “significant continuing business activity.” The board of directors must submit the proposed disposition to the shareholders for their approval and the approval of a disposition by the shareholders shall require the approval of the shareholders at a meeting at which a quorum consisting of at least a majority of the shares entitled to vote on the disposition exists.	Under Delaware law, the affirmative vote of the holders of at least a majority of the outstanding stock of the corporation entitled to vote thereon is required to approve a merger or consolidation.

Votes on Transactions with Certain Stockholders, including Business Combinations Involving Interested Stockholders

The Mississippi Shareholder Protection Act generally provides that in addition to any vote required by law or BancorpSouth’s governing documents and subject to certain exceptions, certain business combinations with interested shareholders shall be approved by the affirmative vote of at least 80% of the votes entitled to be cast by outstanding shares of voting stock of BancorpSouth, voting together as a single class, and two-thirds of the votes entitled to be cast by holders of voting stock other than voting stock held by the interested shareholder who is (or whose affiliate or associate is) a party to the business combination or an affiliate or associate of the interested shareholder, voting together as a single class. Pursuant to the Mississippi Shareholder Protection Act, a “business combination” includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions with interested shareholders, and an “interested shareholder” is generally any person or entity that beneficially owns 20% or more of the voting power of any outstanding class or series of BancorpSouth stock.

The amended and restated articles of incorporation of BancorpSouth provide that the affirmative vote of the holders of not less than 80% of the outstanding shares of voting stock of BancorpSouth and the affirmative vote of the holders of not less than 67% of the outstanding shares of voting stock of BancorpSouth not held by a shareholder owning or controlling 20% or more of BancorpSouth’s voting stock at the time of the proposed transaction (which is referred to as a “controlling party”) is required for the approval or authorization of a merger, consolidation, sale, exchange or lease of all or substantially all of BancorpSouth’s assets if the transaction involves any controlling party, with certain exceptions such as approval of the transaction by a majority of the entire board of directors.

Pursuant to the Delaware General Corporation Law, Central Community may not engage in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless: (i) prior to such time the board of directors of Central Community approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of Central Community outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned (a) by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentiality whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3 % of the outstanding voting stock which is not owned by the interested stockholder.

The Delaware General Corporation Law generally defines a “business combination” to include (i) a merger or consolidation, (ii) a share exchange, sale, lease, mortgage, pledge, transfer or other disposition, (iii) the issuance or transfer of equity securities with or to an interested stockholder, (iv) any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation which has the effect, directly or

	BancorpSouth Shareholder Rights	Central Community Stockholder Rights

indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes resulting from fractional share adjustments or as a result of any purchase or redemption of any share of stock not caused, directly or indirectly, by the interested stockholder; and (v) the receipt by the interested stockholder of the benefit, directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any direct or indirect majority-owned subsidiary.

Consideration of Other Constituencies	The Mississippi Business Corporation Act provides that a BancorpSouth director, in determining what he reasonably believes to be in the best interests of BancorpSouth, shall consider the interests of BancorpSouth’s shareholders and, in his discretion, may consider the interests of BancorpSouth’s employees, suppliers, creditors and customers, the economy of the state and nation, community and societal considerations and the long-term as well as short-term interests of BancorpSouth and its shareholders, including the possibility that such interests may be best served by the continued independence of BancorpSouth.	The Delaware General Corporation Law does not have provisions addressing a director’s treatment or consideration of other constituencies.

WHERE YOU CAN FIND MORE INFORMATION

BancorpSouth has filed with the SEC under the Securities Act a registration statement on Form S-4 that registers the distribution to Central Community stockholders of the shares of BancorpSouth common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about BancorpSouth, Central Community and BancorpSouth common stock. The rules and regulations of the SEC allow BancorpSouth to omit certain information included in the registration statement from this Proxy Statement/Prospectus.

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, NE, Washington, D.C. 20549. The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, like BancorpSouth, who file electronically with the SEC. The address of that site is http://www.sec.gov. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, NE, Washington, D.C. 20549.

You can also inspect reports, proxy statements and other information about BancorpSouth at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows BancorpSouth to “incorporate by reference” information into this Proxy Statement/Prospectus from documents that it has previously filed with the SEC. This means that BancorpSouth can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about BancorpSouth and its financial condition, operations and business. The information that BancorpSouth incorporates by reference is considered to be part of this Proxy Statement/Prospectus, and later information that BancorpSouth files with the SEC will automatically update and supersede the information BancorpSouth included in this Proxy Statement/Prospectus. This document incorporates by reference the documents that are listed below that BancorpSouth has previously filed with the SEC, except to the extent that any information contained in such filings is deemed “furnished” in connection with SEC rules.

This Proxy Statement/Prospectus incorporates by reference the following documents with respect to BancorpSouth:

•	BancorpSouth’s Annual Report on Form 10-K for the year ended December 31, 2013;

•	BancorpSouth’s Proxy Statement for its 2014 annual meeting of shareholders filed on March 21, 2014;

•	BancorpSouth’s Current Reports on Form 8-K filed on March 14, 2013, June 4, 2013, June 27, 2013 (including the amendment on Form 8-K/A filed the same date), August 8, 2013, December 20, 2013, December 26, 2013, January 9, 2014 and January 22, 2014 (including the amendment on Form 8-K/A filed on January 28, 2014); and

•	the description of BancorpSouth common stock contained in BancorpSouth’s Registration Statement on Form 8-A dated May 14, 1997.

All documents and reports filed by BancorpSouth with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this Proxy Statement/Prospectus and the date of the special meeting of shareholders of Central Community are incorporated by reference into this Proxy Statement/Prospectus. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

BancorpSouth has supplied all information contained or incorporated by reference in this Proxy Statement/Prospectus relating to BancorpSouth and BancorpSouth Bank.

You can obtain copies of the documents incorporated by reference in this Proxy Statement/Prospectus with respect to BancorpSouth without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Proxy Statement/Prospectus, by requesting them in writing or by telephone from BancorpSouth at the following:

BancorpSouth, Inc.

One Mississippi Plaza

Tupelo, Mississippi 38804

(662) 680-2000

Attention: Cathy S. Freeman, Corporate Secretary

If you would like to request documents from BancorpSouth, please do so by April 17, 2014 to receive them before the Central Community special meeting. You can also obtain copies of these documents from the SEC through the SEC’s or BancorpSouth’s Internet world wide web site or at the SEC’s address described in this section above.

You should rely only on the information contained in or incorporated by reference in this Proxy Statement/Prospectus in considering how to vote your shares. Neither BancorpSouth nor Central Community has authorized anyone to provide you with information that is different from the information in this document. This Proxy Statement/Prospectus is dated March 24, 2014. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this Proxy Statement/Prospectus nor the issuance of BancorpSouth common stock in the merger shall create any implication to the contrary.

2014 ANNUAL STOCKHOLDER MEETING AND STOCKHOLDER PROPOSALS

BancorpSouth

If the merger is completed, those Central Community stockholders receiving BancorpSouth common stock as merger consideration will become shareholders of BancorpSouth.

Shareholder proposals submitted after the date of this Prospectus/Proxy Statement will not be included in BancorpSouth’s Proxy Statement or proxy card for the 2014 annual meeting, but may be included in the proxy statement for BancorpSouth’s 2015 annual meeting if submitted in accordance with the following. Shareholders who wish to nominate a candidate for election to BancorpSouth’s board of directors (other than the candidates proposed by the board of directors or the nominating committee) or propose any other business at the 2015 annual meeting must deliver written notice to BancorpSouth’s corporate secretary at the address below not earlier than November 21, 2014 nor later than December 22, 2014. Any nomination for director or other proposal by a shareholder that is not timely submitted and does not comply with these notice requirements will be disregarded, and upon the instructions of the presiding officer of the annual meeting all votes cast for each such nominee and such proposal will be disregarded. BancorpSouth’s nominating committee will consider shareholder nominations of candidates for election to the board of directors that are timely and otherwise submitted in accordance with the requirements described in the following paragraph.

A shareholder’s written notice submitted to BancorpSouth’s corporate secretary nominating candidates for election to the board of directors or proposing other business must include: (i) the name and address of the shareholder; (ii) the class and number of shares of common stock held of record and beneficially owned by such shareholder; (iii) the name(s), including any beneficial owners, and address(es) of such shareholder(s) in which all such shares of stock are registered on BancorpSouth’s stock transfer books; (iv) a representation that the shareholder intends to appear at the meeting in person or by proxy to submit the business specified in such notice; (v) a brief description of the business desired to be submitted to the annual meeting of shareholders, the complete text of any resolutions intended to be presented at the annual meeting and the reasons for conducting such business at the annual meeting of shareholders; (vi) any personal or other material interest of the shareholder in the business to be submitted; (vii) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected); and (viii) all other information relating to the nomination or proposed business which may be required to be disclosed under applicable law. In addition, a shareholder seeking to submit such nominations or business at the meeting shall promptly provide any other information BancorpSouth reasonably requests. Such notice shall be sent to the following address:

BancorpSouth, Inc.

One Mississippi Plaza

201 South Spring Street

Tupelo, Mississippi 38804

Attention: Corporate Secretary

The individuals named as proxies on the proxy card for BancorpSouth’s 2015 annual meeting of shareholders will be entitled to exercise their discretionary authority in voting proxies on any shareholder proposal that is not included in BancorpSouth’s Proxy Statement for the 2015 annual meeting, unless BancorpSouth receives notice of the matter(s) to be proposed at the annual meeting not earlier than November 21, 2014 nor later than December 22, 2014. Even if proper notice is received within such time period, the individuals named as proxies on the proxy card for that meeting may nevertheless exercise their discretionary authority with respect to such matter(s) by advising shareholders of the proposal(s) and how the proxies intend to exercise their discretion to vote on these matter(s), unless the shareholder making the proposal(s) solicits proxies with respect to the proposal(s) to the extent required by Rule 14a-4(c)(2) under the Securities Exchange Act of 1934.

Central Community

Central Community will hold a 2014 annual meeting of stockholders only if the merger is not completed before the time of its annual meeting, as originally scheduled.

LEGAL MATTERS

Riley, Caldwell, Cork & Alvis, P.A., Tupelo, Mississippi, counsel to BancorpSouth, will pass upon the validity of the shares of BancorpSouth common stock to be issued in the merger. Bracewell & Giuliani LLP, Houston, Texas, special counsel to BancorpSouth, will deliver its opinion to BancorpSouth as to certain tax matters concerning the merger. Fenimore, Kay, Harrison & Ford, LLP, Austin, Texas, counsel to Central Community, will deliver its opinion to Central Community as to certain tax matters concerning the merger.

EXPERTS

The consolidated financial statements of BancorpSouth as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, BancorpSouth’s independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

ANNEX A

AGREEMENT AND PLAN OF REORGANIZATION

by and between

BANCORPSOUTH, INC.

and

CENTRAL COMMUNITY CORPORATION

Dated as of January 22, 2014

-i-

(Continued)

-ii-

(Continued)

-iii-

(Continued)

-iv-

SCHEDULES

Section 3.1(e)	Subsidiaries
Section 3.3(c)	Regulatory Approvals
Section 3.4(a)	Conflicts
Section 3.4(b)	Required Consents
Section 3.5	Proceedings
Section 3.6(a)	Company Financial Statements
Section 3.9	Investment Securities
Section 3.11(a)	Past Due Loans
Section 3.11(b)	Watch List
Section 3.13(a)	Real Property
Section 3.14	Personal Property
Section 3.16(d)	Income Tax Returns
Section 3.17	Company Contracts
Section 3.18(a)	Insurance
Section 3.21(a)	Compensation and Benefit Plans
Section 3.22	Deferred Compensation and Salary Continuation Arrangements
Section 3.23	Brokers, Finders and Financial Advisors
Section 3.26	Deposits
Section 3.28(a)	Intellectual Property Rights
Section 3.29	Shareholders’ List
Section 5.2(b)(ii)	Loan Commitments
Section 5.9	Impaired Loans

-v-

INDEX OF TERMS

Acquisition Agreement	50
Acquisition Proposal	50
Acquisition Transaction	51
Affiliate	54
Affiliate Agreements	21
Affiliated Group	18
Aggregate Cash Consideration	4
Aggregate Merger Consideration	4
Agreement	1
Average Closing Price	5
BancorpSouth	1
BancorpSouth Annual Financial Statements	29
BancorpSouth Bank	2
BancorpSouth Bank Stock	28
BancorpSouth Common Stock	4
BancorpSouth Expenses	50
BancorpSouth Interim Financial Statements	29
Bank	2
Bank Merger	2
Banking Laws	12
BHC Act	1
BOLI	21
Borrower	33
business day	55
Call Reports	12
Certificates	6
Change in Recommendation	31
Closing	46
Closing Date	46
Code	1
Company	1
Company Annual Financial Statements	11
Company Contracts	20
Company Employee Plan	23
Company Employees	45
Company Financial Statements	12
Company Interim Financial Statements	11
Company Personal Property	16
Company Real Property	15
Company Shareholder Approval	31
Company Shareholder Meeting	31

Company Stock	1
Confidentiality Agreement	45
Continuing Corporation	2
Controlled Group Liability	24
DGCL	2
Director Support Agreements	1
Director/Officer Releases	1
Dissenting Share	6
Divested Subsidiaries	40
Effective Time	47
Employment Agreements	1
Environmental Inspections	39
Environmental Laws	17
Equity Capital	5
ERISA	23
ERISA Affiliates	24
ESOP	24
Exchange Act	27
Exchange Agent	6
Exchange Fund	6
FDIC	3
Federal Reserve Board	3
Financial Advisor	36
GAAP	5
GLB Act	1
Governmental Body	55
Hazardous Materials	17
Indemnified Parties	44
Intellectual Property	26
knowledge	55
Liability	55
Loan	14
Loans	14
Material Adverse Effect	55
MDB	3
Merger	2
Minimum Allowance Amount	38
Multiemployer Plans	24
Notice Period	48
NYSE	5
Organizational Documents	56
Per Share Cash Consideration	4
Per Share Merger Consideration	4

-vi-

INDEX OF TERMS

(Continued)

Person	56
Preferred Stock	9
Proceeding	56
Proxy Statement	42
Quarries	41
Quarry Disposition	41
Registration Statement	42
Regulatory Approvals	10
Required Consent	11
Retained Subsidiaries	40
Schedules	8
SEC	3
secondary investigation	39
Securities Act	27
Securities Portfolio	13
Security Interest	18

Subsidiaries	56
Subsidiary	56
Subsidiary Disposition	40
Superior Proposal	51
Tax	56
Tax Return	18
Taxes	56
TDB	3
Termination Fee	50
Transmittal Materials	7
Treasury Regulation	18
Treasury Shares	4
Trust Preferred Assumption	46
Trust Preferred Issues	25
Voting Agreement	1
Watch List	15

-vii-

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (“Agreement”) dated as of January 22, 2014 is by and between BancorpSouth, Inc. (“BancorpSouth”), a Mississippi corporation and financial holding company pursuant to the Gramm-Leach Bliley Act (“GLB Act”) and bank holding company registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”), and Central Community Corporation (the “Company”), a Delaware corporation and financial holding company pursuant to the GLB Act and bank holding company registered under the BHC Act.

RECITALS

WHEREAS, the Company desires to affiliate with BancorpSouth, and BancorpSouth desires to affiliate with the Company in the manner provided in this Agreement; and

WHEREAS, the respective Boards of Directors of BancorpSouth and the Company believe that the acquisition of the Company by BancorpSouth in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto and the other transactions contemplated by this Agreement are desirable and in the best interests of their respective shareholders; and

WHEREAS, for federal income tax purposes, it is intended that the Merger (as defined below) qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and that this Agreement is intended to be and hereby is adopted as a plan of reorganization within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder; and

WHEREAS, the respective Boards of Directors of BancorpSouth and the Company have approved this Agreement and the transactions proposed herein on the terms and conditions set forth in this Agreement; and

WHEREAS, as a condition and inducement to BancorpSouth’s willingness to enter into this Agreement, (i) each member of the board of directors and certain officers of the Company and the Bank (as defined below) and holders (other than the ESOP (as defined herein)) of 10% or more of Company Stock (as defined below) have entered into an agreement dated as of the date hereof pursuant to which he or she agrees to vote the issued and outstanding shares of common stock, par value $1.00 per share, of the Company (“Company Stock”) beneficially owned by such person in favor of this Agreement and the transactions contemplated hereby (the “Voting Agreement”), (ii) certain officers of the Company and the Bank have entered into an employment agreement (the “Employment Agreements”), (iii) each director of the Company or the Bank that did not enter into an employment agreement contemplated by the foregoing clause (ii) has entered into a support agreement (the “Director Support Agreements”), and (iv) each director or officer of the Company or the Bank that entered into an Employment Agreement or a Director Support Agreement has entered into an agreement releasing the Company and the Bank from any and all claims by such directors and officers (except as described in such instrument) (the “Director/Officer Releases”).

INTRODUCTION

A. This Agreement provides for the merger of the Company with and into BancorpSouth with BancorpSouth as the surviving entity (the “Merger”), all pursuant to this Agreement. In connection with the Merger, all of the issued and outstanding shares of Company Stock shall be exchanged for such consideration or cancelled without consideration as set forth in this Agreement.

B. It is contemplated that immediately following the Merger, and pursuant to a separate agreement, BancorpSouth Bank, a Mississippi banking corporation and wholly-owned subsidiary of BancorpSouth (“BancorpSouth Bank”), and First State Bank Central Texas (the “Bank”), a Texas state bank and wholly-owned subsidiary of the Company, shall be combined through merger, purchase and assumption or otherwise, with BancorpSouth Bank as the surviving entity (the “Bank Merger”).

AGREEMENT

NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

ARTICLE I.

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined herein), the Company shall be merged with and into BancorpSouth (which, as the surviving corporation, is hereinafter referred to as “Continuing Corporation” whenever reference is made to it at or after the Effective Time) pursuant to, and with the effect provided for in, the applicable provisions of the Mississippi Business Corporation Act and the Delaware General Corporation Law (the “DGCL”).

Section 1.2 Organizational Documents and Facilities of Continuing Corporation. At the Effective Time and until thereafter amended in accordance with applicable law, the Organizational Documents of Continuing Corporation shall be the Organizational Documents of BancorpSouth as in effect at the Effective Time. Unless and until changed by the board of directors of Continuing Corporation, the main office of Continuing Corporation shall be the main office of BancorpSouth as of the Effective Time. The established offices and facilities of the Company immediately prior to the Merger shall become established offices and facilities of Continuing Corporation. Until thereafter changed in accordance with law or the Organizational Documents of Continuing Corporation, all corporate acts, plans, policies, contracts, approvals and authorizations of the Company and BancorpSouth and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Corporation and shall be as effective and binding thereon as the same were with respect to the Company and BancorpSouth, respectively, as of the Effective Time.

Section 1.3 Board of Directors and Officers of Continuing Corporation. At the Effective Time and until thereafter changed in accordance with applicable law or the Organizational Documents of Continuing Corporation, the members of the board of directors of BancorpSouth at the Effective Time shall be the board of directors of Continuing Corporation. At the Effective Time and until thereafter changed in accordance with applicable law or the Organizational Documents of Continuing Corporation, the senior officers of BancorpSouth immediately prior to the Effective Time shall be the senior officers of Continuing Corporation.

Section 1.4 Effect of Merger. At the Effective Time, the corporate existence of the Company and BancorpSouth shall, as provided in the provisions of law heretofore mentioned, be consolidated and continued in Continuing Corporation, and Continuing Corporation shall be deemed to be a continuation in entity and identity of the Company and BancorpSouth. All rights, franchises and interests of the Company and BancorpSouth, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Corporation by virtue of such Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing liens or other encumbrances thereon. The Merger shall have all other effects set forth in the applicable provisions of the Mississippi Business Corporation Act and the DGCL.

Section 1.5 Liabilities of Continuing Corporation. At the Effective Time, Continuing Corporation shall be liable for all Liabilities (as defined herein) of the Company and BancorpSouth. All debts, Liabilities, obligations and contracts of the Company and of BancorpSouth, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of the Company or BancorpSouth, as the case may be, shall be those of Continuing Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either the Company or BancorpSouth shall be preserved unimpaired subsequent to the Merger. For the avoidance of doubt, all Liabilities associated with or related to the Subsidiary Disposition (as defined herein) or the Quarry Disposition (as defined herein) shall be for the account of the transferee(s) thereof.

Section 1.6 Approvals and Notices. This Agreement shall be submitted to the shareholders of the Company in accordance with the terms of this Agreement, the applicable provisions of law and the Organizational Documents of the Company. The Company and BancorpSouth shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms herein provided, including the preparation and submission of all necessary filings, requests for waivers, notices and certificates with the Securities and Exchange Commission (“SEC”), Board of Governors of the Federal Reserve System (“Federal Reserve Board”), the Federal Deposit Insurance Corporation (“FDIC”), the Mississippi Department of Banking and Consumer Finance (the “MDB”) and the Texas Department of Banking (the “TDB”).

Section 1.7 Tax Consequences. It is intended by the parties that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code (and any comparable provision of state law), and the parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

Section 1.8 Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, BancorpSouth may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal income tax consequences to the shareholders of the Company as a result of such modification, (ii) the consideration to be paid to holders of Company Stock under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

ARTICLE II.

CONSIDERATION AND EXCHANGE PROCEDURES

Section 2.1 Merger Consideration.

(a) The 35,054 shares of Company Stock outstanding immediately prior to the Effective Time (excluding any Treasury Shares (as defined herein)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into and represent the right to receive in the aggregate (i) an amount of cash equal to $28,500,000, unless otherwise adjusted as provided in Section 2.3, (the “Aggregate Cash Consideration”) and (ii) 7,250,000 shares of common stock, $2.50 par value, of BancorpSouth (“BancorpSouth Common Stock”), plus cash in lieu of any fractional share of BancorpSouth Common Stock as determined in accordance with Section 2.1(c) (together with the Aggregate Cash Consideration, the “Aggregate Merger Consideration”). At the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent only the right to receive the allocable portion of the Aggregate Merger Consideration. Each share of Company Stock issued and outstanding immediately prior to the Effective Time (excluding any Treasury Shares (as defined herein)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into and represent the right to receive (i) unless otherwise adjusted as provided in Section 2.3, an amount of cash equal to $813.03 (the “Per Share Cash Consideration”) and (ii) 206.8238 shares of BancorpSouth Common Stock (together with the Per Share Cash Consideration, the “Per Share Merger Consideration”).

(b) Each share of Company Stock held in the treasury of the Company and each share of Company Stock owned by any direct or indirect wholly owned Subsidiary (as defined herein) of the Company immediately prior to the Effective Time (the “Treasury Shares”) (other than (i) shares of Company Stock held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties and (ii) shares of Company Stock held in respect of a debt previously contracted) shall be cancelled without any conversion and no payment or distribution shall be made with respect thereto.

(c) Notwithstanding anything in this Agreement to the contrary, BancorpSouth will not issue any fractional shares of BancorpSouth Common Stock otherwise issuable pursuant to the Merger. In lieu of the issuance of any such fractional shares, BancorpSouth shall pay to each former holder of Company Stock otherwise entitled to receive such fractional share an amount of cash determined by multiplying (i) the Average Closing Price by (ii) the fraction of a share of BancorpSouth Common Stock which such holder would otherwise be entitled to receive pursuant to this Section 2.1. “Average Closing Price” of BancorpSouth Common Stock shall be the average of the closing price per share of BancorpSouth Common Stock on The New York Stock Exchange (“NYSE”) (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by BancorpSouth) for the ten (10) consecutive trading days ending on and including the fifth trading day preceding the Closing Date.

Section 2.2 Anti-Dilutive Adjustment. The aggregate number of shares of BancorpSouth Common Stock to be exchanged for each share of Company Stock shall be adjusted appropriately to reflect any change in the number of shares of BancorpSouth Common Stock by reason of any stock dividends or splits, reclassification, recapitalization or conversion with respect to BancorpSouth Common Stock, received or to be received by holders of BancorpSouth Common Stock, when the record date or payment occurs prior to the Effective Time.

Section 2.3 Adjustment to Merger Consideration for Equity Capital.

(a) If the Equity Capital (as defined below) on the Closing Date shall be less than $109,250,000, the Aggregate Cash Consideration will be reduced by an amount equal to the difference between $109,250,000 and the Equity Capital on the Closing Date.

(b) For purposes of this Agreement, “Equity Capital” shall equal the sum of the common stock, capital surplus and retained earnings of the Company, excluding unrealized securities gains or losses, on a consolidated basis, as determined pursuant to generally accepted accounting principles (“GAAP”) and as agreed between the Company and BancorpSouth. For purposes of calculating Equity Capital, the Company shall include deductions made for certain extraordinary items related to the Merger, this Agreement and the transactions contemplated hereby, including reductions for (i) the after-tax amount of all costs and expenses associated with the divestiture of all Subsidiaries of the Company other than the Retained Subsidiaries (as defined herein) as provided in Section 5.14 and the Quarry Disposition as provided in Section 5.15, (ii) the after-tax amount of all costs and expenses related to the Merger, this Agreement and the transactions contemplated hereby, (iii) any amounts required to be added to the Company’s allowance for loan losses pursuant to Section 5.9, (iv) the after-tax premium or additional cost incurred to provide for the continuation of certain of the Company’s insurance policies pursuant to Section 5.8, (v) the estimated after-tax amount of any penalty or liquidated damages associated with the termination of the Company’s contracts with any provider of electronic banking and data processing services prior to or following the Closing Date pursuant to Section 5.6; provided that, for the avoidance of doubt, the foregoing shall not include any de-conversion costs or fees; (vi) the after-tax amount of the accrual through the Closing Date in accordance with GAAP, and confirmed by a third-party consultant of BancorpSouth, of any future benefit payments due under any salary continuation, deferred compensation or other similar agreements,

(vii) the after-tax amount of any cost to fully fund and liquidate any Company Employee Plan (as defined herein) and to pay all related expenses and fees to the extent such termination is requested by BancorpSouth pursuant to Section 7.4, (viii) the after-tax amount of any payments to be made pursuant to any existing employment, change in control, salary continuation, deferred compensation or other similar agreements or severance, noncompetition, retention or bonus arrangements between the Company or the Bank and any other Person, and (ix) the after-tax amount of any fees and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with this Agreement and the transactions contemplated hereby; provided that, adjustments with respect to (iv) – (ix) shall be mutually determined by BancorpSouth and the Company. Except for the foregoing clauses (i) through (ix), costs and expenses required by BancorpSouth pursuant to this Agreement to be incurred by the Company shall not be included in (reduce) the Equity Capital of the Company. For the avoidance of doubt, Equity Capital shall be calculated after giving effect to the Subsidiary Disposition and the Quarry Disposition.

Section 2.4 Dissenting Shares. Each share of Company Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of nor consented in writing to the approval of the Merger and who has properly perfected his dissenter’s rights of appraisal by following the exact procedure required by Section 262 of the DGCL is referred to herein as a “Dissenting Share.” Notwithstanding any provision of this Agreement to the contrary, each Dissenting Share shall not be converted into or represent the right to receive the Per Share Merger Consideration pursuant to this ARTICLE II and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the DGCL. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by him in accordance with the applicable provisions of the DGCL; provided, such holder complies with the procedures contemplated by and set forth in the applicable provisions of the DGCL. If any holder of any Dissenting Shares shall effectively withdraw or lose his dissenter’s rights under the applicable provisions of the DGCL, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Per Share Merger Consideration without any interest thereon in accordance with the provisions of this ARTICLE II.

Section 2.5 Exchange of Shares.

(a) BancorpSouth shall deposit or cause to be deposited in trust with Registrar and Transfer Company (the “Exchange Agent”) (i) book entry shares of BancorpSouth Common Stock and (ii) cash in an aggregate amount sufficient to make the appropriate payments (A) of the Aggregate Cash Consideration, as may be adjusted pursuant to Section 2.3, (B) to holders of Dissenting Shares pursuant to Section 2.4, if any, and (C) to holders of a fraction of a share of BancorpSouth Common Stock pursuant to Section 2.1(c) (such shares and cash being referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

(b) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each record holder of an outstanding certificate or certificates, which as of the Effective Time represented shares of Company Stock (the “Certificates”), a letter of transmittal that will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Merger Consideration into which the shares of Company Stock represented by such Certificate(s) will have been converted pursuant to this Agreement (collectively, the “Transmittal Materials”). Upon surrender to the Exchange Agent of a Certificate, together with the Transmittal Materials duly completed and executed, the holder of such Certificate shall be entitled to receive in exchange therefor the allocable portion of the Aggregate Merger Consideration as provided in Section 2.1, as may be adjusted pursuant to Section 2.2 and Section 2.3, and such Certificate shall forthwith be cancelled. No interest will be paid or accrued with respect to the shares of BancorpSouth Common Stock or cash payable upon surrender of the Certificates. Until surrendered in accordance with the provisions of this Section 2.5, after the Effective Time, each Certificate (other than Certificates representing Treasury Shares or Dissenting Shares) shall represent for all purposes only the right to receive the allocable portion of the Aggregate Merger Consideration without any interest thereon.

(c) No dividends or other distributions declared after the Effective Time with respect to shares of BancorpSouth Common Stock and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate and duly completed and executed Transmittal Materials to the Exchange Agent in accordance with this Section 2.5. After the surrender of a Certificate and duly completed and executed Transmittal Materials in accordance with this Section 2.5, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the shares of BancorpSouth Common Stock issuable in respect of such Certificate.

(d) After the Effective Time, the stock transfer ledger of the Company shall be closed and there shall be no transfers on the stock transfer books of the Company of the shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to BancorpSouth, they shall be promptly presented to the Exchange Agent for exchange as provided in this Section 2.5.

(e) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of the Company for six (6) months after the Exchange Agent mails the Transmittal Materials pursuant to this Section 2.5 shall be returned to BancorpSouth upon demand, and any shareholders of the Company who have not theretofore complied with the exchange procedures in this Section 2.5 shall look to BancorpSouth only, and not the Exchange Agent, for the payment of any Per Share Merger Consideration in respect of such shares.

(f) If any shares of BancorpSouth Common Stock are to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to BancorpSouth) for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of shares of BancorpSouth Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(g) None of BancorpSouth, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Stock for any BancorpSouth Common Stock (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) If any Certificate is lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by BancorpSouth or the Exchange Agent, the posting by such person of a bond in such amount as BancorpSouth or the Exchange Agent may direct as indemnity against any claim that may be made against BancorpSouth with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the allocable portion of the Aggregate Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to BancorpSouth as set forth below. On the date hereof, the Company delivered to BancorpSouth schedules (the “Schedules”) setting forth, among other things, items the disclosure of which are necessary or appropriate (a) in response to an express disclosure requirement contained in a provision hereof, (b) as an exception to one or more representations and warranties contained in ARTICLE III or (c) as an exception to one or more covenants contained in this Agreement. Disclosure in any section of the Schedules shall apply only to the indicated section of this Agreement, except to the extent that it is reasonably apparent on its face that such disclosure is relevant to another section of this Agreement. Notwithstanding any provision in this Agreement to the contrary, the Company does not make any representations or warranties with respect to any Subsidiary to be disposed pursuant to Section 5.14 or with respect to the Quarries described in Section 5.15; provided, that, for the avoidance of doubt, the foregoing disclaimer of warranties shall have no effect on the indemnification obligation in favor of BancorpSouth pursuant to Section 5.14 or Section 5.15 and the documents to be entered into or delivered in connection therewith.

Section 3.1 Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and a financial holding company duly registered under the BHC Act and the GLB Act, subject to all laws, rules and regulations applicable to financial holding companies. The Bank is a Texas state bank duly organized, validly existing and in good standing under the laws of the State of Texas. Each other Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed.

(b) The Company and each of its Subsidiaries has full power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties, to engage in the business and activities now conducted by it. To the Company’s knowledge, no suspension or cancellation of any such necessary license, registration, qualification, franchise, permit or authorization is threatened.

(c) The Bank is duly authorized to conduct general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the TDB.

(d) True and complete copies of the Organizational Documents of the Company and each Subsidiary, each as amended to date, have been delivered to BancorpSouth.

(e) Section 3.1(e) of the Schedules lists each of the Subsidiaries of the Company and any other Person in which the Company or any of the Company’s Subsidiaries own or have the right to acquire capital stock. Other than as set forth in Section 3.1(e) of the Schedules, neither the Company nor any of its Subsidiaries (i) has any Subsidiaries or Affiliates, (ii) is a general partner or owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity or (iii) knows of any arrangement pursuant to which the capital stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of the Company.

(f) The deposit accounts of the Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date hereof required in connection therewith have been paid by the Bank.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 40,000 shares of common stock, $1.00 par value, 35,054 of which are issued and outstanding and none of which are held in treasury as of the date of this Agreement, and 30,000 shares of preferred stock, $1.00 par value (“Preferred Stock”), none of which are issued and outstanding as of the date of this Agreement. All of the outstanding shares of Company Stock are validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any Person or in violation of any applicable federal or state securities laws.

(b) The Company owns, either directly or indirectly, all of the issued and outstanding capital stock and other securities of its Subsidiaries. The outstanding capital stock and other securities of the Company’s Subsidiaries are, as applicable, (i) duly authorized, validly issued, fully paid and nonassessable and (ii) free and clear of any liens, claims, security interests and encumbrances of any kind. There are no irrevocable proxies with respect to shares of the Subsidiaries and there are no outstanding or authorized subscriptions, options, warrants, calls, rights or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of or otherwise relating to any such shares of capital stock of the Subsidiaries to any Person.

(c) There are no existing options, stock appreciation rights, stock appreciation units, warrants, calls, convertible securities or commitments of any kind obligating the Company to issue any authorized and unissued Company Stock or Preferred Stock.

(d) The Company does not have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock or other securities. Other than the Voting Agreement and pursuant to the ESOP, there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting the Company Stock.

(e) The Company has not paid any dividends on the Company Stock since September 30, 2013.

Section 3.3 Authority; Approvals.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and any related documents to which it is a party and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and is a duly authorized, valid, legally binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

(b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the board of directors of the Company. The board of directors of the Company has (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company and its shareholders, (ii) directed that this Agreement be submitted to the Company’s shareholders for approval and adoption and (iii) resolved to recommend to the Company’s shareholders that they approve this Agreement. Except for the approval of the shareholders of the Company, no further corporate proceedings on the part of the Company are necessary to execute and deliver this Agreement or the related documents and to consummate the transactions contemplated hereby or thereby.

(c) Section 3.3(c) of the Schedules lists all governmental and any other consents, approvals, authorizations, applications, filings, notices, registrations and qualifications that are required to be made or obtained in connection with or for the consummation of the transactions contemplated by this Agreement, including the Merger and the Bank Merger (collectively, the “Regulatory Approvals”). Other than federal and state securities laws and the Regulatory Approvals, no consents or approvals of or filings or registrations with any Governmental Body or with any other Person are necessary in connection with the execution and delivery by (i) the Company of this Agreement and the related documents to which it is a party or the consummation by the Company of the transactions contemplated hereby or thereby, or (ii) the Bank of the agreement pursuant to which the Bank Merger shall occur.

Section 3.4 No Conflicts; Consents.

(a) Neither the execution and delivery by the Company of this Agreement and the related documents nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof, will, assuming that the Regulatory Approvals and Company shareholder approvals are duly obtained, (a) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, charge or encumbrance upon any of the material properties or assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the Organizational Documents of the Company or any of its Subsidiaries or (ii) except as set forth in Section 3.4(a) of the Schedules, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which it may be bound, or to which the Company or any of its Subsidiaries or any of the properties or assets of the Company or any of its Subsidiaries may be subject, or (b) violate any law, statute, code, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any of its Subsidiaries or any of their respective properties or assets.

(b) Except for the Regulatory Approvals, Company shareholder approvals and as set forth in Section 3.4(b) of the Schedules (each item so set forth therein a “Required Consent”), no consent, approval, license, permit, order or authorization of or registration, declaration or filing with any Person is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the related documents to which they are a party and the consummation of the transactions contemplated hereby and thereby.

Section 3.5 Proceedings. Except as set forth in Section 3.5 of the Schedules, there are no Proceedings (as defined herein) pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, and the Company has no knowledge of any basis on which any such Proceedings could be brought. Neither the Company nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any arbitrator or Governmental Body.

Section 3.6 Financial Statements.

(a) Attached in Section 3.6(a) of the Schedules are true, correct and complete copies of the Company’s (i) audited consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years ended December 31, 2012, 2011 and 2010, accompanied by the report thereon of the Company’s independent auditors (the “Company Annual Financial Statements”), and (ii) unaudited consolidated balance sheets and related consolidated statements of income, changes in stockholders’ equity and cash flows as of and for the nine months ended September 30, 2013 and 2012 (the “Company Interim Financial Statements”). The Company has also furnished or made available to BancorpSouth a true, correct and complete copy of the

Consolidated Reports of Condition and Income (“Call Reports”) filed by the Bank as of and for each period during the three years ended December 31, 2012, and for the nine months ended September 30, 2013. The Company Annual Financial Statements, Company Interim Financial Statements and Call Reports are collectively referred to in this Agreement as the “Company Financial Statements.”

(b) The Company Annual Financial Statements and Company Interim Financial Statements have been prepared from the books and records of the Company and its Subsidiaries and fairly present, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of the Company at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that the Company Interim Financial Statements (i) omit the footnote disclosure required by GAAP and (ii) are subject to normal year-end audit adjustments required by GAAP. The Call Reports fairly present the financial position of the Bank and the results of its operations at the dates and for the periods indicated in compliance with the rules and regulations of applicable federal and state banking authorities.

(c) As of the dates of the Company Financial Statements and as of the date of this Agreement, neither the Company nor any Subsidiary had any material Liabilities (whether accrued, absolute, contingent or otherwise) except as fully set forth or provided for in such Company Financial Statements.

Section 3.7 Compliance with Laws and Regulatory Filings.

(a) The Company and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Body (as defined herein) relating to the Company or any of its Subsidiaries, including all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act, Regulation X, Flood Disaster Protection Act, Home Owners Equity Protection Act, Right to Financial Privacy Act, Unfair, Deceptive or Abusive Acts or Practices and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans (collectively, “Banking Laws”). The Company and the Bank have neither had nor suspected any material incidents of fraud or defalcation involving the Company, the Bank or any of their respective officers, directors or Affiliates during the last two years. Each of the Company and the Bank has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has systems customarily used by financial institutions of a similar size to the Bank that are designed to properly monitor transaction activity (including wire transfers). The Bank is designated as a small medium bank for purposes of the Community Reinvestment Act and has a Community Reinvestment Act rating of “satisfactory.”.

(b) The Company and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the TDB or any other Governmental Body having supervisory jurisdiction over the Company and its Subsidiaries, and such reports, registrations and statements as finally amended or corrected, are true and correct in all material respects. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no Governmental Body has initiated any Proceeding or, to the Company’s knowledge, investigation into the business or operations of the Company or its Subsidiaries. There is no material unresolved violation, criticism or exception by any bank regulatory agency with respect to any report relating to any examinations of the Bank or the Company.

(c) None of the Company, or its Subsidiaries, or to the knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury.

Section 3.8 Absence of Certain Changes. Since September 30, 2013, (a) the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), (b) neither the Company nor any of its Subsidiaries has engaged in the activities proscribed by Section 5.2(b) and (c) no Material Adverse Effect on the Company or the Bank has occurred.

Section 3.9 Investments. Section 3.9 of the Schedules sets forth a true, correct and complete list, as of December 31, 2013, of all securities, including municipal bonds, owned by the Company (the “Securities Portfolio”). Except as set forth in Section 3.9 of the Schedules, all such securities are owned by the Company (a) of record, except those held in bearer form, and (b) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. Section 3.9 of the Schedules also discloses any Person in which the ownership interest of the Company, whether held directly or indirectly, equals 5% or more of the issued and outstanding voting securities of the issuer thereof. To the Company’s knowledge, there are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in the Securities Portfolio.

Section 3.10 Loan Portfolio and Reserve for Loan Losses.

(a) All evidences of indebtedness and leases of the Company or any of its Subsidiaries (individually a “Loan” and collectively, the “Loans”), including any renewals and extensions of any Loan, were solicited, originated and currently exist in compliance in all material respects with all applicable requirements of federal and state law and regulations promulgated thereunder. The Loans are adequately documented, and each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights, and all actions necessary to protect any related security interest have been duly taken. Neither the Company nor any of its Subsidiaries has entered into any oral modifications or amendments or additional agreements related to the Loans that are not reflected in its records. There is no valid claim or defense to the enforcement of any Loan and none has been asserted, and the Company has no knowledge of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense.

(b) The credit files of the Company and each of its Subsidiaries contain all material information (excluding general, local or national industry, economic or similar conditions) known to the Company or any of its Subsidiaries that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the Loan portfolio of the Company or any of its Subsidiaries (including Loans that will be outstanding if it advances funds it is obligated to advance).

(c) The allowance for loan losses shown on the Company Financial Statements as of September 30, 2013 was, and the allowance for loan losses to be shown on any financial statements of the Company or the Bank or Consolidated Reports of Condition and Income of the Bank as of any date subsequent to the execution of this Agreement will be, calculated in accordance with GAAP in all material respects as applied to banking institutions and all applicable rules and regulations, and in the reasonable opinion of management, adequate in all respects to provide for all possible losses, net of recoveries relating to loans previously charged off, on Loans outstanding (including accrued interest receivable) of the Company or any of its Subsidiaries and other extensions of credit (including letters of credit or commitments to make loans or extend credit); provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectability of such Loans.

Section 3.11 Certain Loans and Related Matters.

(a) Except as set forth in Section 3.11(a) of the Schedules, as of December 31, 2013, neither the Company nor any of its Subsidiaries is a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $10,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been or, in the exercise of reasonable diligence by the Company or any of its Subsidiaries, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of the Company or any of its Subsidiaries, or any 10% or more shareholder of the Company, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to the Company or any of its Subsidiaries including those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over the Company or any of its Subsidiaries and which violation is reasonably likely to result in a Material Adverse Effect on the Company or the Bank.

(b) Section 3.11(b) of the Schedules contains the “watch list of loans” of the Bank (“Watch List”) as of December 31, 2013. To the knowledge of the Company, there is no other Loan, loan agreement, note or borrowing arrangement which should be included on the Watch List based on the Company’s or the Bank’s ordinary course of business and safe and sound banking principles.

Section 3.12 Trust Business. Neither the Company nor any of its Subsidiaries has been appointed in a fiduciary or representative capacity in respect of any trusts, executorships, administrations, guardianships, conservatorships, or other fiduciary representative capacity. Neither the Company nor any of its Subsidiaries administers or otherwise holds any indenture, pooling and servicing, private label, paying agency, collateral or disbursing agency, securities (whether bond, note, debenture or other) registrar, transfer agency, document custody or other fiduciary or agency contracts.

Section 3.13 Real Property Owned or Leased.

(a) Section 3.13(a) of the Schedules contains a true, correct and complete list of all real property owned or leased by the Company or its Subsidiaries, including non-residential other real estate, and the owner or lessee thereof (the “Company Real Property”). True and complete copies of all deeds and leases for, or other documentation evidencing ownership of or a leasehold interest in, the Company Real Property, title insurance policies for the Company Real Property that is owned by the Company or its Subsidiaries, and all mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to BancorpSouth.

(b) No lease or deed with respect to any Company Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such Company Real Property pertaining to its current primary business purpose.

(c) None of the buildings and structures located on any Company Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Company Real

Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a Material Adverse Effect on the Company or the Bank. No condemnation proceeding is pending or, to the Company’s knowledge, threatened, which could reasonably be expected to preclude or materially impair the use of any Company Real Property in the manner in which it is currently being used.

(d) The Company or one of its Subsidiaries has good and indefeasible title to, or a valid and enforceable leasehold interest in, all Company Real Property, and such interest is free and clear of all liens, including Tax liens, charges, imperfections of title or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in the Company Financial Statements; and (ii) easements, covenants, restrictions and other matters of record which do not, individually or in the aggregate, materially adversely affect the use and enjoyment of the relevant real property.

(e) All buildings and other facilities used in the business of the Company and its Subsidiaries are in adequate condition (ordinary wear and tear excepted) and are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities consistent with past practices.

Section 3.14 Personal Property. Each of the Company and its Subsidiaries has good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of its business (the “Company Personal Property”), free and clear of all liens, charges, imperfections of title or other encumbrances and except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in the Company Financial Statements and (ii) such other liens, charges imperfections of title and encumbrances as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant Company Personal Property. Subject to ordinary wear and tear, the Company Personal Property, taken as a whole, is in good operating condition and repair and is adequate for the uses to which it is being put.

Section 3.15 Environmental Laws. The Company and its Subsidiaries and any business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are and for the last seven (7) years have been in compliance in all material respects with all Environmental Laws (as defined below) and permits thereunder. Neither the Company nor any of its Subsidiaries has received notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials (as defined below), and they are not subject to any claim, lien, charge or other encumbrance under any Environmental Laws. No Company Real Property and no real estate currently owned, operated or leased (including any property acquired by foreclosure or deeded in lieu thereof) by the Company or its Subsidiaries or owned, operated or leased by the Company or its Subsidiaries within the 10 years preceding the date of this Agreement, requires any environmental investigation, cleanup or response action to comply with Environmental Laws, or has been the site of any release of any Hazardous Materials. To the Company’s knowledge, (a) the Company Real Property is free of asbestos, (b) no real property currently or previously owned by it, any Subsidiary or their respective predecessors is, or has been, a heavy industrial site or landfill, and (c) there are no underground storage tanks at any properties owned or operated by the Company or any of its

Subsidiaries and no underground storage tanks have been closed or removed from any properties owned or operated by the Company or any of its Subsidiaries. The Company has made available to BancorpSouth all environmental audits, site assessments, documentation regarding off-site disposal of Hazardous Materials, reports and other material environmental documents related to the Company Real Property, any real property formerly owned or operated by the Company or any of its Subsidiaries or any of their respective predecessors, and any other real property acquired by foreclosure or deeded in lieu thereof, which are in the possession or reasonable control of the Company or any of its Subsidiaries.

“Environmental Laws,” as used in this Agreement, means all applicable federal, state or local statute, law, rule, regulation, ordinance or code now in effect and in each case as amended to date and any controlling judicial or administrative interpretation thereof, including all common law theories (at law or in equity), any judicial or administrative order, consent decree, or judgment, relating to pollution, preservation, remediation or protection of the environment, natural resources, human health or safety, or Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.

“Hazardous Materials,” as used in this Agreement, includes, but is not limited to, (a) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, mold, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (b) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (c) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead, provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of the Company or any Subsidiary in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

Section 3.16 Taxes.

(a) For purposes of this Agreement, the following terms shall have the defined meanings as set forth below:

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a).

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the Company or any Subsidiary is contesting in good faith through appropriate proceedings, if any, and for which adequate reserves have been established on the most recent applicable Balance Sheet in accordance with GAAP, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulation” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of the provisions of the Code.

(b) Subject to applicable extension periods, the Company and its Subsidiaries have filed all material Tax Returns that each was required to file, including any Tax Returns of any affiliated, consolidated, combined or unitary group of which either the Company or any Subsidiary is or was a member. At the time of filing, all such Tax Returns were correct and complete in all material respects. All Taxes due and owing by the Company or any Subsidiary and any affiliated, consolidated, combined or unitary group of which either the Company or any Subsidiary is or was a member (whether or not shown on any Tax Return) have been paid. Neither the Company nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been raised in writing by an authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Bank that arose in connection with any failure (or alleged failure) of the Company or any Subsidiary to pay any Tax.

(c) The Company and its Subsidiaries have collected or withheld and duly paid to the appropriate governmental authority all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(d) There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of the Company or any Subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which the Company or any Subsidiary has knowledge based upon contact with any agent of such authority. Section 3.16(d) of the Schedules lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company or any Subsidiary for any taxable period that is still open under the applicable statute of limitations, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has made available to BancorpSouth correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company and its Subsidiaries with respect to all taxable periods that are still open under the applicable statute of limitations.

(e) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). If the Company or any of its Subsidiaries has participated in a reportable or listed transaction as defined under Sections 6011 and 6111 of the Code and Treasury Regulation Section 1.6011-4, such entity has properly disclosed such transaction in accordance with the applicable Treasury Regulations. Neither the Company nor any of its Subsidiaries (i) is a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than the Affiliated Group of which the Company is the common parent) or (iii) has any Liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) Neither the Company nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(h) Neither the Company, any of its Subsidiaries nor BancorpSouth will be required to include any item of income in, nor will the Company, any of its Subsidiaries or BancorpSouth be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(j) The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of September 30, 2013, exceed the current liability accruals for Tax Liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Company Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding reserves any for deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing its Tax Returns.

Section 3.17 Contracts and Commitments.

(a) Except as set forth in Section 3.17 of the Schedules (the “Company Contracts”), neither the Company nor any of its Subsidiaries is a party to or bound by any of the following (whether written or oral, express or implied):

(i) employment contracts, change-in-control agreements or severance arrangements (including any collective bargaining contract or union agreement or agreement with an independent consultant);

(ii) bonus, stock option, restricted stock, stock appreciation, deferred compensation arrangement, profit-sharing plan, pension plan, retirement plan, welfare plan or other employee benefit agreement or arrangement;

(iii) any material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;

(iv) contract or commitment for capital expenditures;

(v) material contract or commitment for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days after the date of this Agreement;

(vi) contract or option to purchase or sell any real or personal property other than any contract for the purchase of personal property in the ordinary course of business;

(vii) contract, agreement or letter with respect to the management or operations of the Company or the Bank imposed by any Governmental Body having supervisory jurisdiction over the Company or the Bank;

(viii) note, debenture, agreement, contract or indenture related to the borrowing by the Company or any Subsidiary of money other than those entered into in the ordinary course of business;

(ix) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

(x) agreement with or extension of credit to any executive officer or director of the Company or any Subsidiary or holder of ten percent (10%) or more of the issued and outstanding Company Stock, or any affiliate of such person;

(xi) agreement with any executive officer or director of the Company or any Subsidiary or holder of ten percent (10%) or more of the issued and outstanding Company Stock or any affiliate of such person, relating to bank owned life insurance (“BOLI”);

(xii) lease of real property;

(xiii) any agreement containing covenants that limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person, or that involve any restriction on the geographic area in which, or method by which, the Company (including any successor thereof) or any of its Subsidiaries (including any successor thereof) may carry on its business (other than as may be required by law or any Governmental Body);

(xiv) any data processing or other electronic banking services agreement or contract which may not be terminated without payment or penalty upon notice of 30 days or less;

(xv) any agreement pursuant to which the Company or any of its Subsidiaries may become obligated to invest in or contribute capital to any Person;

(xvi) any agreement between a Retained Subsidiary, on the one hand, and a Person listed on Section 3.1(e) of the Schedules (other than a Retained Subsidiary), on the other hand (the “Affiliate Agreements”); or

(xvii) contracts, other than the foregoing, with payments aggregating $50,000 or more not made in the ordinary course of business.

(b) Each Company Contract is legal, valid and binding on the Company or its Subsidiaries, as the case may be, and to the knowledge of the Company, the other parties thereto, enforceable against the Company or its Subsidiaries, as the case may be, in accordance with its terms (subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles) and is in full force and effect. Each of the Company and its Subsidiaries has performed in all material respects all obligations required to be performed by it to date under each Company Contract and there are no existing defaults by the Company or its Subsidiary, as the case may be, or, to the knowledge of the Company, the other party thereunder and there are no allegations or assertions of such by any party under such Company Contract or any events that with notice, lapse of time or the happening or occurrence of any other event would be reasonably likely to constitute a default thereunder. A true and complete copy of each Company Contract has been delivered or made available to BancorpSouth.

Section 3.18 Fidelity Bonds and Insurance.

(a) A true, correct and complete list of all fidelity bonds and insurance policies (including any BOLI) owned or held by or on behalf of either the Company or any of its Subsidiaries (other than credit-life policies), including the insurer, policy numbers, amount of coverage, deductions, type of insurance, effective and termination dates and any material pending claims thereunder is set forth in Section 3.18(a) of the Schedules.

(b) All policies of general liability, theft, life, fire, workers’ compensation, health, directors and officers, business interruption and other forms of insurance owned or held by the Company or any Subsidiary (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are sufficient for compliance with all requirements of applicable laws and all agreements to which the Company or such Subsidiary is a party; (iii) are usual and customary as to amount and scope for the business conducted by the Company and its Subsidiaries in respect of amounts, types and risks insured; (iv) are valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (v) will remain in full force and effect through the Effective Time, subject to normal renewal policies and procedures, including the payment of premiums. No insurer under any such policy or bond has canceled or indicated to the Company or any of its Subsidiaries an intention to cancel or not to renew any such policy or bond effective at any time prior to the Effective Time or generally disclaimed liability thereunder. Neither the Company nor any of its Subsidiaries is in default under any such policy or bond, and all material claims thereunder have been filed. Neither the Company nor any of its Subsidiaries has been denied or had revoked or rescinded any policy of insurance since December 31, 2009.

Section 3.19 Regulatory Actions and Approvals. There are no Proceedings pending or, to the knowledge of the Company, threatened, against the Company or any Subsidiary by or before any Governmental Body or arbitrator having jurisdiction over the Company or any Subsidiary. Neither the Company nor any Subsidiary is subject to a formal or informal agreement, memorandum of understanding, enforcement action with, or any type of financial assistance by, any Governmental Body or arbitrator having jurisdiction over it. Neither the Company nor any Subsidiary knows of any fact or circumstance relating to it that would materially impede or delay receipt of any Regulatory Approvals, the Merger, the Bank Merger, or the other transactions contemplated by this Agreement, nor does the Company or any Subsidiary have any reason to believe that it will not be able to obtain all Regulatory Approvals.

Section 3.20 Employment Relations. The relations of each of the Company and its Subsidiaries with its respective employees are satisfactory. Neither the Company nor any Subsidiary has received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of its respective employees. The Company and its Subsidiaries have complied with all laws relating to the employment of labor with respect to their respective employees, and any independent contractors it has hired, including any provisions thereof relating to wages, hours, workplace discrimination, collective bargaining and the payment of workman’s compensation insurance and social security and similar Taxes, and no person has asserted to the Company or any Subsidiary that the Company or any Subsidiary is liable for any arrearages of wages, workman’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

Section 3.21 Compensation and Benefit Plans.

(a) Section 3.21(a) of the Schedules lists all employee benefit plans, arrangements or agreements providing benefits or compensation to any current or former employees, directors or consultants of the Company or any of its ERISA Affiliates (as defined below) that are sponsored or maintained by the Company or any of its ERISA Affiliates or to

which the Company or any of its ERISA Affiliates contributes or is obligated to contribute on behalf of current or former employees, directors or consultants of the Company or any of its ERISA Affiliates or with respect to which the Company or any of its ERISA Affiliates has any Liability, including any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA or any employment agreement or collective bargaining, employee stock ownership, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan (each of the foregoing, a “Company Employee Plan”). There is no pending or, to the knowledge of the Company, threatened Proceeding relating to any Company Employee Plan. All of the Company Employee Plans comply and have been administered in all material respects with their terms and with all applicable requirements of ERISA, the Code and other applicable laws. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to the Company Employee Plans which is likely to result in the imposition of any penalties or Taxes upon the Company or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the Code. All contributions, premiums or other payments required by law or by any Company Employee Plan have been made by the due date thereof.

(b) Neither the Company nor any of its Subsidiaries has any Liabilities for post-retirement or post-employment welfare benefits under any Company Employee Plan that cannot be amended or terminated upon 60 days’ notice or less without incurring any Liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. Each Company Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is qualified in form and operation and no event or circumstance has occurred that would disqualify any such Company Employee Plan. The Company has provided or made available copies of (i) each Company Employee Plan, (ii) the most recent summary plan descriptions of each Company Employee Plan, (iii) each trust agreement, insurance policy or other instrument relating to the funding or administration of any Company Employee Plan, (iv) the three most recent annual reports (Form 5500 series) and accompanying schedules filed with the IRS or the United States Department of Labor with respect to each Company Employee Plan, (v) the most recent determination letter issued by the IRS with respect to each Company Employee Plan that is intended to qualify under Section 401 of the Code, (vi) the most recent available financial statements for each Company Employee Plan, and (vii) the most recent audited financial statements for each Company Employee Plan for which audited statements are required by ERISA.

(c) Neither the Company nor any ERISA Affiliate (as defined below) has any Liability with respect to a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plans”). Neither the Company nor any ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan, and neither the Company, nor any ERISA Affiliate has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full. Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to any employee benefit plan that is subject to Title IV of ERISA, and neither the Company nor any ERISA Affiliate has, at any time during the last six (6) years, sponsored, maintained, contributed to or been obligated to contribute to any plan subject to Title IV of ERISA.

(d) There does not now exist, nor, to the knowledge of the Company, do any circumstances exist that could result in, any Controlled Group Liability of the Company or any of its Subsidiaries now or following the Closing. “Controlled Group Liability” means any and all Liabilities (1) under Title IV of ERISA, (2) under Section 302 of ERISA, (3) under Sections 412 and 4971 of the Code, (4) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or similar state law, and (5) under corresponding or similar provisions of foreign laws or regulations.

(e) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee of the Company or any of its Subsidiaries to severance pay, retention bonuses, parachute payments, non-competition payments, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee. There is no contract, agreement, plan or other arrangement covering any service provider or former service provider of the Company or any of its Subsidiaries that, individually or in the aggregate, could give rise to the payment by the Company or any of its Subsidiaries of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the Code.

(f) “ERISA Affiliates” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(g) There are no outstanding compensatory equity awards, including any arrangements awarding stock options, stock appreciation rights, stock appreciation units, restricted stock, deferred stock, phantom stock or any other equity compensation to any employee, director or other service provider of the Company or any ERISA Affiliate.

(h) There are no outstanding shares of capital stock of the Company which were distributed to any current shareholder from the Central Community Corporation ESOP (“ESOP”), or if such shares were distributed and are now outstanding, the holder thereof no longer has any “put” rights with respect to these shares under the ESOP entitling the holder to require the Company to purchase such shares.

Section 3.22 Deferred Compensation and Salary Continuation Arrangements. Section 3.22 of the Schedules contains a list of all nonqualified deferred compensation and salary continuation arrangements of the Company or any of its Subsidiaries, if any, including (a) the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized and (b) the amount of all future benefit payments owed on behalf of each participant, which amounts, as of the date of this Agreement, have been, and as of the Closing Date, will be, accrued in accordance with GAAP on the Company’s consolidated balance sheet. Each nonqualified deferred compensation arrangement satisfies the requirements of Section 409A of the Code, to the extent applicable, in form and operation.

Section 3.23 Brokers, Finders and Financial Advisors. Other than as set forth in Section 3.23 of the Schedules, neither the Company, any of its Subsidiaries nor any of its or their respective officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any Liability for any brokerage, financial advisory, investment banking or other similar fees or commissions in connection with this Agreement and the transactions contemplated hereby.

Section 3.24 Accounting Controls. Each of the Company and its Subsidiaries has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (a) all transactions are executed in accordance with general or specific authorization of its board of directors (or similar management body) and/or its duly authorized executive officers; (b) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as it or other criteria applicable to such financial statements, and to maintain accountability for items therein; (c) control of its properties and assets is permitted only in accordance with general or specific authorization of its board of directors (or similar management body) and/or its duly authorized executive officers; and (d) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

Section 3.25 Derivative Contracts. Neither the Company nor any Subsidiary is a party to nor has agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the Company Financial Statements which is a financial derivative contract (including various combinations thereof).

Section 3.26 Deposits. Except as listed in Section 3.26 of the Schedules, no deposit of the Bank is a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 3.27 Outstanding Trust Preferred Securities of Subsidiary Trusts.

(a) The Company has issued and has presently outstanding $17,527,000 million in aggregate principal amount of debentures as follows (such issuances of securities and all documents and instruments related thereto being herein referred to collectively as the “Trust Preferred Issues”):

(i) $15,464,000 of Floating Rate Junior Subordinated Debentures due 2033 issued by Central Community Capital Trust I (“CCC Trust”) pursuant to an Indenture dated as of September 25, 2003 between the Company and Wilmington Trust Company, as Trustee. CCC Trust has issued and outstanding $15,000,000 in aggregate principal amount of trust preferred securities pursuant to the terms of the Amended and Restated Declaration of Trust dated as of September 25, 2003 among the Company, Wilmington Trust Company, as Institutional Trustee, and the administrative trustees named therein; and

(ii) $2,062,000 of Floating Rate Junior Subordinated Debentures due 2033 issued by First Central Union Capital Trust I (“FCUC Trust”) pursuant to an Indenture dated as of September 25, 2003 between First Central Union and Wilmington Trust Company, as Trustee, as supplemented by the First Supplemental Indenture dated as of June 9, 2008 between First Central Union, the Company and Wilmington Trust Company, as Trustee. FCUC Trust has issued and outstanding $2,000,000 in aggregate principal amount of trust preferred securities pursuant to the terms of the Amended and Restated Declaration of Trust dated as of September 25, 2003 among the Company, Wilmington Trust Company, as Institutional Trustee, and the administrative trustees named therein.

(b) All representations and warranties as made by the Company in the documents related to the Trust Preferred Issues were true in all material respects when made. The Trust Preferred Issues were authorized, issued and sold in compliance with all applicable legal requirements in all material respects.

Section 3.28 Intellectual Property Rights.

(a) Section 3.28(a) of the Schedules contains a true, correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by the Company or any Subsidiary or used in a material manner by them in the conduct of their business under license pursuant to a material contract (the “Intellectual Property”). The Company and its Subsidiaries own or have the right to use and continue to use the Intellectual Property in the operation of their business. Neither the Company nor any Subsidiary is, to the Company’s knowledge, infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has the Company or any Subsidiary used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

(b) Neither the Company nor any Subsidiary is engaging, nor has any been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery or performance of this Agreement or the related documents nor the consummation of the transactions contemplated hereby or thereby will in any way impair the right of the Company or any Subsidiary or the Continuing Corporation to use, sell, license or dispose of, or to bring any action for the infringement of, the Intellectual Property.

Section 3.29 Shareholders’ List. Section 3.29 of the Schedules contains a true, correct and complete list of the record holders of shares of Company Stock as of a date within ten (10) business days prior to the date of this Agreement, containing their names, addresses and number of shares held of record, which shareholders’ list is in all respects accurate as of such date and will be updated not more than five (5) business days prior to Closing.

Section 3.30 SEC Status; Securities Issuances. The Company is not subject to the registration provisions of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor the rules and regulations of the SEC promulgated under Section 12 of the Exchange Act, other than anti-fraud provisions of such act. All issuances of securities by the

Company and any Subsidiary have been registered under the Securities Act of 1933, as amended (the “Securities Act”), applicable state securities laws, and all other applicable laws or were exempt from any such registration requirements.

Section 3.31 Dissenting Shareholders. The Company has no knowledge of any plan or intention on the part of any shareholder of the Company to make written demand for payment of the fair value of such holder’s shares of Company Stock in the manner provided in Section 2.4.

Section 3.32 Takeover Laws. This Agreement and the Merger contemplated hereby are not subject to the requirements of any “moratorium,” “control stock,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state applicable to the Company.

Section 3.33 Fairness Opinion. Prior to the execution of this Agreement, the Company has received a written opinion from Commerce Street Capital, LLC, dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Aggregate Merger Consideration to be received by the shareholders of the Company pursuant to this Agreement is fair, from a financial point of view, to such shareholders. Such opinion has not been amended or rescinded as of the date of this Agreement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BANCORPSOUTH

BancorpSouth represents and warrants to the Company as set forth below.

Section 4.1 Organization.

(a) BancorpSouth is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi and a financial holding company duly registered under the BHC Act and the GLB Act, subject to all laws, rules and regulations applicable to financial holding companies. BancorpSouth Bank is a Mississippi banking corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi.

(b) BancorpSouth and BancorpSouth Bank have full power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on BancorpSouth.

(c) BancorpSouth Bank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the MDB, and (ii) is an insured bank as defined in the Federal Deposit Insurance Act.

Section 4.2 Capitalization.

(a) The authorized capital stock of BancorpSouth consists of 500,000,000 shares of BancorpSouth Common Stock, $2.50 par value, 95,236,709 shares of which are outstanding as January 20, 2014, and 500,000,000 shares of preferred stock, $0.01 par value, none of which is issued and outstanding as of the date of this Agreement. BancorpSouth owns all of the issued and outstanding shares of common stock, $5.00 par value, of BancorpSouth Bank (“BancorpSouth Bank Stock”). All of the issued and outstanding shares of BancorpSouth Common Stock and BancorpSouth Bank Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person.

(b) At the Effective Time, the shares of BancorpSouth Common Stock issued pursuant to the Merger in accordance with this Agreement will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights or any applicable federal or state laws.

Section 4.3 Authority; Approvals.

(a) BancorpSouth has full corporate power and authority to execute and deliver this Agreement and any related documents to which it is a party and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by BancorpSouth and is a duly authorized, valid, legally binding agreement of BancorpSouth enforceable against BancorpSouth in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

(b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the board of directors of BancorpSouth. The board of directors of BancorpSouth has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of BancorpSouth and its shareholders. No further corporate proceedings on the part of BancorpSouth are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(c) Other than the federal and state securities laws and the Regulatory Approvals, no consents or approvals of or filings or registrations with any Governmental Body or with any other Person are necessary in connection with the execution and delivery by (i) BancorpSouth of this Agreement and the related documents to which it is a party or the consummation by BancorpSouth of the transactions contemplated hereby or thereby, or (ii) BancorpSouth Bank of the agreement pursuant to which the Bank Merger shall occur.

Section 4.4 No Conflicts; Consents. Neither the execution and delivery by BancorpSouth of this Agreement and the related documents nor the consummation of the transactions contemplated hereby or thereby, nor compliance by BancorpSouth with any of the provisions hereof or thereof, will (a) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, charge or encumbrance upon any of the material properties or assets of BancorpSouth or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the Organizational Documents of BancorpSouth or any of its Subsidiaries or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which BancorpSouth or any of its Subsidiaries is a party or by which it may be bound, or to which BancorpSouth or any of its Subsidiaries or any of the properties or assets of BancorpSouth or any of its Subsidiaries may be subject, or (b) assuming that the Regulatory Approvals are duly obtained, violate any law, statute, code, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to BancorpSouth or any of its Subsidiaries or any of their respective properties or assets.

Section 4.5 Proceedings. There are no Proceedings pending or, to BancorpSouth’s knowledge, threatened against BancorpSouth or any of its Subsidiaries, and BancorpSouth has no knowledge of any basis on which any such Proceedings could be brought which could reasonably be expected to result in a Material Adverse Effect on BancorpSouth or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Neither BancorpSouth nor BancorpSouth Bank is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any arbitrator or Governmental Body.

Section 4.6 Financial Statements.

(a) BancorpSouth has furnished or made available to the Company true and complete copies of its (i) Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC, which contains BancorpSouth’s audited consolidated balance sheets as of December 31, 2012 and 2011, and the related statements of income, comprehensive income, shareholders’ equity and cash flows for the years ended December 31, 2012, 2011 and 2010 (the “BancorpSouth Annual Financial Statements”) and (ii) Quarterly Reports on Form 10-Q for each of the quarters ended March 31, June 30, and September 30, 2013, as filed with the SEC, which contain BancorpSouth’s unaudited consolidated balance sheets and related statements of income, comprehensive income, shareholders’ equity and cash flows as of and for the quarters and interim periods ended March 31, June 30, and September 30, 2013 and 2012 (the “BancorpSouth Interim Financial Statements”).

(b) The BancorpSouth Annual Financial Statements and BancorpSouth Interim Financial Statements have been prepared from the books and records of BancorpSouth and its Subsidiaries and fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of BancorpSouth at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that the BancorpSouth Interim Financial Statements (i) omit the footnote disclosure required by GAAP and (ii) are subject to normal year-end audit adjustments required by GAAP. The consolidated balance sheets as of future dates and the related statements of income, comprehensive income, shareholders’ equity and cash flows of BancorpSouth for the periods then ended, which may be filed by BancorpSouth with the SEC subsequent to the date hereof, will be prepared from the books and records of BancorpSouth and its Subsidiaries and will fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of BancorpSouth at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that unaudited financial statements may (i) omit the footnote disclosure required by GAAP and (ii) be subject to normal year-end audit adjustments required by GAAP.

Section 4.7 Compliance with Laws and Regulatory Filings.

(a) BancorpSouth and BancorpSouth Bank have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Body relating to BancorpSouth or BancorpSouth Bank, including all Banking Laws. BancorpSouth and BancorpSouth Bank have neither had nor suspected any material incidents of fraud or defalcation involving BancorpSouth, BancorpSouth Bank or any of their respective officers, directors or Affiliates during the last two years. Each of BancorpSouth and BancorpSouth Bank has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has systems customarily used by financial institutions of a similar size to BancorpSouth Bank that are designed to properly monitor transaction activity (including wire transfers). BancorpSouth Bank is designated as a large bank for purposes of the Community Reinvestment Act and has a Community Reinvestment Act rating of “satisfactory.”

(b) BancorpSouth and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the MDB or any other Governmental Body having supervisory jurisdiction over BancorpSouth and its Subsidiaries, and such reports, registrations and statements as finally amended or corrected, are true and correct in all material respects. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no Governmental Body has initiated any Proceeding or, to BancorpSouth’s knowledge, investigation into the business or operations of BancorpSouth or its Subsidiaries. There is no unresolved violation, criticism or exception by any bank regulatory agency with respect to any report relating to any examinations of BancorpSouth Bank or BancorpSouth.

(c) (c) BancorpSouth has no Knowledge of any fact or circumstance relating to BancorpSouth or any of its Subsidiaries that would materially impede or delay receipt of any required regulatory approval of the Merger or the other transactions contemplated by this Agreement, including the Bank Merger, nor does BancorpSouth have any reason to believe that it will not be able to obtain all requisite regulatory and other approvals or consents which it is required to obtain in order to consummate the Merger and the Bank Merger.

Section 4.8 SEC Reports. BancorpSouth has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Exchange Act for the past three (3) years. As of their respective dates (or if amended, as of the date so amended), each of such reports and statements (a) complied in all material respects as to form with the applicable requirements under the Exchange Act and (b) were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.9 Absence of Certain Changes. Since September 30, 2013, (a) BancorpSouth and BancorpSouth Bank have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (b) no Material Adverse Effect on BancorpSouth or BancorpSouth Bank has occurred.

ARTICLE V.

COVENANTS OF THE COMPANY

The Company covenants and agrees with BancorpSouth as follows:

Section 5.1 Approval of Shareholders of the Company; Efforts.

(a) The Company will, as soon as practicable, take all steps under applicable laws and its Organizational Documents necessary to duly call, give notice of, convene and hold a special meeting of the Company’s shareholders to be called to consider the Merger, this Agreement and the transactions contemplated hereby (the “Company Shareholder Meeting”) at such time as may be mutually agreed to by the parties for the purpose of (i) considering and voting upon the approval of this Agreement and the transactions contemplated hereby and (ii) for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable. The board of directors of the Company shall not withdraw, amend or modify in a manner adverse to BancorpSouth its recommendation (a “Change in Recommendation”) and will use its reasonable best efforts to obtain the necessary approvals by the Company’s shareholders of this Agreement and the transactions contemplated hereby (the “Company Shareholder Approval”). Notwithstanding the foregoing, if the Company has complied with Section 5.5(a), the board of directors of the Company may effect a Change in Recommendation if the Company or any of its representatives receives an unsolicited bona fide Acquisition Proposal before the Company Shareholder Approval that the board of directors of the Company has (i) determined in its good faith judgment (after consultation with the Financial Advisor (as defined herein) and the Company’s outside legal counsel) that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal (as defined herein), and (ii) determined in its good faith judgment (after consultation with the Company’s outside legal counsel) that the failure to effect a Change in Recommendation would cause it to violate its fiduciary duties under applicable law.

(b) If this Agreement is approved by such shareholders, the Company will take all reasonable actions to aid and assist in the consummation of the Merger, and will use commercially reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions as it and BancorpSouth reasonably consider necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all Governmental Bodies having jurisdiction over the transactions contemplated by this Agreement.

Section 5.2 Activities of the Company Pending Closing.

(a) From the date hereof to and including the Closing Date, as long as this Agreement remains in effect, the Company shall, and shall cause each of its Subsidiaries to:

(i) conduct its affairs (including the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and safe and sound banking principles;

(ii) use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, key employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships;

(iii) promptly give written notice to BancorpSouth of (A) any material change in its business, operations or prospects, (B) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Body having jurisdiction over the Company or any Subsidiary, (C) the institution or threat of any Proceeding against the Company or any Subsidiary or (D) the occurrence of any event or the failure of any event to occur or the existence of any circumstance that would reasonably be expected to cause (1) a breach of any covenant, condition or agreement contained herein, (2) any of the representations or warranties of the Company contained in this Agreement to be untrue or inaccurate in any material respect (without regard to any materiality qualifiers contained therein) or (3) a Material Adverse Effect on the Company or the Bank; and

(iv) except as required by law or regulation or expressly permitted by this Agreement, take no action which would adversely affect or delay the ability of the Company or BancorpSouth to obtain the Regulatory Approvals or any other approvals required for consummation of the transactions contemplated hereby or to perform its obligations and agreements under this Agreement.

(b) From the date hereof to and including the Effective Time, except (1) as expressly required by this Agreement or (2) as required by law or regulation, the Company shall not, and shall not permit any of its Subsidiaries to, without the written consent of BancorpSouth, which consent shall not be unreasonably withheld:

(i) adjust, split, combine or reclassify any of the Company Stock;

(ii) make, acquire, modify or renew, or agree to make, acquire, modify or renew any loans, loan participations or other extensions of credit (whether directly or indirectly through the purchase of loan participations from other lenders, deal paper or otherwise) to any Borrower that (A) would be a material violation of its policies and procedures in effect as of the date hereof, (B) would not be in the ordinary course of business consistent with past practices and safe and sound banking principles or (C) would exceed $500,000 individually or in the aggregate to any new Borrower with respect to any new loan to be made or acquired, or (D) would exceed $1,000,000 individually or in the aggregate to any existing Borrower with respect to any existing loan to be modified or renewed, (except (1) pursuant to commitments made before the date of this Agreement that are listed in Section 5.2(b)(ii) of the Schedules and not covered by items A or B of this clause or (2) loans fully secured by a certificate of deposit at the Bank); provided, that in the event that the Bank desires to make or renew any such loan which would exceed the applicable $500,000 or $1,000,000 limitations set forth above, it shall so advise BancorpSouth via e-mail transmission. BancorpSouth shall notify the Bank via e-mail transmission within two (2) business days of receipt of such notice whether BancorpSouth consents to such loan or extension of credit, provided that if BancorpSouth fails to notify the Bank with such time frame, BancorpSouth shall be deemed to have consented to such loan or extension of credit. For purposes of this Section 5.2(b)(ii), “Borrower” means any Person (including any Affiliate, shareholder, member or partner of such Person) and any guarantor, surety, spouse, co-maker or co-obligor of any extension of credit to any Person;

(iii) issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock;

(iv) (A) grant any stock appreciation rights, stock appreciation units, restricted stock, stock options or other form of incentive compensation, or (B) voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options, restricted stock, or other stock-based compensation;

(v) open, close or relocate any branch office, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities;

(vi) enter into, amend or terminate any agreement of the type that would be required to be disclosed in Section 3.17 of the Schedules, or any other material agreement, or acquire or dispose of any material amount of assets or Liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

(vii) grant any severance or termination payment to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of the Company or any Subsidiary, either individually or as part of a class of similarly situated Persons;

(viii) (A) increase in any manner the compensation or fringe benefits of any of its employees, directors or consultants other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect, (B) pay any perquisite such as automobile allowance, club membership or dues or other similar benefits other than in accordance with past practice, or (C) institute any employee welfare, retirement or similar plan or arrangement;

(ix) amend any Company Employee Plan, other than as required to maintain the tax qualified status of such plan or as contemplated under this Agreement;

(x) (A) declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of the Company Stock or Preferred Stock, other than (1) the payment of dividends from the Bank to the Company or (2) as contemplated in Section 5.14 or (B) directly or indirectly, purchase, redeem or otherwise acquire any shares of Company Stock;

(xi) make any change in accounting methods, principles and practices, except as may be required by GAAP or any Governmental Body;

(xii) sell, transfer, convey, mortgage, encumber or otherwise dispose of any properties or assets (including “other real estate owned”) or interest therein, other than other real estate owned properties under contract for sale as of the date of this Agreement or as contemplated in Section 5.14 and Section 5.15;

(xiii) foreclose upon or otherwise acquire any commercial real property prior to receipt and approval by BancorpSouth of a recent Phase I environmental review thereof;

(xiv) increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with the Company’s past practices and safe and sound banking practices;

(xv) charge-off any loan or other extension of credit prior to review and approval by BancorpSouth of the amount of such charge-off;

(xvi) (A) establish any new Subsidiary or Affiliate or enter into any new line of business, or (B) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other Person;

(xvii) materially deviate from policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the allowance for loan losses and (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement, applicable law or regulation or any governmental authority;

(xviii) amend or change any provision of the Organizational Documents of the Company or any Subsidiary;

(xix) make any capital expenditure which would exceed an aggregate of $50,000;

(xx) excluding deposits and certificates of deposit, incur or modify any indebtedness for borrowed money, including Federal Home Loan Bank advances;

(xxi) prepay any indebtedness or other similar arrangements so as to cause the Company to incur any prepayment penalty thereunder;

(xxii) settle any Proceeding (A) involving payment by it of money damages in excess of $50,000 in the aggregate or (B) imposing any restriction on the operations of the Company or any Subsidiary;

(xxiii) make any changes to its investment securities portfolio from that as of December 31, 2013, or the manner in which the portfolio is classified or reported; provided, however, that the Company and the Bank may, to the extent consistent with the Company’s past practices and safe and sound banking practices, sell investment securities and purchase U.S. governmental agency securities, mortgage-backed securities and municipal securities having a maturity date no greater than one (1) year; or

(xxiv) agree to do any of the foregoing.

Section 5.3 Access to Properties and Records.

(a) To the extent permitted by applicable law, the Company shall and shall cause each of its Subsidiaries, upon reasonable notice from BancorpSouth to the Company to: (i) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of BancorpSouth full access to the properties, books and records of the Company and its Subsidiaries during normal business hours in order that BancorpSouth may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of the Company and its Subsidiaries and to conduct the environmental investigations provided in Section 5.12, and (ii) furnish BancorpSouth with such additional financial and operating data and other information as to the business and properties of the Company as BancorpSouth shall, from time to time, reasonably request.

(b) As soon as practicable after they become available, the Company will deliver or make available to BancorpSouth all unaudited monthly and quarterly financial information prepared for the internal use of management of the Company and all Consolidated Reports of Condition and Income filed by the Bank with the appropriate Governmental Body after the date of this Agreement. In the event of the termination of this Agreement, BancorpSouth will return to the Company all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to Section 7.2.

Section 5.4 Information for Regulatory Applications and SEC Filings.

(a) To the extent permitted by law and during the pendency of this Agreement, the Company will furnish BancorpSouth with all information concerning the Company or any of its Subsidiaries required for inclusion in any application, filing, statement or document to be made or filed by BancorpSouth with any Governmental Body in connection with the transactions contemplated by this Agreement and any filings with the SEC and any applicable state securities authorities. The Company will fully cooperate with BancorpSouth in the filing of any applications or other documents necessary to complete the transactions contemplated by this Agreement. The Company agrees at any time, upon the request of BancorpSouth, to furnish to BancorpSouth a written letter or statement confirming the accuracy of the information with respect to the Company or any of its Subsidiaries contained in any report or other application or statement referred to in this Agreement, and confirming that the information with respect to the Company and its Subsidiaries contained in such document or draft was furnished by the Company expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by the Company expressly for use therein.

(b) None of the information relating to the Company and its Subsidiaries that is provided by the Company for inclusion in (i) the Proxy Statement (as defined herein) to be prepared in accordance with the Company’s Organizational Documents and applicable law and mailed to the Company’s shareholders in connection with the solicitation of proxies by the board of directors of the Company for use at the Company Shareholder Meeting, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time of mailing the Proxy Statement to the Company’s shareholders, at the time of the Company Shareholder Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement (as defined herein) will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 5.5 Standstill Provision.

(a) Neither the Company, its Subsidiaries nor any of their respective directors, officers, agents or representatives shall directly or indirectly take any action to solicit, initiate, encourage or facilitate the making of any inquiries with respect to, or provide any information to, conduct any assessment of or negotiate with any other party with respect to any Acquisition Proposal (as defined herein) or which could reasonably be expected to lead to any Acquisition Proposal.

(b) Notwithstanding anything to the contrary in Section 5.5(a), if the Company has complied with Section 5.5(a) and the Company or any of its representatives receives an unsolicited bona fide Acquisition Proposal before the Company Shareholder Approval that the Company Board has (i) determined in its good faith judgment (after consultation with the Company’s financial advisors set forth in Section 3.23 of the Schedules or a nationally recognized investment firm (the “Financial Advisor”), and the Company’s outside legal counsel) that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal, (ii) determined in its good faith judgment (after consultation with the Company’s outside legal counsel) that the failure to take such action would cause, or would be reasonably expected to cause, it to violate its fiduciary duties under applicable law; and (iii) obtained from such Person an executed confidentiality agreement that is no less protective of the Company’s confidential information than the Confidentiality Agreement (as defined herein), then the Company or its representatives may furnish information to and enter into discussions and negotiations with such other Person.

(c) The Company agrees to notify BancorpSouth in writing within two (2) business days, after receipt of any unsolicited Acquisition Proposal and provide reasonable detail as to the identity of the Person making such Acquisition Proposal and the material terms of such Acquisition Proposal. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore that relate to any Acquisition Proposal. The Company will, and will cause the Bank to, take the necessary steps to inform the appropriate Persons referred to in this Section 5.5 of the obligations undertaken in this Section 5.5.

Section 5.6 Termination of Data Processing Contracts. The Company will use commercially reasonable efforts, including notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that its current data processing contracts and contracts related to the provision of any other electronic banking services will, if the Merger occurs, be terminated after the consummation of the Merger on a date to be mutually agreed upon by BancorpSouth and the Company. Such notice and actions by the Company will be in accordance with the terms of such contracts. For the avoidance of doubt, the use of “commercially reasonable efforts” by the Company as used in this Section 5.6 shall include the payment of any termination fees or liquidated damages required by the terms of the contracts referenced in this Section 5.6 upon the termination of such contracts.

Section 5.7 Conforming Accounting Adjustments. If requested by BancorpSouth, the Company shall and shall cause the Bank to, consistent with GAAP, immediately prior to Closing, make such accounting entries as BancorpSouth may reasonably request in order to conform the accounting records of the Company and the Bank to the accounting policies and practices of BancorpSouth and BancorpSouth Bank, respectively. No such adjustment shall by itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by the Company or the Bank (a) of any adverse circumstances for purposes of determining whether the conditions to BancorpSouth’s obligations under this Agreement have been satisfied or (b) that such adjustment has any bearing on the Merger Consideration. No adjustment required by BancorpSouth shall (y) require any prior filing with any Governmental Body or (z) violate any law, rule or regulation applicable to the Company or the Bank.

Section 5.8 Liability Insurance. The Company shall purchase for a period of not less than four (4) years after the Effective Time, past acts and extended reporting period insurance coverage for no less than the four-year period immediately preceding the Effective Time under its (a) current directors and officers insurance (or comparable coverage), (b) employment practices liability insurance, (c) current financial institutions bond (or comparable coverage) and (d) bankers professional liability, mortgage errors and omissions and fiduciary liability insurance for each of the directors and officers of the Company and its Subsidiaries currently covered under comparable policies held by the Company or its Subsidiaries.

Section 5.9 Allowance for Loan Losses. The Company shall use its best efforts to maintain its allowance for loan losses at a level equal to at least $14,519,000 (subject to any adjustment for any reduction in the allowance for loan losses specifically allocated to those previously identified impaired loans set forth on Section 5.9 of the Schedules) (the “Minimum Allowance Amount”); provided, however, that if the allowance for loan losses is less than the Minimum Allowance Amount on the business day immediately prior to the Closing Date, the Company shall take or cause to be taken all action necessary to increase the allowance for loan losses to an amount equal to the Minimum Allowance Amount as of the Closing Date.

Section 5.10 Third Party Consents. The Company will use commercially reasonable efforts, and BancorpSouth shall reasonably cooperate with the Company at the Company’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described in Section 3.4 of the Schedules.

Section 5.11 Attendance at Certain Company and Bank Meetings. In order to facilitate the continuing interaction of BancorpSouth with the Company and the Bank, and in order to keep BancorpSouth fully advised of all ongoing activities of the Company and the Bank, subject to the limitation in this Section 5.11, the Company and the Bank agree to allow BancorpSouth to designate two (2) representatives (who shall be officers of BancorpSouth or BancorpSouth Bank), each of whom will be allowed to attend as an invited guest and fully monitor all regular and special meetings of the board of directors and loan and discount and asset and liability management committees of the Company and the Bank. The Company and the Bank shall promptly give BancorpSouth prior notice by telephone of all special meetings. Such representatives shall be bound by BancorpSouth’s confidentiality obligations under this Agreement and shall have no right to vote and may be excluded from sessions of the board of directors or management committee during which there is being discussed (a) matters involving this Agreement, (b) information or material which the Company or the Bank is required or obligated to maintain as confidential under applicable laws or regulations or (c) pending or threatened litigation or investigations if, in the opinion of counsel to the Company or the Bank, as the case may be, the presence of such representative would adversely affect the confidential nature of or any privilege relating to any matters to be discussed. No attendance by a representative of BancorpSouth at the Company’s or the Bank’s board or committee meetings under this Section 5.11 or knowledge gained or deemed to have been gained by virtue of such attendance will affect any of the representations and warranties in this Agreement made by the Company. If the transactions contemplated by this Agreement are disapproved by any regulatory authority whose approval is required or the Agreement is otherwise terminated prior to the Effective Time, then BancorpSouth’s designees will no longer be entitled to notice of and attend such meetings.

Section 5.12 Environmental Investigation; Rights to Terminate Agreement.

(a) BancorpSouth and its consultants, agents and representatives shall have the right to the same extent that the Company or the Bank has such right (at BancorpSouth’s cost and expense), but not the obligation or responsibility, to inspect any Company or Bank property, including conducting asbestos surveys and sampling, environmental assessments and investigation, and other non-invasive or non-destructive environmental surveys and analyses (“Environmental Inspections”) at any time on or prior to thirty (30) days after the date of this Agreement. If, as a result of any such Environmental Inspection, further investigation (“secondary investigation”) including test borings, soil, water, asbestos or other sampling, is deemed desirable by BancorpSouth, BancorpSouth shall (i) notify the Company of any property for which it intends to conduct such a secondary investigation and the reasons for such secondary investigation, (ii) submit a work plan to the Company for such secondary investigation, for which BancorpSouth agrees to afford the Company the ability to comment on and BancorpSouth agrees to reasonably consider all such comments (and negotiate in good faith any such comments), and (iii) conclude such secondary investigation, on or prior to sixty (60) days after the date of receipt of the Company’s comments. BancorpSouth shall give reasonable notice to the Company of such secondary investigations, and the Company may place reasonable restrictions on the time and place at which such secondary investigations may be carried out.

(b) The Company agrees to indemnify and hold harmless BancorpSouth for any claims for damage to property, or injury or death to persons, made as a result of any Environmental Inspection or secondary investigation conducted by BancorpSouth or its agents, representatives or contractors to the extent attributable to the gross negligence or willful misconduct of the Company or its agents, representatives or contractors. BancorpSouth agrees to indemnify and hold harmless the Company for any claims for damage to property, or injury or death to persons made as a result of any Environmental Inspection or secondary investigation conducted by BancorpSouth or its agents, representatives or contractors, to the extent attributable to the gross negligence or willful misconduct of BancorpSouth or its agents, representatives or contractors in performing any Environmental Inspection or secondary investigation. If the Closing does not occur, the foregoing indemnities shall survive the termination of this Agreement. BancorpSouth shall not have any Liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, secondary investigation or other environmental survey. If this Agreement is terminated, then, except as otherwise required by law, reports to any governmental authority of the results of any Environmental Inspection, secondary investigation or other environmental survey shall be made by the Company in the exercise of its sole discretion and not by BancorpSouth. BancorpSouth shall make no such report prior to Closing unless required to do so by law, and in such case will give the Company reasonable prior notice of BancorpSouth’s intentions so as to enable the Company to review and comment on such proposed report.

(c) BancorpSouth shall have the right to terminate this Agreement within ninety (90) days after the date of this Agreement if (i) the results of such Environmental Inspection, secondary investigation or other environmental survey are disapproved by BancorpSouth because the Environmental Inspection, secondary investigation or other environmental survey identifies violations or potential violations of Environmental Laws that is reasonably likely to result in a Material Adverse Effect on the Company; (ii) any past or present events, conditions or circumstances that could reasonably be expected to require further investigation, remedial or cleanup action under Environmental Laws involving an expenditure reasonably expected by BancorpSouth to exceed $100,000 or that is reasonably likely to result in a Material Adverse Effect on the Company or the Bank; (iii) the Environmental Inspection, secondary investigation or other environmental survey identifies the presence of any underground or above ground storage tank in, on or under any Company Real Property that is not shown to be in compliance with all Environmental Laws applicable to such tank, or that potentially has had a release of petroleum or some other Hazardous Materials that has not been remediated in accordance with applicable Environmental Law; or (iv) the Environmental Inspection, secondary investigation or other environmental survey identifies the presence of any asbestos-containing material or mold in, on or under any Company Real Property, the removal or abatement of which could reasonably be expected to involved an expenditure in excess of $100,000. In the event BancorpSouth terminates this Agreement or elects not to proceed to Closing pursuant to this Section 5.12(c), if the Company reimburses BancorpSouth for the costs of preparing any Environmental Inspections, BancorpSouth promptly shall deliver to the Company copies of any environmental report, engineering report, or property condition report prepared by BancorpSouth or any third party with respect to any Company Real Property. Any results or findings of any Environmental Inspections will not be disclosed by BancorpSouth to any third party not affiliated with BancorpSouth, unless BancorpSouth is required by law to disclose such information.

(d) The Company agrees to make available upon request to BancorpSouth and its consultants, agents and representatives all documents and other materials relating to environmental conditions of any Company Real Property including the results of other environmental inspections and surveys to the extent such documents are in the actual possession of the Company. The Company also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with BancorpSouth and, at BancorpSouth’s cost and expense, shall be entitled to certify the same in favor of BancorpSouth and its consultants, agents and representatives and make all other data available to BancorpSouth and its consultants, agents and representatives.

Section 5.13 Bank Transaction. Prior to the Effective Time, the Company shall cause the Bank to cooperate with BancorpSouth and BancorpSouth Bank as necessary in conjunction with all approvals, filings, and other steps necessary to cause the consummation of the Bank Merger after the Effective Time.

Section 5.14 Subsidiary Disposition. Prior to the Effective Time, the Company shall, and shall cause its Subsidiaries to, take all steps necessary to cause (a) the divestiture of all of its ownership and financial interest in all of its Subsidiaries, other than (i) the Bank, (ii) FSBT Properties, Inc., (iii) CCC Trust, and (iv) FCUC Trust (collectively, the “Retained Subsidiaries” and all Subsidiaries of the Company other than the Retained Subsidiaries are referred to herein as the “Divested Subsidiaries”)) and (b) terminate all Affiliate Agreements. The transactions contemplated by this Section 5.14 are hereinafter referred to as the “Subsidiary Disposition”. The documents effecting the Subsidiary Disposition shall be in a form acceptable to BancorpSouth in its sole discretion and shall provide that (y) all Liabilities associated with or related to any Divested Subsidiary, including any obligation to indemnify an officer or director, shall be assumed by the transferee(s) and the transferee(s) shall, jointly and severally, indemnify, defend, release and hold harmless BancorpSouth, its Subsidiaries, successors and assigns from and against all such Liabilities and (z) the Divested Subsidiaries shall procure insurance of comparable scope and coverage as that maintained by or on behalf of the Divested Subsidiaries and such new insurance shall be exhausted first before the Divested Subsidiaries or the transferee(s) may make a claim against any insurance for which the Company or any of the Retained Subsidiaries is a co-insured. The Company shall, and shall cause its Subsidiaries to, regularly notify BancorpSouth and its representatives of the status of the Subsidiary Disposition and developments in the plans for effectuating the Subsidiary Disposition. The Company shall, and shall cause its Subsidiaries to, provide to BancorpSouth and its representatives such information as they may request to assess the status of, and plans for effectuating, the Subsidiary Disposition.

Section 5.15 Quarry Disposition. Prior to the consummation of the Subsidiary Disposition, the Company shall, and shall cause its Subsidiaries to, take all steps necessary to transfer to a Subsidiary, other than a Retained Subsidiary, the Bank’s interest in the participation agreement in respect of the foreclosed properties identified on the Bank’s general ledger for real estate owned trial balance as “505.5 ac Pierce Quarry” (known as the “Quarries”) and all Liabilities associated therewith or related thereto. The transactions contemplated by this Section 5.15 are hereinafter referred to as the “Quarry Disposition”. The documents effecting the Quarry Disposition shall be in a form acceptable to BancorpSouth in its sole discretion and shall provide that (y) all Liabilities associated with or related to the Quarries, including any obligation to indemnify an officer or director, shall be assumed by the transferee(s) and the transferee(s) shall, jointly and severally, indemnify, defend, release and hold harmless BancorpSouth, its Subsidiaries, successors and assigns from and against all such Liabilities and (z) the transferee(s) shall procure insurance in an amount (in terms of scope and coverage) that is commercially reasonable to insure against the risk inherent in the ownership of the Quarries and such new insurance shall be exhausted first before the transferee(s) may make a claim against any insurance for which the Company or any of the Retained Subsidiaries is a co-insured. The Company shall, and shall cause its Subsidiaries to, regularly notify BancorpSouth and its representatives of the status of the Quarry Disposition and developments in the plans for effectuating the Quarry Disposition. The Company shall, and shall cause its Subsidiaries to, provide to BancorpSouth and its representatives such information as they may request to assess the status of, and plans for effectuating, the Quarry Disposition.

Section 5.16 Financial Statements. The consolidated balance sheets as of future dates and the related statements of income, changes in stockholders’ equity and cash flows of the Company for the periods then ended, which may be provided by the Company to BancorpSouth subsequent to the date hereof, will be prepared from the books and records of the Company and its Subsidiaries and will fairly present, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of the Company at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that unaudited financial statements may (i) omit the footnote disclosure required by GAAP and (ii) be subject to normal year-end audit adjustments required by GAAP. The Consolidated Reports of Condition and Income filed by the Bank subsequent to the date hereof will fairly present the financial position of the Bank and the results of its operations at the dates and for the periods indicated in compliance with the rules and regulations of applicable federal and state banking authorities.

ARTICLE VI.

COVENANTS OF BANCORPSOUTH

BancorpSouth covenants and agrees with the Company as follows:

Section 6.1 Regulatory Filings; Efforts. Within thirty (30) days following the date of this Agreement, BancorpSouth will prepare and file, or will cause to be prepared and filed, all necessary applications or other documentation with the FDIC, the MDB, the TDB and any other appropriate Governmental Bodies having jurisdiction over the transactions contemplated by this Agreement, including the Bank Merger, other than the Federal Reserve Board. BancorpSouth will prepare and file all necessary applications or other documentation with the Federal Reserve Board as soon as practicable after the MDB, the TDB and the FDIC have accepted the applications with respect to the Bank Merger for filing. BancorpSouth will take all reasonable action to aid and assist in the consummation of the Merger, and will use commercially reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all Governmental Bodies having jurisdiction over the transactions contemplated by this Agreement and the Merger. BancorpSouth will provide the Company with copies of all such regulatory filings and all correspondence with Governmental Bodies in connection with the Merger for which confidential treatment has not been requested. BancorpSouth will pay, or will cause to be paid, any applicable fees and expenses incurred by it or any of its Subsidiaries in connection with the preparation and filing of such regulatory applications.

Section 6.2 Registration Statement.

(a) As soon as practicable after the execution of this Agreement, BancorpSouth will prepare and file with the SEC a Registration Statement on Form S-4 under the Securities Act (the “Registration Statement”) and any other applicable documents, including the notice, proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the “Proxy Statement”), relating to the shares of BancorpSouth Common Stock to be delivered to the shareholders of the Company pursuant to this Agreement, and will use its commercially reasonable efforts to cause the Registration Statement to become effective. The Company and its counsel shall be given the opportunity to participate in the preparation of the Registration Statement and shall have the right to approve the content of the Registration Statement with respect to information about the Company and the meeting of the Company’s shareholders. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder.

(b) None of the information relating to BancorpSouth and its Subsidiaries that is provided by BancorpSouth for inclusion in (i) the Proxy Statement, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time of mailing the Proxy Statement to the Company’s shareholders, at the time of the Company Shareholder Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 6.3 NYSE Listing. BancorpSouth shall file all documents required to be filed to have the shares of BancorpSouth Common Stock to be issued pursuant to this Agreement included for listing on the NYSE and use its commercially reasonable efforts to effect said listing.

Section 6.4 Rule 144 Compliance. For a period of not less than two (2) years after the date hereof (or such shorter period of time as may be applicable for “affiliates” of the Company to sell BancorpSouth Common Stock in accordance with Rule 145 of the Securities Act), BancorpSouth will use commercially reasonable efforts to file in a timely manner all reports with the SEC required to be filed by it pursuant to Section 13 and Section 15(d) of the Exchange Act (other than Current Reports on Form 8-K) and submit electronically and post on its corporate website, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T.

Section 6.5 Issuance of BancorpSouth Common Stock. The shares of BancorpSouth Common Stock to be issued by BancorpSouth to the shareholders of the Company pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of BancorpSouth Common Stock to be issued to the shareholders of the Company pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of BancorpSouth or any other Person. The BancorpSouth Common Stock to be issued to the shareholders of the Company pursuant to this Agreement will, when issued, not be subject to any restrictions on transfer arising under the Securities Act, except for BancorpSouth Common Stock issued to any shareholder of the Company who may be deemed to be an “affiliate” (under the Exchange Act) of BancorpSouth after completion of the Merger.

Section 6.6 Access to Properties and Records. Until Closing and to the extent permitted by applicable law, BancorpSouth shall and shall cause each of its Subsidiaries, upon reasonable notice from the Company to BancorpSouth to: (a) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of the Company reasonable access to the properties, books and records of BancorpSouth and its Subsidiaries during normal business hours in order that the Company may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of BancorpSouth and its Subsidiaries, and (b) furnish the Company with such additional financial and operating data and other information as to the business and properties of BancorpSouth as the Company shall, from time to time, reasonably request.

Section 6.7 Indemnification.

(a) For a four (4) year period after the Effective Time, and subject to the limitations contained in applicable Federal Reserve Board and FDIC regulations and to any limitations contained in the Organizational Documents of the Company or the Bank, BancorpSouth will indemnify and hold harmless each present director and officer of the Company or any of the Retained Subsidiaries, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the Effective Time, whether asserted or claimed before, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of the Company or any of the Retained Subsidiaries to the fullest extent that the Indemnified Party would be entitled under the Organizational Documents of the Company or any of the Retained Subsidiaries, as applicable, in each case as in effect on the date hereof and to the extent permitted by applicable law.

(b) Any Indemnified Party wishing to claim indemnification under this Section 6.7, upon learning of any such claim, action, suit, proceeding or investigation, is to promptly notify BancorpSouth, but the failure to so notify will not relieve BancorpSouth of any liability it may have to the Indemnified Party to the extent such failure does not prejudice BancorpSouth. In any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) BancorpSouth will have the right to assume the defense thereof and BancorpSouth will not be liable to an Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by an Indemnified Party in connection with the defense thereof, except that if BancorpSouth elects not to assume such defense or counsel for the Indemnified Party is of the opinion that there are issues which raise conflicts of interest between BancorpSouth and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to BancorpSouth, and BancorpSouth will pay the reasonable fees and expenses of such counsel for the Indemnified Party (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Party will cooperate in the defense of any such matter, (iii) BancorpSouth will not be liable for any settlement effected without its prior written consent, and (iv) BancorpSouth will have no obligation hereunder if indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

ARTICLE VII.

MUTUAL COVENANTS OF BANCORPSOUTH

AND THE COMPANY

Section 7.1 Notification; Updated Schedules. The Company shall give prompt written notice to BancorpSouth, and BancorpSouth shall give prompt written notice to the Company, of (a) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect (without regard to any materiality qualifier contained therein), including as a result of any change in a Schedule, or (b) the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; and provided further, however, that if such notification under clause (a) relates to any matter which arises for the first time after the date of this Agreement, then the other party may only terminate this Agreement if such matter would cause the condition set forth in Section 10.3, with respect to the Company, and in Section 11.3, with respect to BancorpSouth, incapable of being satisfied.

Section 7.2 Confidentiality. BancorpSouth and the Company agree that terms of the Confidentiality Agreement dated [—], 2013 between BancorpSouth and the Company (the “Confidentiality Agreement”) are incorporated into this Agreement by reference and shall continue in full force and effect and shall be binding on BancorpSouth and the Company and their respective affiliates, officers, directors, employees and representatives as if parties thereto, in accordance with the terms thereof.

Section 7.3 Publicity. Except as otherwise required by applicable law or securities exchange rules or in connection with the regulatory application process, as long as this Agreement is in effect, neither BancorpSouth nor the Company shall, nor shall they permit any of their officers, directors or representatives to, issue or cause the publication of any press release or public announcement with respect to, or otherwise make any public announcement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

Section 7.4 Employee Benefit Plans.

(a) To the extent requested by BancorpSouth, the Company or its appropriate Subsidiary shall execute and deliver such instruments and take such other actions as BancorpSouth may reasonably require in order to cause the amendment or termination of any Company Employee Plan on terms satisfactory to BancorpSouth and in accordance with applicable law and effective prior to the Closing Date, except that the winding up of any such plan may be completed following the Closing Date. BancorpSouth agrees that the employees of the Company and its Subsidiaries who continue their employment after the Closing Date (the “Company Employees”) will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of BancorpSouth and BancorpSouth Bank, in accordance with the respective terms of such plans and programs, and BancorpSouth shall take all actions reasonably necessary or appropriate to facilitate coverage of the Company Employees in such plans and programs from and after the Closing Date, subject to paragraphs (b) and (c) of this Section 7.4.

(b) Except as provided in paragraphs (c) and (d) of this Section 7.4, each Company Employee will be entitled to credit for prior service with the Company for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (including any severance programs but excluding vesting requirements under stock incentive plans) sponsored by BancorpSouth or BancorpSouth Bank to the extent permitted by such BancorpSouth plans and applicable law. To the extent permitted by such BancorpSouth plans and applicable law, any eligibility waiting period and pre-existing condition exclusion applicable to such plans and programs shall be waived with respect to each Company Employee and their eligible dependents. To the extent permitted by the applicable BancorpSouth plans and applicable law, BancorpSouth further agrees to credit each Company Employee and his eligible dependents for the year during which coverage under BancorpSouth’s group health plan begins, with any deductibles, co-pays or out-of-pocket payments already incurred by such Company Employee during such year under the Company’s group health plan. For purposes of determining Company Employee’s benefits for the calendar year in which the Merger occurs under BancorpSouth’s vacation program, any vacation taken by a Company Employee immediately preceding the Closing Date for the calendar year in which the Merger occurs will be deducted from the total BancorpSouth vacation benefit available to such Company Employee for such calendar year.

(c) After the Closing Date, BancorpSouth intends to merge the Central Community Corporation ESOP into BancorpSouth’s 401(k) Profit Sharing Plan. Each Company Employee shall be entitled to credit for past service with the Company for the purpose of satisfying any eligibility or vesting periods under BancorpSouth’s 401(k) Profit Sharing Plan to the extent permitted by such BancorpSouth plan and applicable law.

(d) Company Employees shall be treated as new hires and shall not receive credit for any past service with the Company for any purposes under any defined benefit pension plan maintained for employees of BancorpSouth and BancorpSouth Bank, including the BancorpSouth, Inc. Retirement Plan, the BancorpSouth, Inc. Restoration Plan and the BancorpSouth, Inc. Supplemental Executive Retirement Plan.

Section 7.5 Assumption of Outstanding Trust Preferred Issues. As soon as practicable following the execution of this Agreement, the Company shall notify the trustees with respect to the Trust Preferred Issues, or any successor trustee named for purposes of the Trust Preferred Issues, of the execution of this Agreement and cooperate with BancorpSouth and the trustees to facilitate BancorpSouth’s assumption of the Trust Preferred Issues. BancorpSouth shall take such action as is required to assume, on or before the Effective Time, the securities issued by CCC Trust and FCUC Trust (the “Trust Preferred Assumption”).

ARTICLE VIII.

CLOSING

Section 8.1 Closing. Subject to the other provisions of this ARTICLE VIII, a meeting (“Closing”) will take place at which the parties to this Agreement will deliver the certificates and other documents required to be delivered under ARTICLE X, ARTICLE XI and ARTICLE XII and any other documents and instruments as may be necessary or appropriate to effect the transactions contemplated by this Agreement on a mutually acceptable date (“Closing Date”) as soon as practicable, within a thirty (30) day period commencing with the later of the following dates:

(a) the receipt of shareholder approval and the last Regulatory Approval and the expiration of any statutory or regulatory waiting period which is necessary to effect the Merger and the Bank Merger; and

(b) if the transactions contemplated by this Agreement are being contested in any Proceeding and BancorpSouth or the Company, pursuant to Section 12.1, has elected to contest the same, then the date that such Proceeding has been brought to a conclusion favorable, in the judgment of each of BancorpSouth and the Company, to the consummation of the transactions contemplated herein, or such prior date as each of BancorpSouth and the Company shall elect whether or not such proceeding has been brought to a conclusion.

The Closing shall take place at the offices of Bracewell & Giuliani LLP in Houston, Texas, or at such other place to which the parties hereto may mutually agree.

Section 8.2 Effective Time. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of the approval of the shareholders of the Company and the Regulatory Approvals, the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the certificate of merger to be filed with the Secretary of State of the State of Texas and the certificate of merger or consolidation to be filed with the Secretary of State of the State of Mississippi (“Effective Time”).

ARTICLE IX.

TERMINATION

Section 9.1 Termination.

(a) Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger contemplated hereby may be abandoned by action of the board of directors of BancorpSouth or the Company at any time prior to the Effective Time if:

(i) any court of competent jurisdiction in the United States or other Governmental Body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall be final and non-appealable;

(ii) any of the transactions contemplated by this Agreement are disapproved by any Governmental Body or other Person whose approval is required to consummate any of such transactions;

(iii) the Effective Time has not occurred on or before the one hundred eightieth (180th) day following the date of this Agreement, unless one or more of the Regulatory Approvals has not been received on or before the 180th day after the date of this Agreement, in which case the Effective Time has not occurred on or before the two hundred tenth (210th) day following the date of this Agreement, or such later date as has been approved in writing by the Boards of Directors of BancorpSouth and the Company; but the right to terminate under this Section 9.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Effective Time to occur on or before such applicable date; or

(iv) the Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Company Shareholder Meeting.

(b) This Agreement may be terminated at any time prior to the Effective Time by action of the board of directors of the Company if BancorpSouth shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of BancorpSouth contained herein shall be inaccurate in any material respect. If the board of directors of the Company desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in this Section 9.1(b), the board of directors must notify BancorpSouth in writing of its intent to terminate stating the reason therefor. BancorpSouth shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy, if the breach or inaccuracy is capable of being cured.

(c) This Agreement may be terminated at any time prior to the Effective Time by action of the board of directors of BancorpSouth if (i) the Company fails to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of the Company contained herein shall be inaccurate in any material respect, (ii) any approval required to be obtained from any regulatory authority or agency is obtained subject to restrictions or conditions on the operations of the Company, the Bank, BancorpSouth or BancorpSouth Bank which, in the reasonable judgment of BancorpSouth, would adversely impact the economic or business benefits of the transactions contemplated by this Agreement or otherwise would, in the reasonable judgment of BancorpSouth, be so burdensome as to render inadvisable the consummation of the transactions contemplated by this Agreement, or (iii) any of the conditions set forth in Section 5.12(c) shall have occurred. In the event the board of directors of BancorpSouth desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in Section 9.1(c)(i), the board of directors must notify the Company in writing of its intent to terminate stating the reason therefor. The Company shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy, if the breach or inaccuracy is capable of being cured.

(d) This Agreement may be terminated at any time prior to the Effective Time upon the mutual written consent of BancorpSouth and the Company and the approval of such action by their respective boards of directors.

(e) This Agreement may be terminated at any time before the Company Shareholder Approval by the board of directors of the Company if before such time, the Company receives an unsolicited bona fide Acquisition Proposal and the board of directors of the Company determines in its good faith judgment (after consultation with the Financial Advisor and the Company’s outside legal counsel), that (i) such Acquisition Proposal (if consummated pursuant to its terms and after giving effect to the payment of the Termination Fee and BancorpSouth Expenses (each as defined herein) is a Superior Proposal and (ii) the failure to terminate this Agreement and accept such Superior Proposal would cause or would be reasonably likely to cause it to violate its fiduciary duties under applicable law; provided, however, that the Company may not terminate this Agreement under this Section 9.1(e) unless:

(i) the Company has provided prior written notice to BancorpSouth at least five (5) business days in advance (the “Notice Period”) of taking such action, which notice advises BancorpSouth that the board of directors of the Company has received a Superior Proposal, specifies the material terms and conditions of such Superior Proposal (including the identity of the Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) making the Superior Proposal); and

(ii) during the Notice Period, the Company negotiates, and causes the Financial Advisor and the Company’s outside counsel to negotiate, with BancorpSouth in good faith (to the extent BancorpSouth desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and the board of directors of the Company considers such adjustments in the terms and conditions of this Agreement resulting from such negotiations and concludes in good faith based upon consultations with the Financial Advisor and the advice of the Company’s outside legal counsel that such Superior Proposal remains a Superior Proposal even after giving effect to the adjustments in the terms and conditions of this Agreement proposed by BancorpSouth.

If during the Notice Period any revisions are made to the Superior Proposal and the board of directors of the Company in its good faith judgment determines such revisions are material, the Company shall deliver a new written notice to BancorpSouth and shall comply with the requirements of this Section 9.1(e) with respect to such new written notice, except that the new Notice Period shall be three (3) business days. Termination under this Section 9.1(e) shall not be deemed effective until payment of the Termination Fee and/or BancorpSouth Expenses as required by Section 9.3.

(f) This Agreement may be terminated at any time before the Closing by the board of directors of BancorpSouth if (i) the Company has breached the covenant contained in Section 5.5 in a manner adverse to BancorpSouth; (ii) the board of directors of the Company resolves to accept a Superior Proposal; or (iii) the board of directors of the Company Board effects a Change in Recommendation.

Section 9.2 Effect of Termination. Except as provided in Section 9.3, if this Agreement is terminated by either BancorpSouth or the Company as provided in Section 9.1, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, except that the provisions of Section 5.12, Section 7.2, Section 9.2 and Section 13.5 shall survive termination of this Agreement. Nothing contained in this Section 9.2 shall relieve any party hereto of any liability for a breach of this Agreement.

Section 9.3 Termination Fee and Expenses. To compensate BancorpSouth for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by BancorpSouth, the Company and BancorpSouth agree as follows:

(a) Provided that BancorpSouth is not in material breach of any covenant or obligation under this Agreement (which breach has not been cured within fifteen (15) days following receipt of written notice thereof by the Company specifying in reasonable detail the basis of such alleged breach), if this Agreement is terminated by:

(i) the Company under the provisions of Section 9.1(e), then the Company shall pay to BancorpSouth the sum of $8,000,000 (the “Termination Fee”) plus all expenses incurred by BancorpSouth in connection with the proposed transaction in immediately available funds, provided that the aggregate amount of all such expenses shall not exceed $750,000 (“BancorpSouth Expenses”);

(ii) BancorpSouth under the provisions of Section 9.1(f), then the Company shall pay to BancorpSouth the Termination Fee plus the BancorpSouth Expenses in immediately available funds;

(iii) either BancorpSouth or the Company under the provisions of (A) Section 9.1(a)(iii), if at the time of termination, the Registration Statement has been declared effective for at least 25 business days prior to such termination and the Company shall have failed to call, give notice of, convene and hold the Company Shareholder Meeting in accordance with Section 5.1, or (B) Section 9.1(a)(iv), if, at the time of termination, there exists an Acquisition Proposal with respect to the Company, then the Company shall pay to BancorpSouth the BancorpSouth Expenses in immediately available funds; or

(iv) either BancorpSouth or the Company under the provisions of (A) Section 9.1(a)(iii), if at such time the Company Shareholder Approval has not occurred, or (B) Section 9.1(a)(iv), if, at the time of termination, there exists an Acquisition Proposal with respect to the Company and, with respect to either clause (A) or (B), within twelve (12) months of the termination of this Agreement, the Company enters into an Acquisition Agreement with any Person with respect to any Acquisition Proposal, then the Company shall pay to BancorpSouth the Termination Fee in immediately available funds, which shall be in addition to the BancorpSouth Expenses to be paid pursuant to Section 9.3(a)(iii).

(b) The payment of the Termination Fee and/or BancorpSouth Expenses shall be BancorpSouth’s sole and exclusive remedy with respect to termination of this Agreement as set forth in this Section 9.3. For the avoidance of doubt, in no event shall the Termination Fee described in this Section 9.3 be payable on more than one occasion.

(c) Any payment required by Section 9.3 shall become payable within two (2) business days after receipt by the non-terminating party of written notice of termination of this Agreement; provided, however, that if the payment of the Termination Fee is required pursuant to Section 9.3(a)(iv), then such payment shall become payable on or before the date of execution by the Company of an Acquisition Agreement.

(d) For purposes of this Agreement, an “Acquisition Agreement” means any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or any similar agreement related to any Acquisition Proposal.

(e) For purposes of this Agreement, “Acquisition Proposal” means any proposal (whether communicated to the Company or publicly announced to the Company’s shareholders) by any Person (other than BancorpSouth or any of its Affiliates) for an Acquisition Transaction involving the Company, any Subsidiary or any future Subsidiary of the Company, or any combination of such Subsidiaries, the assets of which constitute, or would constitute, 20% or more of the consolidated assets of the Company as reflected on the Company’s most recent consolidated statement of condition prepared in accordance with GAAP.

(f) For purposes of this Agreement, “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from the Company by any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act), other than

BancorpSouth or any of its Affiliates, of 20% or more in interest of the total outstanding voting securities of the Company or the Bank, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than BancorpSouth or any of its Affiliates) beneficially owning 20% or more in interest of the total outstanding voting securities of the Company or the Bank, or any merger, consolidation, business combination or similar transaction involving the Company or the Bank pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license, acquisition or disposition of 20% or more of the assets of the Company or the Bank; or (iii) any liquidation or dissolution of the Company or the Bank.

(g) For purposes of this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal which the board of directors of the Company reasonably determines, in its good faith judgment based on, among other things, the advice of the Company’s outside counsel and the Financial Advisor, (i) to be more favorable from a financial point of view to the Company’s shareholders than the Merger taking into account all terms and conditions of the proposal and (ii) reasonably capable of being consummated on the terms proposed, taking into account all legal, financial, regulatory (including the advice of the Company’s outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” and “80%” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “50%.”

ARTICLE X.

CONDITIONS TO OBLIGATIONS OF BANCORPSOUTH

The obligation of BancorpSouth under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date of the following conditions, which may be waived by BancorpSouth in its sole discretion, to the extent permitted by applicable law:

Section 10.1 Compliance with Representations and Warranties. The representations and warranties made by the Company in this Agreement (a) must have been true and correct as of the date of this Agreement and (b) shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are by their express provisions made as of a specified date) as though made on and as of the Closing Date; provided that for purposes of determining the accuracy of such representations and warranties with respect to clause (b) all materiality qualifiers contained therein shall be disregarded. BancorpSouth shall have received a certificate, executed by an appropriate representative of the Company and dated as of the Closing Date, to the foregoing effect.

Section 10.2 Performance of Obligations. The Company shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. BancorpSouth shall have received a certificate, executed by an appropriate representative of the Company and dated as of the Closing Date, to the foregoing effect.

Section 10.3 Absence of Material Adverse Change. No Material Adverse Effect on the Company or the Bank shall have occurred.

Section 10.4 Certain Agreements.

(a) Each of the Employment Agreements shall remain in full force and effect.

(b) Each of the Director Support Agreements shall remain in full force and effect.

(c) Each Director/Officer Release shall remain in full force and effect.

Section 10.5 Dissenters’ Rights. Holders of shares representing no more than five percent (5%) of the issued and outstanding Company Stock shall have demanded or shall be entitled to receive payment of the fair value of their shares as dissenting shareholders.

Section 10.6 Consents and Approvals. The Required Consents shall have been obtained, and BancorpSouth shall have received evidence thereof in form and substance satisfactory to BancorpSouth.

Section 10.7 Allowance for Loan Losses. As of the Closing Date, the Company’s allowance for loan losses shall be equal to at least the Minimum Allowance Amount.

Section 10.8 Outstanding Litigation. The Company will accrue for any costs and expenses, including legal fees and expenses and settlement costs, related to the outstanding Proceedings set forth in Section 3.5 of the Schedules, as such schedule may be updated, as specified in such schedule, or if no such amount is specified, as reasonably determined by BancorpSouth. No accrual will be required for any Proceeding that is settled or dismissed in any final, binding and non-appealable Proceeding after payment of all related fees, costs and expenses owed by the Company or any Subsidiary.

Section 10.9 Termination of Company Employee Plans. The Company shall have amended or terminated any Company Employee Plans as requested by BancorpSouth in accordance with Section 7.4.

Section 10.10 Subsidiary Disposition. The Subsidiary Disposition shall have occurred in a manner acceptable to BancorpSouth in its sole discretion.

Section 10.11 Quarry Disposition. The Quarry Disposition shall have occurred in a manner acceptable to BancorpSouth in its sole discretion.

Section 10.12 Other Documents. The Company shall have delivered to BancorpSouth all other instruments and documents which BancorpSouth or its counsel may reasonably request to effectuate the transactions contemplated hereby.

ARTICLE XI.

CONDITIONS TO OBLIGATIONS OF THE COMPANY

The obligation of the Company under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by the Company in its sole discretion, to the extent permitted by applicable law:

Section 11.1 Compliance with Representations and Warranties. The representations and warranties made by BancorpSouth in this Agreement (a) must have been true and correct as of the date of this Agreement and (b) shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are by their express provisions made as of a specified date) as though made on and as of the Closing Date; provided that for purposes of determining the accuracy of such representations and warranties with respect to clause (b) all materiality qualifiers contained therein shall be disregarded. The Company shall have received a certificate, executed by an appropriate representative of BancorpSouth and dated as of the Closing Date, to the foregoing effect.

Section 11.2 Performance of Obligations. BancorpSouth shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. The Company shall have received a certificate, executed by an appropriate representative of BancorpSouth and dated as of the Closing Date, to the foregoing effect.

Section 11.3 Absence of Material Adverse Change. No Material Adverse Effect on BancorpSouth or BancorpSouth Bank shall have occurred.

ARTICLE XII.

CONDITIONS TO RESPECTIVE OBLIGATIONS OF BANCORPSOUTH AND THE COMPANY

The respective obligations of BancorpSouth and the Company under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions which may be waived by BancorpSouth and the Company, respectively, in their sole discretion, to the extent permitted by applicable law:

Section 12.1 Government Approvals. BancorpSouth shall (a) have received the Regulatory Approvals, which approvals shall not impose any restrictions on the operations of BancorpSouth or the Continuing Corporation which, in the reasonable judgment of BancorpSouth, would adversely impact the economic or business benefits of the transactions contemplated by this Agreement or otherwise would, in the reasonable judgment of BancorpSouth, be so burdensome as to render inadvisable the consummation of the transactions contemplated by this Agreement, and (b) any statutory or regulatory waiting period necessary to effect the Merger and the transactions contemplated hereby, including the Bank Merger, shall have expired. Such approvals and the transactions contemplated hereby shall not have been contested by any Governmental Body or any third party (except shareholders asserting dissenters’ rights) by formal proceeding. It is understood that, if any such contest is brought by formal proceeding, BancorpSouth or the Company may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Merger and the transactions contemplated hereby over such objection.

Section 12.2 Shareholder Approval. The shareholders of the Company shall have approved this Agreement and the transactions contemplated hereby by the requisite vote.

Section 12.3 Tax Opinion. The Company shall have received an opinion of Fenimore, Kay, Harrison & Ford, LLP, and BancorpSouth shall have received an opinion of Bracewell & Giuliani LLP, in each case dated the Closing Date, to the effect that, based on the terms of this Agreement and on the basis of certain facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization under Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of the Company, BancorpSouth and others.

Section 12.4 Registration of BancorpSouth Common Stock. The Registration Statement covering the shares of BancorpSouth Common Stock to be issued in the Merger shall have become effective under the Securities Act and no stop orders suspending such effectiveness shall be in effect, and no Proceeding by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state’s securities laws relating to the issuance or trading of the BancorpSouth Common Stock to be issued in the Merger shall have been received.

Section 12.5 Listing of BancorpSouth Common Stock. The shares of BancorpSouth Common Stock to be delivered to the shareholders of the Company pursuant to this Agreement shall have been authorized for listing on the NYSE.

Section 12.6 Trust Preferred Assumption. The Trust Preferred Assumption shall occurred prior to or contemporaneously with the Effective Time.

ARTICLE XIII.

MISCELLANEOUS

Section 13.1 Certain Definitions. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

(a) “Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified, unless a different definition has been included in this Agreement for purposes of a particular provision hereof. For purposes of this definition, “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting equity interest, by contract or otherwise.

(b) “business day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Tupelo, Mississippi.

(c) “Governmental Body” means any supranational, national, federal, state, local, municipal, foreign or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

(d) “knowledge” and phrases of similar import means, as to the Company, the actual knowledge of any executive officer of the Bank designated by the Bank as an “executive officer” pursuant to Regulation O, 12 C.F.R. § 215.1, et seq., after reasonable inquiry and, as to BancorpSouth, the actual knowledge of the members of BancorpSouth’s management committee after reasonable inquiry.

(e) “Liability” means any liability, debt, obligation, loss, damage, claim, cost or expense (including court costs and reasonable attorneys’, accountants’ and other experts’ fees and expenses associated with investigating, preparing for and participating in any litigation or proceeding, including all appeals), interest, penalties, amounts paid in settlement, Taxes, fines, judgments or assessments, in each case, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.

(f) “Material Adverse Effect” with respect to any Person means any effect, change, development or occurrence that individually, or in the aggregate together with all other effects, changes, developments or occurrences, (i) is material and adverse to the financial condition, assets, properties, deposits, results of operations, earnings, business or cash flows of that Person, taken as a whole; provided that a Material Adverse Effect shall not be deemed to include any effect on the referenced Person which is caused by (A) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries; (B) changes in GAAP or regulatory accounting principles that are generally applicable to the banking or savings industries; (C) changes in global, national or regional political conditions or general economic or market conditions in the United States or the State of Texas, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the financial services industry; (D) general changes in the credit markets or general downgrades in the credit markets; (E) actions or omissions of a party required by this Agreement or taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby; or (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; except to the extent that the effects of such changes in the foregoing (A) through (F) disproportionately affect such Person and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Person and its Subsidiaries operate; or (ii) prevents or materially impairs any party from consummating the Merger, or any of the transactions contemplated by this Agreement, including the Bank Merger to which such Person is a party.

(g) “Organizational Documents” means (a) with respect to a corporation, the articles or certificate of incorporation and bylaws of such entity, (b) with respect to a limited partnership, the certificate of limited partnership (or equivalent document) and partnership agreement or similar operational agreement, (c) with respect to a limited liability company, the articles of organization (or equivalent document) and regulations, limited liability company agreement, or similar operational document and (d) with respect to any foreign entity, equivalent constituent and governance documents.

(h) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental body or any department, agency or political subdivision thereof.

(i) “Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding, hearing, audit, investigation or dispute (whether civil, criminal, administrative, investigative, at law or in equity) commenced, brought, conducted, pending or heard by or before, or otherwise involving, any Governmental Body or any arbitrator.

(j) “Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person (other than a natural person), whether incorporated or unincorporated, in which such Person, directly or indirectly through one or more Subsidiaries (i) has 50% or more equity interest or (ii) owns at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

(k) “Tax” or “Taxes” means all (i) United States federal, state or local or non-United States taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, margin, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, employment, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any Liability for the payment of any amount of a type described in clause (i) arising by operation of law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise; and (iii) any Liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the Liability of any other Person.

Section 13.2 Other Definitional Provisions.

(a) All references in this Agreement to Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.

(b) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is exclusive, and the word “including” (in its various forms) means including without limitation.

(c) All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

(d) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(e) References herein to any law shall be deemed to refer to such law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder.

(f) References herein to any contract, agreement, commitment, arrangement or similar terms mean the foregoing as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any contract, agreement, commitment, arrangement or similar matter listed on any schedule hereto, all such amendments, supplements, modifications must also be listed on such schedule.

(g) If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a business day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding business day.

(h) Each representation, warranty, covenant and agreement contained in this Agreement will have independent significance, and the fact that any conduct or state of facts may be within the scope of two or more provisions in this Agreement, whether relating to the same or different subject matters and regardless of the relative levels of specificity, shall not be considered in construing or interpreting this Agreement.

(i) References herein to documents being “made available” to BancorpSouth mean that such documents, prior to the date of this Agreement, have been uploaded to the Company’s virtual data room maintained by the Company’s financial advisor and to which representatives of BancorpSouth have access.

Section 13.3 Investigation; Survival of Agreements. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. Except for those covenants and agreements expressly to be carried out after the Effective Time, the agreements, representations, warranties and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Effective Time.

Section 13.4 Amendments. This Agreement may be amended by the parties hereto, by action taken by or on behalf of their respective Boards of Directors, at any time before or after approval of the Merger by the shareholders of the Company; provided, however, that after such approval no such amendment shall reduce the value of or change the form of the consideration to be delivered to each of the Company’s shareholders as contemplated by this Agreement, unless such amendment is subject to the obtaining of the approval of the amendment by the shareholders of the Company and such approval is obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement.

Section 13.5 Expenses. Whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Similarly, each party agrees to indemnify the other party against any cost, expense or Liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification.

Section 13.6 Notices. Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person, mailed by first class mail, postage prepaid or sent by email, facsimile, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

If to BancorpSouth:

BancorpSouth, Inc.

One Mississippi Plaza

201 South Spring Street

Tupelo, Mississippi 38804

Attention: Dan Rollins

Fax: 662.680.2006

With a copy to:

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002-2781

Attention: Jason M. Jean

Fax: 713.437.5338

and

Riley Caldwell Cork & Alvis

P. O. Box 1836

207 Court Street

Tupelo, MS 38802

Attention: Pat Caldwell

Fax: 662.842.9032

If to the Company:

Central Community Corporation

P.O. Box 6136

Temple, Texas 76503

Attention: Donald R. Grobowsky

Fax: 254.773.1661

Physical Address:

5550 SW H.K. Dodgen Loop

Temple, Texas 76504

With a copy to:

J. David Stanford

P.O. Box 1145

80 South Main Street

Salado, Texas 76571

Fax: 254.947.5030

and

Fenimore, Kay, Harrison & Ford, LLP

812 San Antonio Street, Suite 600

Austin, Texas 78701

Attention: Chet A. Fenimore

Fax: 512.583.5940

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent and all notices sent by facsimile shall be deemed delivered upon confirmation of receipt. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided. Notices permitted to be sent via e-mail shall be deemed delivered only if sent to such persons at such e-mail addresses as may be set forth in writing (and confirmation of receipt is received by the sending party).

Section 13.7 Controlling Law; Jurisdiction. This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement and/or the interpretation and enforcement of the rights and duties of the parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive laws of the State of Mississippi applicable to agreements entered into and to be performed solely within such state without giving effect to the principles of conflict of laws thereof.

Section 13.8 Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 13.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

Section 13.10 Entire Agreement. Except for the Confidentiality Agreement, this Agreement and the exhibits and attachments hereto represent the entire agreement between the parties respecting the transactions contemplated hereby, and all understandings and agreements heretofore made between the parties hereto are merged in this Agreement, including the exhibits and schedules delivered pursuant hereto, which (together with any agreements executed by the parties hereto contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger. Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations, warranties and promises of the other parties hereto that are contained herein or in the other agreements executed by the parties contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement, and has not relied on the oral statements of any other party or its representatives.

Section 13.11 Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

Section 13.12 Assignment; Binding on Successors. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, executors, trustees, administrators, guardians, successors and permitted assigns, but shall not be assigned by any party without the prior written consent of the other parties.

Section 13.13 No Third Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to confer upon any persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or Liabilities under or by reason of this Agreement.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

BANCORPSOUTH, INC.

By:	/s/ James D. Rollins III
	Name:	James D. Rollins III
	Title:	Chief Executive Officer

CENTRAL COMMUNITY CORPORATION

By:	/s/ Donald R. Grobowsky
	Name:	Donald R. Grobowsky
	Title:	Chairman of the Board and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

ANNEX B

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this subsection, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for

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appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a

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newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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ANNEX C

January 17, 2014

Mr. Donald R. Grobowsky

Chairman, President & CEO

Central Community Corporation

5550 SW H K Dodgen Loop

Temple, TX 76504

Dear Mr. Grobowsky:

Commerce Street Capital, LLC (“CSC”) has been engaged by the Board of Directors of Central Community Corporation, Temple, Texas (“Central Community Corporation”, “CCC” or the “Company”), a Texas bank holding company to issue an opinion as to the fairness, from a financial point of view, to the shareholders of the Company with regards to a proposed Agreement and Plan of Reorganization dated January 2014 (the “Agreement”).

The Agreement is by and between BancorpSouth, Inc., a publically held company headquartered in the state of

Mississippi and Central Community Corporation of Temple, TX.

Under the terms and subject to the conditions of the Agreement, BXS will acquire Central Community Corporation in an acquisition including First State Bank Central Texas, FSBT Properties Inc., Central Community Capital Trust

1, and First Central Union Capital Trust 1, less a $15,000,000 OREO in the form of a quarry. The items being bought are called CCC Lite. The excluded items from the CCC transaction will be spun out as “Newco.” Central Community Corporation will merge with and into BXS with BXS continuing as the surviving entity, pursuant to which holders of the Central Community Corporation Stock will be entitled to receive cash and shares of common stock of BXS (“BXS Stock”). BXS common stock shares are publicly traded on the NYSE under the ticker “BXS.”

CSC reviewed the financial terms of the proposed transaction. Under the terms of the Agreement, all of Central Community Corp’s 35,054 shares will be exchanged for $28,500,000 in cash and 7,250,000 shares of BXS stock for an aggregate consideration of $205,690,000 less the estimated $3,115,137 equity threshold shortfall for a concluded total consideration of $202,574,863, or $5,778.94 per share.

CSC’s Opinion is based on information furnished by the management of Central Community Corporation or obtained by CSC from published sources CSC considers relevant and reliable. CSC relied upon and assumed the accuracy and completeness of all information submitted to it or that was publicly available and has made no independent verification of this information. CSC has not conducted any valuation or appraisal of any individual assets or liabilities, nor have any such valuations or appraisals been provided to CSC. CSC relied as to all legal matters relevant to rendering our Opinion upon the advice of counsel. The management of Central Community Corporation has informed CSC that they know of no additional information that would have a material effect upon CSC’s Opinion.

In arriving at the Opinion, CSC has followed generally accepted industry practices for the valuation of commercial banks and their holding companies and has used such valuation methodologies as CSC has deemed necessary or appropriate for the purposes of this Opinion. In giving the Opinion, CSC has given consideration to all available financial data and other relevant factors affecting the value of Central Community Corporation including, but not limited to, the following: (i) certain historical financial and operating data of Central Community Corporation for the period ended December 31, 2009 through December 31, 2013, (ii) the Regulatory Call Reports of Central Community Corporation as of December 31, 2013 and December 31, 2012, (iii) the Regulatory Call Reports of BXS

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as of December 31, 2013 and December 31, 2012, (iv) the December 31, 2013 Uniform Bank Performance Report (the “UBPR”) for Central Community Corporation, (v) publicly available terms of certain transactions involving organizations comparable to the Bank and BXS and the consideration received for such organizations, (vi) certain publicly available information concerning the business of CCC and BXS, and of certain other companies engaged in businesses comparable to CCC and BXS, and the reported prices for certain other companies’ securities deemed comparable, (vii) the results of an analysis of the Bank’s normalized earnings (vii) other such factors as we have deemed appropriate.

Neither, Commerce Street Capital, LLC, nor the individuals involved in this Valuation have any present or contemplated future ownership interest in the Company. CSC is acting as financial advisor to the Company in connection with the proposed Merger and will receive fees for our services, a substantial portion of which is contingent upon the closing of the Merger. We have no responsibility or obligation to update this report for events or circumstances occurring subsequent to the date of this report.

Based on the foregoing and in consideration of all relevant factors, it is our Opinion, as of the date of this letter, that the proposed transaction pursuant to the Agreement is fair, from a financial point of view, to the shareholders of the Company. Our Opinion is necessarily based upon the business, market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter, and does not address the Company’s underlying business decision to enter into the merger.

CSC appreciates the opportunity to be of service to you in this matter.

Very truly yours,

Commerce Street Capital, LLC

By:

Dory Wiley CPA CFA CVA RIA President & CEO

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